UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Hanover Direct, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee: (Check the appropriate box):

☐ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Hanover Direct, Inc. (“Common Stock”).

2)	Aggregate number of securities to which transaction applies: 7,061,614
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.25
4)	Proposed maximum aggregate value of transaction: $1,765,403.59
5)	Total fee paid: $188.90

☒ Fee paid previously with written preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

SUBJECT TO COMPLETION

Preliminary Proxy Materials, dated [ * ], 2007

March	, 2007

Dear Hanover Stockholder:

You are cordially invited to attend an Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (also referred to as “Hanover” or “we”), which will be held at 10:30 a.m. on April 12, 2007 at Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086.

At the annual meeting, in addition to asking you to elect four members to the board of directors, we will ask you to adopt the Agreement and Plan of Merger, dated as of November 27, 2006, (we refer to this agreement as it may be amended from time to time as the “merger agreement”), by and among Hanover, Chelsey Direct, LLC, a Delaware limited liability company (also referred to as “Chelsey”) and Chelsey Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Chelsey (also referred to as “MergerCo”)(the merger and other related transactions provided for in the merger agreement are referred to as the “merger”). If the merger is completed, each of your shares of Hanover common stock other than shares held by Hanover, Chelsey and certain of Chelsey’s affiliates (also referred to as “Chelsey”) and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law (also referred to as “Dissenting Shareholders”), will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes.

This proxy statement is furnished in connection with the solicitation by the board of directors of Hanover of proxies to be used at the Annual Meeting of Stockholders of the Company.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated in the merger agreement, including the merger, and has determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, Chelsey and any Dissenting Stockholders.

The board of directors recommends that you vote “FOR” the adoption of the merger agreement and the merger provided for therein. The board of directors also unanimously recommends that you vote “FOR” each nominee to the board of directors. Approval of each nominee to the board of directors or any other proposal properly brought before the annual meeting is not a condition to the merger.

Only holders of record of shares of Hanover common stock and Hanover’s Series C Participating Preferred Stock (“Preferred Stock”) at the close of business on February 23, 2007 will be entitled to vote at the annual meeting. The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of the Hanover’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required to adopt the merger agreement. The merger agreement provides that, subject to a change in the recommendation of our board of directors with respect to the merger, Chelsey has agreed to, and to cause certain of its affiliates to, vote in favor of the adoption of the merger agreement. As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants; and all of the 564,819 shares of Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting. The merger agreement is described in the accompanying proxy statement, and a copy of the merger agreement is attached as Appendix A.

Directors are elected by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors; therefore, the four nominees receiving the highest number of votes will be elected. As Chelsey has indicated that it will vote for these directors, their election is expected to be adopted by the required vote of our stockholders.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy or you may vote via the Internet or by telephone. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the annual meeting will have the same effect as a vote against the adoption of the merger agreement, but will have no effect on the election of the board of directors.

This proxy statement explains the proposed merger, the merger agreement and the transactions contemplated by the merger agreement and provides specific information concerning the annual meeting. Please read the entire proxy statement, including the annexes, carefully.

Sincerely,

DANIEL J. BARSKY

Senior Vice President,

General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated March	, 2007, and is first being mailed to Hanover stockholders on or about March 12, 2007.

PRELIMINARY COPY – SUBJECT TO COMPLETION

HANOVER DIRECT, INC.

1500 HARBOR BOULEVARD

WEEHAWKEN, NJ 07086

NOTICE OF ANNUAL MEETING

To the Hanover Direct, Inc. Stockholders:

HANOVER DIRECT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 12, 2007

To Holders of Common Stock of

Hanover Direct, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (also referred to as “Hanover” or “we”), will be held at 10:30 a.m. on April 12, 2007 at Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086. At the meeting, the following matters will be considered:

1.

To consider and vote upon the proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 27, 2006, by and among Hanover, Chelsey Direct, LLC, a Delaware limited liability company (also referred to as “Chelsey”) and Chelsey Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Chelsey (also referred to as “MergerCo”), as such agreement may be amended from time to time, and the merger provided for therein, under which MergerCo will merge with and into Hanover, with Hanover as the surviving corporation.

2.	To elect four directors to the Hanover board of directors.
3.	To consider and take action upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the merger. Our board of directors also unanimously recommends that you vote “FOR” each nominee to the board of directors. Approval of each nominee to the board of directors or any other proposal properly brought before the annual meeting is not a condition to the merger.

As explained more fully in the attached Proxy Statement, while our board of directors has unanimously approved and declared advisable the merger agreement, the merger provided for therein and the transactions contemplated thereby, and recommends that you vote for the adoption of the merger agreement, all of the members of our board of directors have an actual or potential conflict of interest in recommending approval of the merger agreement; three are affiliated with Chelsey and the other is Hanover’s Chief Executive Officer. We urge you to read fully and carefully and consider the attached Proxy Statement including its annexes regarding pertinent information about the details of the matters to be considered in the annual meeting and our directors’ interests.

Under applicable Delaware law, if you do not vote in favor of the approval and adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed and provided you comply with the provisions of Section 262 of the Delaware General Corporation Law. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to approve and adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. See “The Merger-Appraisal Rights” and Appendix B of the enclosed proxy statement, which contains the relevant provisions of Delaware law. In addition to the appendices to this proxy statement, we are also providing you with a copy of our most recent annual report on Form 10-K for the fiscal year ended December 30, 2006. These materials are specifically incorporated by reference in this proxy statement and are included to aid you in your consideration of the merger.

Only Hanover stockholders who held shares of record as of the close of business on February 23, 2007 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the annual meeting by mail with the enclosed proxy card, in accordance with the instructions on the proxy card or you may vote via the Internet or by telephone or you can also vote your shares by attending the meeting and voting in person.

You can revoke your proxy at any time before it is voted at the annual meeting by delivery of a properly completed and executed, later-dated proxy card or by voting in person by ballot at the annual meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

By Order of the Board,

DANIEL J. BARSKY

Senior Vice President,

General Counsel and Secretary

March	, 2007

TABLE OF CONTENTS

Page No.

SUMMARY TERM SHEET	8
The Companies	8
The Annual Meeting	8
The Merger	8
Going-Private Transaction	8
Position and Recommendation of Board of Directors and Position of Chelsey	9
Valuation Analysis of Goldsmith, Agio, Helms & Lynner	9
Financing; Source of Funds	9
Interests of Certain Persons of the Merger	9
Conditions to the Merger	10
No Prohibitions on Solicitation	10
Termination of the Merger Agreement	10
No Termination Fee	10
Reasons for the Merger	10
Appraisal Rights	11
Material Federal Income Tax Consequences	11
Stockholder Lawsuits Challenging the Merger	11
Regulatory Matters	12
The Annual Meeting	12
Questions about the Merger	13
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER	14
SPECIAL FACTORS	16
Background of the Merger	16
Recommendations of the Board of Directors; Reasons for the Merger	22
Valuation Analysis of Goldsmith, Agio, Helms & Lynner	26
Discussion of Materials Prepared by Houlihan Lokey	32
Chelsey’s Purpose; Reasons For and Structure of the Merger	40
Position of Chelsey as to Fairness of the Merger	40
Interests of Certain Persons in the Merger	42
Certain Effects of the Merger	43
Purposes and Plans for Hanover After the Merger	45
Material United States Federal Income Tax Consequences	46
Accounting Treatment	47
Public Offers and Repurchases of Common Stock	47
Financing; Source of Funds	47
Fees and Expenses	47
Provisions for Unaffiliated Stockholders	47
Regulatory Requirements	47
Certain Legal Proceedings Regarding the Merger	48
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	49
PARTIES INVOLVED IN THE PROPOSED MERGER	50
INFORMATION CONCERNING THE ANNUAL MEETING	51
Date, Time, and Place	51
Purpose of the Annual Meeting	51
Record Date and Quorum Requirement	51
Solicitation, Revocation and Use of Proxies	51
Voting Procedures	51
Vote Required	52
Voting on Other Matters	52
Additional Voting Information	52
Appraisal Rights	53
PROPOSAL 1 - THE MERGER AGREEMENT	54
The Merger	54
Time of Closing	54
Exchange and Payment Procedures	54
Transfers of Shares	54
Treatment of Chelsey Group Equity	54
Treatment of Stock Options	54
Representations and Warranties	55

Covenants	55
Conditions	55
Termination of the Merger Agreement	56
Termination Fees	56
Expenses	57
Amendments; Waivers	57
APPRAISAL RIGHTS	58
PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	61

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data	62
Hanover Direct, Inc. and Subsidiaries Consolidated Balance Sheets	63
Hanover Direct, Inc. and Subsidiaries Consolidated Statements of Income (Loss)	62
Hanover Direct, Inc. and Subsidiaries Consolidated Statements of Cash Flows	65
PRO FORMA FINANCIAL INFORMATION	66
FINANCIAL PROJECTIONS	67
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	71
TRANSACTIONS IN HANOVER COMMON STOCK	72
RELATED PARTY TRANSACTIONS	72
PROPOSAL 2 - ELECTION OF DIRECTORS	73
CORPORATE GOVERNANCE AND BOARD COMMITTEES	73
EXECUTIVE COMPENSATION	78
Compensation Discussion and Analysis	78
Summary Compensation Table	80
Grants of Plan-Based Awards	81
Outstanding Equity Awards at Fiscal Year-End	81
Options Exercised and Stock Vested	81
Pension Benefits	81
Non-Qualified Deferred Compensation	81
Potential Payments Upon Termination or Change-in-Control.	81
Compensation of Director	82
Compensation Committee Interlocks and Insider Participation	82
Compensation Committee Report	82
Executive Officers	83
INFORMATION REGARDING THE CHELSEY GROUP	83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT	83
INDEPENDENT ACCOUNTANTS	85
PERFORMANCE GRAPH	87
FUTURE SHAREHOLDER PROPOSALS	88
OTHER MATTERS	88
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	88
WHERE YOU CAN FIND MORE INFORMATION	88
DOCUMENTS INCORPORATED BY REFERENCE	88

Appendix A: The Merger Agreement

Appendix B: Section 262 of the General Corporation Law of the State of Delaware

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Annual Meeting and the Merger” on the page following this summary term sheet, highlight important selected information from this Proxy Statement relating to the annual meeting of Hanover and also relating to a proposed going private transaction that will be accomplished by Chelsey Acquisition, Inc. merging with and into Hanover, with Hanover as the surviving corporation. After the merger, Hanover will be wholly owned by Chelsey Direct, LLC, its current majority stockholder. This summary term sheet and this question and answer section may not contain all the information that is important to you. To more fully understand the proposed merger and for a more complete description of the legal terms of the proposed merger, you should read carefully this entire Proxy Statement and all of its annexes and appendices. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.

THE COMPANIES (PAGE 50)

Hanover Direct, Inc., which, collectively with its subsidiaries, we refer to as the Company, Hanover, we or us in this Proxy Statement, is a direct marketer of quality, branded merchandise through a portfolio of catalogs and websites. We also manufacture comforters and pillows that we sell in several of our catalogs and our retail outlet stores and manufacture Scandia Down branded comforters, pillows and featherbeds that we sell through specialty retailers and on the www.scandia.com website. Hanover is a publicly-held company though its common stock is not listed on a securities exchange. Current trading information about our common stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.” Our principal executive offices are located at 1500 Harbor Boulevard, Weehawken, NJ 07086 and our telephone number is (201) 863-7300. There are 22,426,296 shares of Hanover common stock issued and outstanding as of the most recent practicable date.

Chelsey Direct, LLC, which we refer to in this Proxy Statement as Chelsey, is a Delaware limited liability company and is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC (we refer to Chelsey Direct, LLC and its affiliates which include Chelsey Finance, LLC, Chelsey Acquisition, Inc., William Wachtel and Stuart Feldman collectively as the Chelsey Group in this Proxy Statement), the Chelsey Group owns a majority of the common stock and all of the outstanding Series C Participating Preferred Stock, par value $0.01 per share (which we refer to as Preferred Stock in this Proxy Statement). Mr. Wachtel, the Hanover Chairman of the Board, has voting control over Chelsey and Stuart Feldman is the indirect beneficial owner of Chelsey. Chelsey’s principal office is located at 110 East 59th Street, New York, 10019 and its telephone number is (212) 909-9500.

Chelsey Acquisition, Inc., which we refer to in this Proxy Statement as MergerCo, is a Delaware corporation wholly owned by Chelsey and was formed solely for the purpose of effectuating the merger.

INFORMATION REGARDING THE ANNUAL MEETING; PURPOSE OF THE MEETING (PAGES 51 THROUGH 53)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use in the annual meeting. At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and merger provided for therein, which provides that MergerCo will merge into Hanover and Hanover will continue as the surviving corporation and as a wholly owned subsidiary of Chelsey, and each share of Hanover common stock you own at the effective time of the merger, other than shares held by Hanover and Chelsey and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, which we refer to in this Proxy Statement as Dissenting Stockholders, will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes. In addition, you will be asked to elect four members to our board of directors. You will also be asked to consider and take action upon any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

THE MERGER; GOING-PRIVATE TRANSACTION (PAGES 54 THROUGH 57)

If the merger is completed:

•

Each share of Hanover common stock, other than shares held by Hanover, Chelsey or Dissenting Stockholders, will be converted into the right to receive the $0.25 per share Merger Consideration; alternatively if you comply with certain steps which are described in below under “Information Concerning the Annual Meeting – Appraisal Rights”; you will have appraisal rights under the Delaware General Corporation Law (we refer to shareholders who properly elect and perfect their Delaware appraisal rights as Dissenting Stockholders);

•	Hanover will no longer be a public company, price quotations on the Pink Sheets will no longer be available, our common stock will deregistered and we will no longer file periodic SEC reports;
•	The common stock, Preferred Stock and the common stock warrant held by Chelsey will be cancelled;
•	Each share of MergerCo common stock will be converted into one share of the common stock of the surviving corporation, Hanover; as a result Hanover will be solely owned by Chelsey; and
•	You will no longer have an interest in or be a stockholder of Hanover and, therefore, you will not be able to participate in the surviving company’s future earnings and growth, if any.

POSITION AND RECOMMENDATION OF BOARD OF DIRECTORS AND POSITION OF CHELSEY (PAGES 22 THROUGH 42)

The board of directors of Hanover relied upon and adopted the valuation analysis and conclusions of Agio (described below). The board concluded that our common stock had no value and for this reason and several other factors described below in “Recommendations of the Board Of Directors; Reasons For The Merger,” unanimously has determined that Chelsey’s offer is in excess of the fair value of our common stock and has determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders. Accordingly, our board of directors unanimously has approved and declared advisable the merger agreement and the transactions contemplated in that agreement, including the merger, and has recommended that Hanover’s stockholders adopt the merger agreement.

The Chelsey Group members relied upon and adopted the analysis of and conclusions of the board of directors of Hanover and valuation analysis and conclusions of Agio. They believe that the proposed merger is fair to Hanover stockholders, other than Hanover, the Chelsey Group and the Dissenting Stockholders. None of members of the Chelsey Group makes any recommendation as to whether any Hanover stockholder should adopt the merger agreement.

All of the members of the board of directors have conflicts of interests: three are Chelsey affiliates and the other is Hanover’s current Chief Executive Officer who will continue in that capacity after the merger. As the acquiring parties in the merger, the members of the Chelsey Group are not objective in their views with regard to the fairness of the merger. See “Special Factors—Position of Chelsey as to Fairness of the merger”.

VALUATION ANALYSIS OF GOLDSMITH, AGIO, HELMS, & LYNNER (PAGES 26 THROUGH 32)

On September 19, 2006 the Hanover board of directors approved Hanover’s engagement of Goldsmith, Agio, Helms, & Lynner, which we refer to as Agio in this Proxy Statement, to prepare a valuation analysis of Hanover. Agio delivered the report of its valuation analysis to the board of directors of Hanover on November 8, 2006. Using traditional valuation methodologies and without giving weight to the market price of the Hanover common stock, the valuation analysis concluded the enterprise value of Hanover was in a range between $64 and $67 million. After deducting Hanover’s outstanding debt and the concluded value of the Preferred Stock, the methodologies used by Agio implied that Hanover’s common stock had no value insofar as the concluded enterprise value range was less than the concluded value of the Company’s outstanding debt and Preferred Stock. Agio concluded that the Company’s common stock price was not indicative of fair market value as established using traditional valuation methodologies and that it was trading on a speculative, as opposed to an economic, basis. Based on the valuation analysis and the Agio’s oral presentation to Hanover board of directors, the board adopted the analysis and concluded that the common stock had no value.

Agio prepared and delivered its valuation analysis to Hanover’s board of directors before the board began to consider the merger described in this proxy statement. AGIO DID NOT CONSIDER THE TERMS OF THE MERGER, AND ITS VALUATION ANALYSIS IS NOT AN OPINION AS TO THE FAIRNESS OF THE MERGER CONSIDERATION.

FINANCING; SOURCE OF FUNDS (PAGE 47)

The aggregate Merger Consideration payable to stockholders of Hanover, other than Chelsey which will not receive cash for its common stock or Preferred Stock, is approximately $1.77 million, assuming none of these stockholders become Dissenting Stockholders. The Merger Consideration is anticipated to come from cash on hand of the Chelsey Group. In the merger agreement, Chelsey has represented that it and the Chelsey Group, collectively, have adequate resources to fund the aggregate Merger Consideration as of the date of the merger agreement and at all times until completion of the merger, and the merger agreement is otherwise not contingent on Chelsey obtaining any third party financing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGES 42 AND 43)

As you consider the recommendation of our board of directors to vote “FOR” the approval and adoption of the merger agreement and approval of the merger provided for therein, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are, or may be, different from or in addition to your interests. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend adoption of the merger agreement.

These interests include the following:

•

Stuart Feldman, a director of Hanover, and his affiliates beneficially own approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of outstanding options and warrants held by them, and all of the outstanding shares of Hanover’s Preferred Stock. Mr. Feldman is also the major beneficial owner of Chelsey which will be Hanover’s sole shareholder after the merger. (Mr. Feldman also holds options which have an exercise price which exceeds the Merger Consideration and thus have no value.) Chelsey Finance, LLC (also referred to as “Chelsey Finance”) is also a junior secured lender to Hanover.

•

William Wachtel, the Chairman of the board of directors of Hanover, is the sole manager of Chelsey and holds vested options to acquire 7,344 shares directly. (The exercise price of Mr. Wachtel’s options exceeds the Merger Consideration and thus have no value.) After the merger, Mr. Wachtel will be Hanover’s sole director.

•

Wayne P. Garten, the current Chief Executive Officer of Hanover and a director, will, pursuant to the terms of the merger agreement, continue as CEO after the merger. Mr. Garten also owns 190 shares of our common stock and holds vested options to acquire 205,000 shares of our common stock. (The exercise price of Mr. Garten’s options exceeds the Merger Consideration and thus have no value.)

•

Paul Goodman, a director, holds vested options to acquire 5,667 shares of our common stock. (The exercise price of Mr. Goodman’s options exceeds the Merger Consideration and thus have no value.) Mr. Goodman is CEO of Chelsey Broadcasting, LLC.

•	The continuation of certain indemnification arrangements benefiting our directors and executive officers.

CONDITIONS TO THE MERGER (PAGES 55 AND 56)

The obligations of Hanover and Chelsey to complete the merger are subject to several conditions, including, among others, that there must be no legal or judicial restraints or prohibitions in effect which would prevent consummation of the merger or otherwise impose material limitations on Chelsey’s ability to acquire and hold the Hanover business and we must secure the written consent of Hanover’s secured lenders.

Chelsey’s obligations to complete the merger are subject to several conditions, including, among others, the settlement or complete resolution of all shareholder litigation against Hanover that is pending or may arise in connection with the merger.

Hanover’s obligations to complete the merger are subject to several conditions, including, among others, that Chelsey shall have deposited with the payment agent (a bank designated to pay the Merger Consideration) an amount equal to the aggregate Merger Consideration.

The merger is required to be completed no later than the second business day after the satisfaction or waiver of these conditions.

NO PROHIBITIONS ON SOLICITATION (PAGE 55)

The merger agreement contains no prohibitions on Hanover or its affiliates from soliciting or participating in any way with a third party concerning the sale of Hanover. The merger agreement allows the board of directors of Hanover to withdraw, withhold or modify its approval of the merger or approve and be prepared to enter into a “superior proposal” if the board of directors determines in good faith, that its failure to take either of such actions would be inconsistent with its fiduciary duties. (The term superior proposal is defined in the merger agreement; a summary definition is included in “Proposal 1 – The Merger Agreement.”)

TERMINATION OF THE MERGER AGREEMENT (PAGE 56)

The merger agreement may be terminated before the merger is completed, whether before or after approval by Hanover’s stockholders, by either Hanover or Chelsey by mutual consent or, among other reasons if the merger has not been completed by March 31, 2007, unless the date is mutually extended by the parties.

Hanover may terminate the merger agreement without Chelsey’s consent if, among other reasons, our board of directors withdraws its approval of the merger or approves and is prepared to recommend to our stockholders and enter into a superior proposal from a party other than Chelsey.

Chelsey may terminate the merger agreement without our consent if, among other reasons, our board of directors withdraws its approval of the merger or approves or takes a neutral position or makes no recommendation with respect to an offer not made by Chelsey or MergerCo.

NO TERMINATION FEE (PAGE 56)

The merger agreement does not provide for the payment to Chelsey of any termination fee if the merger agreement is terminated under any circumstances.

REASONS FOR THE MERGER (PAGES 22 THROUGH 26)

In the course of reaching its unanimous decision to approve the merger and recommend approval and adoption of the merger agreement by our stockholders, our board of directors considered a number of factors including, among others, the following:

•	the presentations and valuation analysis of Agio regarding the enterprise value of Hanover and the value of our common stock

•	the conclusion of the Hanover board of directors that the common stock had no value and accordingly that Chelsey’s offer of $0.25 per share is a premium over the value of our common stock;
•	the Merger Consideration will consist entirely of cash and Chelsey’s obligation to pay the Merger Consideration is not contingent on its ability to secure third party financing;
•	the common stock is not listed on any stock exchange and prices for the common stock are quoted on the Pink Sheets which has resulted in a substantially illiquid market for our common stock;
•	the costs of remaining public are a significant drain on Hanover’s resources, which costs are expected to increase in the future and Hanover gains no benefit from being public;
•

Hanover’s Earnings Before Interest, Taxes, Depreciation and Amortization (also referred to as “EBITDA”) has declined over the last year as a result of rising costs and declines in productivity in its distribution center, a trend that is expected to continue;

•

Delaware law entitles Hanover’s stockholders, who follow certain statutory procedures, to a judicial appraisal to determine the fair value of their shares if the merger is completed and they believe the Merger Consideration is not fair; and

•

no potential alternative offer has been presented to the board of directors that ascribes a higher enterprise value for Hanover and even if such an offer had been presented, it could not be consummated without the consent of Chelsey which controls a majority of Hanover’s common stock, all of the Preferred Stock is also a secured lender to Hanover.

APPRAISAL RIGHTS (PAGES 58THROUGH 60)

Stockholders of Hanover who do not wish to accept the Merger Consideration may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $0.25 per share Merger Consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the annual meeting;
•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and
•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights, unless the proxy is revoked before for the annual meeting. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the Delaware law, you will lose your right of appraisal.

Appendix B to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 46 AND 47)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger for you. You should read “Special Factors — U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger.

STOCKHOLDER LAWSUITS CHALLENGING THE MERGER (PAGE 48)

Three purported stockholder class action lawsuits were filed in the Delaware Chancery Court on behalf of Hanover’s unaffiliated stockholders in March 2006 in response to a prior going private proposal made by Chelsey in February 2006. These stockholder suits allege, among other things, that our board of directors breached its fiduciary duties to Hanover’s unaffiliated stockholders. On May 25, 2006, Chelsey withdrew its initial going private proposal. Subsequently, one of the plaintiffs brought a claim to compel us to hold an annual meeting. We agreed to hold the annual meeting once we file this Proxy Statement with our shareholders. On December 22, 2006 and following our announcement of the merger and the filing of a preliminary Proxy Statement with the SEC, one of the plaintiffs in the previously filed lawsuits filed an amended complaint which alleges, among other things, that our directors breached their fiduciary duties to our unaffiliated shareholders in this transaction and which seeks, among other things, to enjoin the consummation of the merger and, if the merger is consummated, rescission and rescissory damages from Chelsey as well as costs.

We and our board of directors believe these lawsuits are without merit and intend to defend them vigorously. We refer you to the more detailed discussion of these lawsuits under the heading “Special Factors -- Certain Legal Proceedings Regarding the Merger.”

REGULATORY MATTERS (PAGE 47)

The merger and the conversion of Hanover’s common stock into the right to receive the Merger Consideration are not subject to the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

INFORMATION REGARDING THE ANNUAL MEETING (PAGES 51 THROUGH 53)

Date, Time and Place (see page 51). The annual meeting of our shareholders will be held at 10:30 a.m. on April 12, 2007 at Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, NJ 07086.

Purpose (see page 51). At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the merger, which provides that MergerCo will merge with and into Hanover and Hanover will continue as the surviving corporation and as a wholly owned subsidiary of Chelsey, and each share of Hanover common stock you own at the effective time of the merger, other than shares held by Hanover, Chelsey and Dissenting Stockholders, will be converted into the right to receive $0.25 in cash, without interest and less applicable withholding taxes. In addition, you will be asked to elect four members to our board of directors. If necessary, you will also be asked to approve adjournments or postponements of the annual meeting, to permit further solicitation of proxies, and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date, Voting Power (see pages 51 and 52). You are entitled to vote at the annual meeting if you owned shares of Hanover common stock or Preferred Stock at the close of business on February 23, 2007, the record date for the annual meeting. You will have one vote at the annual meeting for each share of Hanover common stock you owned at the close of business on the record date. Chelsey will have 100 votes at the annual meeting for each share of Preferred Stock owned at the close of business on the record date. As of the record date there were 22,426,296 shares of Hanover common stock and 564,819 shares of Preferred Stock entitled to vote at the annual meeting.

Procedure for Voting (see pages 51 and 52). You can vote your shares prior to the annual meeting by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, or you may vote via the Internet or by telephone, or you can also vote your shares by attending the meeting and voting in person. Brokers or banks holding shares in “street name” may vote your shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares. All properly executed proxies that we receive prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement, “FOR” the nominees for directors, and in the discretion of the proxy holder(s) on any other matter that may properly be brought before the annual meeting or any adjournments or postponements of the annual meeting.

Revocation of Proxies (see page 51). You may revoke your proxy at any time prior to the vote at the annual meeting by delivering to Hanover’s Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the annual meeting and voting in person. Attendance at the annual meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Quorum (see page 51). A quorum must be present to transact business at the annual meeting. A quorum will be present at the annual meeting if the holders of a majority of our shares of stock issued and outstanding on the record date and entitled to vote at the annual meeting or the holders of a majority of the voting power of such stock are represented at the annual meeting in person or by a properly executed proxy. As Chelsey holds a majority of the shares of common stock and all of the Preferred Stock and will be present at the meeting, a quorum is assured assuming Chelsey is present in person or by proxy at the annual meeting.

Vote Required (see page 52). The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of Hanover’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required to adopt the merger agreement. Directors are elected by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors; therefore, the four nominees receiving the highest number of votes will be elected.

Shares Owned by Our Directors, Executive Officers and Their Associates; Voting Covenant in merger agreement (see page 52). On the record date, our directors and executive officers beneficially owned and were entitled to vote 25,974,330 shares of our common stock (assuming the exercise of all options and warrants excercisable within 60 days of February 20, 2007), which represented approximately 78% of the shares of our common stock outstanding on that date. The merger agreement provides that, subject to a change in the recommendation of our board of directors with respect to the merger, Chelsey has agreed to, and to cause certain of its affiliates to, vote in favor of the adoption of the merger agreement. As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants; and all of Hanover’s Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting.

Solicitation of Proxies and Expenses (see page 51). Hanover is paying the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to the person’s for whom they hold Hanover common stock as of February 23, 2007 . We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Neither Chelsey nor Hanover needs to, nor intends to, solicit the submission of proxies authorizing the voting of shares in accordance with our Board’s recommendations.

QUESTIONS ABOUT THE MERGER (PAGES 14 AND 15)

If you have more questions about the merger or would like additional copies of this Proxy Statement, you should contact:

Daniel J. Barsky, Esq.

Senior Vice President, General Counsel & Secretary

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, New Jersey 07086

(201) 272-3425

The following page presents answers to some of the more commonly asked questions about the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the annual meeting and the proposed transaction. These questions and answers may not address all questions that may be important to you as a Hanover stockholder. You should read the more detailed information contained elsewhere in this Proxy Statement, the appendices and annexes to the Proxy Statement and the documents referred to in this Proxy Statement.

Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Stockholders as of the close of business on February 23, 2007, the record date.

Q: HOW DO I VOTE?

A: There are four ways of voting. You may attend the meeting in person and cast your vote at the meeting or you may cast you vote by marking and mailing in the attached proxy in the enclosed postage paid envelope or you may vote via the Internet or by telephone in accordance with the instructions on the attached proxy.

Q: HOW MANY SHARES NEED TO BE REPRESENTED AT THE MEETING?

A: The holders of a majority of the outstanding shares of stock entitled to vote at the annual meeting (11,213,148 shares) or the holders of a majority of the voting power of such stock must be present in person or represented by proxy to constitute a quorum for the transaction of business. As Chelsey holds a majority of the shares of common stock and all of the Preferred Stock and will be present at the meeting, a quorum is assured assuming Chelsey is present in person or by proxy at the annual meeting.

Q: HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF EACH ITEM?

A: Adoption of the merger agreement — The affirmative vote of the holders of two thirds of the outstanding Preferred Stock and a majority of the outstanding shares of the Company’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required in order to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Election of Directors — The four nominees for director receiving a plurality of the votes cast at the annual meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

Q: DOES MY VOTE MATTER?

A: Assuming the annual meeting occurs and representatives from Chelsey vote at the annual meeting, the vote for the merger is assured because Chelsey and its affiliates own sufficient shares to approve and adopt the merger agreement and approve the merger even if all other shareholders vote against it, and the nominees for director will be elected. However, as explained below in “Appraisal Rights,” you must not vote in favor of the merger and you must otherwise comply with Delaware law procedures relating to appraisal rights in order to avail yourself of your appraisal rights should you elect not to accept the Merger Consideration. In any appraisal proceeding that might be commenced, Hanover intends to argue, among other things, that the ‘fair value’ of the common stock was $0.00 as of the date of the merger and that any stockholder who has perfected appraisal rights should receive no consideration whatsoever.

The current directors, who have been nominated to stand for reelection, are identified below and Chelsey has indicated that it will vote for these directors. As such, their election is expected to be adopted by the required vote of our stockholders.

Q: WHAT HAPPENS IF I SELL MY COMMON STOCK BEFORE THE ANNUAL MEETING?

A: The record date for the annual meeting is earlier than the expected date of the merger. If you transfer your shares of Hanover common stock after the record date, but before the merger, you will retain your right to vote at the annual meeting, but the right to receive the $0.25 per share Merger Consideration will pass to the person to whom you transferred your shares.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the approval of certain proposals, including the adoption of the merger agreement, the broker is not permitted to vote your shares at all. For the election of directors, the broker may vote your shares in its discretion. Any failure to instruct your broker on how to vote in favor of the merger will have the effect of a vote “AGAINST” the proposed merger agreement and merger. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q: WHAT WILL HAPPEN TO THE DIRECTORS WHO ARE UP FOR ELECTION IF THE MERGER AGREEMENT IS ADOPTED?

If the merger agreement is adopted by our stockholders and the merger is consummated, our directors will no longer be directors of the surviving corporation after the consummation of the merger unless they are also the directors of MergerCo. Our current directors, including those elected at the annual meeting, will serve only until the merger is consummated, unless they are directors of MergerCo.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Hanover certificates for the Merger Consideration. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

SPECIAL FACTORS

BACKGROUND OF THE MERGER

Prior to February 2006

Chelsey made its initial purchase of Hanover’s common stock in May 2003 and acquired all of the outstanding Series B Participating Preferred Stock from a third party. Subsequently, Chelsey acquired a controlling interest on November 30, 2003 when Hanover was recapitalized. In the recapitalization, Hanover exchanged all of the outstanding shares of the Series B Participating Preferred Stock held by Chelsey for the issuance to Chelsey of additional common stock and a newly created Series C Participating Preferred Stock, increased the size of its board of directors of Hanover (also referred to as the “Board”) and gave Chelsey the right to appoint a majority of the Board and settled certain outstanding litigation. As part of the recapitalization, Hanover affected a one for ten reverse stock split in an effort to boost its stock price so it could maintain compliance with the AMEX listing standards.

Chelsey subsequently appointed a majority of the Board. In May 2004, Chelsey replaced Hanover’s Chief Executive Officer with Wayne Garten, the current CEO. Mr. Garten had held various financial positions with Hanover from 1983 to 1996, including serving as its Executive Vice President and Chief Financial Officer.

Shortly after Mr. Garten rejoined Hanover, he identified an error in Hanover’s revenue recognition policy. When another accounting error was identified, the Audit Committee in consultation with KPMG LLP (“KPMG”), then Hanover’s independent auditors, concluded that Hanover needed to restate its financial statements. On November 17, 2004, the Audit Committee launched an investigation relating to the restatement and other accounting-related matters and engaged Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Hale”) as its independent outside counsel to assist with the investigation. Hanover was notified on January 11, 2005 by the SEC that the SEC was conducting an informal inquiry of its financial results and financial statements dating back to 1998. During the course of their audit, KPMG identified material weaknesses in internal control over financial reporting based upon its audit of the 2004 consolidated financial statements which it did not complete. On February 16, 2005, the Common Stock was delisted by the AMEX as a consequence, among other reasons, of Hanover’s inability to meet the AMEX’s continued listing requirements and its inability to timely file its Form 10-Q for the fiscal quarter ended September 25, 2004.

On March 14, 2005, the Audit Committee reported that it had concluded its investigation and, with the assistance of Wilmer Hale, reported its findings to the Board. The professional fees incurred by Wilmer Hale and the forensic accountants they engaged in the independent investigation totaled in excess of $1.7 million. On October 20, 2005, the Audit Committee terminated KPMG as Hanover’s independent auditors after having paid KPMG over $1.4 million in professional fees associated with the incomplete audit of the 2004 financial statements, the independent investigation and the restatement. On November 3, 2005, the Audit Committee engaged Goldstein Golub Kessler LLP (“GGK”) as its independent auditors. In February 2006, GGK completed its audit and reviews at a cost in excess of $750,000. On February 16, 2006, GGK noted to the Audit Committee of the Board that Hanover had taken corrective measures and addressed all the identified material weaknesses in its restatement of its financial statements. On February 21, 2006, Hanover filed its 2004 Annual Report together with its Quarterly Reports for third fiscal quarter of 2004 and the first three fiscal quarters of 2005 and became current in its periodic SEC filing requirements.

After a Board meeting held at our offices on March 7, 2005, A. David Brown, Robert Masson and Donald Hecht, the three independent members of the Board, approached Stuart Feldman and William Wachtel, Chelsey representatives, to discuss the possibility of Chelsey taking Hanover private. Chelsey was amenable to the suggestion for a number of reasons. Hanover had incurred over $3 million in professional fees conducting the independent investigation and for auditing fees in completing the restatement and the audit of its prior period financial statements. At the same time, trading in our common stock was halted and our common stock was ultimately delisted from the AMEX; quotes became available only on the Pink Sheets, a highly illiquid market. Chelsey and the other Board members were advised by Dechert, LLP, outside securities counsel to Hanover, that Chelsey could not take Hanover private until Hanover became compliant with its SEC periodic reporting requirements.

February 2006

February 2006 Offer from Chelsey

Hanover received a proposal from Chelsey to acquire the shares of common stock that Chelsey does not already own for a cash purchase price of $1.25 per share in a letter dated February 23, 2006, two days after Hanover became current in its periodic SEC reporting requirements. The letter indicated Chelsey’s belief that Hanover should become privately owned due to the financial drain imposed by remaining public as well as the limited benefits of remaining public. The letter stated that Chelsey or an affiliate proposed to enter into a cash merger agreement with us and to commence a cash tender offer promptly after the execution of that agreement.

Formation and Authority of a Special Committee

Shortly after receipt of the letter, on February 28, 2006 the Board met and authorized the formation of a special committee (“Special Committee”) of directors who were not affiliated with Chelsey, for the purpose of considering Chelsey’s proposal as of February 23, 2006 or any revision to the proposal from Chelsey or a Chelsey affiliate. The Special Committee was comprised of A. David Brown, Robert H. Masson and Donald Hecht, the three directors who were not Company employees or affiliated with Chelsey; Mr. Masson was appointed as the Special Committee’s Chairman. On February 28, 2006, the Special Committee appointed Wilmer Hale as its independent counsel.

Preliminary Discussions and Implementation of Strategic Process

On March 2, 2006, the Special Committee met with Martin Nussbaum of the Dechert firm, to discuss prospective financial advisors and to review the structure of the transaction being proposed by Chelsey. On March 8, 2006, the Special Committee reviewed an action filed in Delaware Chancery Court regarding the going private proposal by Chelsey. Representatives from Richards, Layton & Finger, P.A., Delaware counsel to the Special Committee, attended the meeting.

On March 9, 2006, after interviewing four potential financial advisors during the preceding week, the Special Committee selected Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) as its financial advisor.

On March 13, 2006, Houlihan Lokey delivered its initial due diligence request to Wayne Garten, our Chief Executive Officer. On March 21, 2006, Houlihan Lokey discussed preliminary due diligence with the Special Committee and laid out a timetable for the potential transaction. On March 28, 2006, Houlihan Lokey entered into a formal engagement letter and reviewed with the Special Committee its due diligence plan. On March 31, 2006, Christopher Croft, Helen Chens, Laura Rodriguez-Emma and Kevin Collins (who participated by phone) from Houlihan Lokey met with John Swatek, our Chief Financial Officer, Wayne Garten, our Chief Executive Officer and Daniel Barsky, our General Counsel for a due diligence discussion. At that meeting, we provided due diligence materials to Houlihan Lokey which included a projected 2006 budget which projected 2006 EBITDA of $15.7 million. On April 12, 2006, Houlihan Lokey presented a first draft of discussion materials to the Special Committee. The Special Committee sought additional due diligence materials and requested that Houlihan Lokey seek Company projections for purposes of its presentation. Houlihan Lokey later reported to the Special Committee that the Company had explained that it had no existing projections beyond the 2006 budget.

On April 18, 2006, Houlihan Lokey made a presentation to the Special Committee at its offices in New York, and reviewed its presentation, which incorporated information supplied by the Company. Houlihan Lokey included in the written materials it reviewed with the Special Committee a range of values for Hanover common stock based on projected levels of EBITDA and EBITDA multiples that ranged from $1.18 per share (assuming $18.0 million of EBITDA and a multiple of 7 times) to $3.10 per share (assuming $21.0 million of EBITDA and a multiple of 9 times). After the presentation, the Special Committee authorized Houlihan Lokey and Joseph Killory, Jr. of Wilmer Hale to meet with representatives from Chelsey. On April 19, 2006, Christopher Croft and Kevin Collins of Houlihan Lokey and Joseph Killory met with William Wachtel, Stuart Feldman and Donald Kelley, Chelsey representatives. Chelsey presented its views as to why $1.25 per share was significantly in excess of the value of the Hanover common stock at that time. Chelsey noted a steady decline in projections presented by management and that Chelsey did not have any confidence that the projections would not continue to worsen. The Company’s flagship catalog, The Company Store, was showing a troubling decline in its EBITDA contribution and its men’s catalogs, International Male and Undergear, were also underperforming. In addition, the bankruptcy of APX, a major freight consolidator, had significantly increased the Company’s outbound shipping costs. Low shipping costs had historically been a key competitive advantage for the Company. Following Chelsey’s presentation, the Special Committee, through its advisors, nonetheless sought a price in excess of $1.25 per share of common stock, although it did not propose a specific price at that meeting

On May 5, 2006, the Special Committee directed Houlihan Lokey to seek more information on matters raised by Chelsey regarding the performance of The Company Store and the APX bankruptcy and other factors negatively impacting EBITDA. On May 11, 2006, there was a meeting of the Audit Committee of the Board of Directors at the Company’s offices. The Audit Committee members were the same as the Special Committee members. In his review of the first quarter results, Mr. Swatek informed the Audit Committee of the adverse affects of a continuation of the declining productivity at the Roanoke distribution center and higher paper and postage costs on the first quarter results. He and Mr. Garten also discussed the impact of the APX bankruptcy on the financial results for the balance of the year. On May 15, 2006, Houlihan Lokey met with the Special Committee and reviewed written material, including revised figures based on reduced levels of projected EBITDA. The revision reduced the range of values from $0.85 per share (assuming EBITDA of $16.5 million and a multiple of 7 times) to $3.17 (assuming EBITDA of $22.5 million and a multiple of 8.5 times).

On May 17, 2006, the Special Committee met with Messrs. Wachtel, Feldman and Kelly from Chelsey, Messrs. Croft and Collins from Houlihan Lokey and Mr. Killory from Wilmer Hale, and engaged in an extended discussion regarding the appropriate price for Hanover. Chelsey representatives reiterated their view that $1.25 per share of Common Stock was very generous. Indeed, management’s EBITDA projections had been revised downward again, after the April meeting and Chelsey believed that the EBITDA projections would continue to decline After the meeting, the Special Committee met with representatives from Houlihan Lokey and Wilmer Hale and requested that Houlihan Lokey perform additional due diligence with respect to the factors raised by Chelsey. On May 18, 2006, John Swatek furnished Houlihan Lokey with revised projected EBITDA for 2006 of $11.1 million; the decline was attributable to the factors noted above.

On May 24, 2006, Houlihan Lokey delivered a revised presentation to the Special Committee, which presented a further range of EBITDA numbers based on their discussions with representatives from Hanover’s management, Messrs. Swatek and Garten regarding their views of the declining prospects for Hanover. Messrs. Swatek and Garten were not affiliated with Chelsey (Mr. Garten had initially been appointed by Chelsey as one of its designees on the Board of Hanover and was subsequently also named as Chief Executive Officer). Houlihan Lokey presented the Special Committee with a revised range of prices per share ranging from $0.10 per share (assuming EBITDA of $13 million and a multiple of 7 times) to $2.65 (assuming EBITDA of $20.5 million and a multiple of 8.5 times).

Withdrawal of Offer by Chelsey

On May 25, 2006, Stuart Feldman and Kevin Collins had a telephone conversation during which Mr. Collins reiterated Houlihan Lokey’s view that a price in excess of $1.25 per share was appropriate. At this time, Mr. Feldman withdrew Chelsey’s $1.25 per share offer. In a communication to Hanover, Chelsey stated: “Due to the worsening operations of the Company resulting from the matters as recently reported in the Company’s report for the first fiscal quarter, Chelsey has withdrawn its offer.”

After a Board meeting held at our offices on June 6, 2006, Messrs. Wachtel and Feldman met separately with the Special Committee members to ascertain if they were amenable to reviving the process. During that discussion, the Special Committee suggested a revised contractual structure that would provide additional consideration to the minority shareholders if certain triggering events occurred such as a sale of Hanover by Chelsey within a specified period of time above a certain price. Messrs. Wachtel and Feldman agreed to consider the proposal. Mr. Wachtel, the Special Committee and Houlihan Lokey subsequently discussed this proposed structure with Houlihan Lokey. Houlihan Lokey believed that the contingent consideration could be ascribed little incremental value if the triggering event was within Chelsey’s control. Houlihan Lokey proposed to the Special Committee a contingent payout to the minority shareholders based on some objective measure such as the Company’s future financial performance. The proposal was communicated by the Special Committee to Chelsey who consulted with the Company’s securities counsel, Dechert, concerning the proposal. Dechert advised that the contingent consideration to be received by shareholders under the revised structure would likely require that the Company have continuing reporting responsibilities under the Securities Exchange Act of 1934. This would negate one of the principal purposes for pursuing a going private transaction. Chelsey also concluded that the transaction would be overly complicated. The effort to revive the process was abandoned by mutual agreement of Chelsey and the Special Committee on June 28, 2006.

Houlihan Lokey was not requested to render a fairness opinion but had informed the Special Committee that it believed a fair range of values exceeded $1.25 per share. After June 28, 2006, Houlihan Lokey did not provide any further advice or services to the Special Committee, the Board or Hanover. Houlihan Lokey had been engaged by the Special Committee in connection Chelsey’s February 23, 2006 offer. Once that offer had been withdrawn and it was determined that there was no advisable alternative structure that could be agreed upon, Houlihan Lokey’s services were no longer required and the Special Committee was subsequently disbanded. Houlihan Lokey did not provide any further advice or services to the Special Committee, the Board or Hanover and was not involved in or consulted in any manner with respect to Chelsey’s subsequent offer to acquire Hanover common stock pursuant to the merger agreement. While there was no written document or other formal communication terminating Houlihan Lokey’s engagement, its engagement was effectively and operationally terminated upon the resignation of all of the members of the Special Committee as described below.

Resignation of Special Committee Members

On July 18, 2006, the directors who were members of the Special Committee resigned. Mr. Brown had earlier accepted a position with Linens ‘n Things, Inc. on March 20, 2006 as its Senior Vice President of Human Resources. Because of his position with a business that competes with Hanover, Mr. Brown indicated that while he wished to resign from the Board after taking the position, he agreed to stay on during the Special Committee’s deliberations. Once the Special Committee’s deliberations ended, he was able to resign. As he and Mr. Masson had been Board members before Chelsey acquired control, Mr. Masson indicated that he did not wish to continue to serve after Mr. Brown resigned. Donald Hecht, who had been appointed by Chelsey, also decided to resign as he did not want to be the sole remaining director of the Special Committee.

August and September 2006

Considerations to Replace the Independent Directors

After the Board members of the Special Committee resigned, the Board considered appointing replacement independent directors and also evaluated whether it was legally required to have independent directors and whether independent directors were required should Chelsey attempt another going private transaction. Mr. Barsky, the Company’s General Counsel, was consulted concerning the parameters and procedures for selecting Board members. Mr. Barsky concluded that the Nominating Committee, whose members were Messrs. Wachtel and Garten at that time, had the power to make recommendations as to the size of the Board and to identify new Board members. Mr. Barsky also concluded that the Company, because its common stock was not listed on a securities exchange, was not required to have independent directors. The Dechert firm reviewed and concurred with Mr. Barsky’s conclusion.

Previously in March 2006, Hanover had retained Young, Conaway, Stargatt & Taylor LLP (“Young Conaway”), as special Delaware counsel to represent Hanover in the Delaware Chancery Court actions. In August, the Board engaged Young Conaway to assist the Board on Delaware law matters. In August, Mr. Wachtel sought the advice of Young Conaway and asked whether there were impediments under Delaware corporate law to taking Hanover private if Hanover did not have independent directors. Young Conaway advised that Delaware law does not impose any affirmative requirement that a corporation have independent directors, and that a cash-out merger approved by a board that lacks independent directors will be evaluated by a Delaware court under the test of “entire fairness.”

During this same period of time that the Board was evaluating whether it was required to appoint independent directors, the Board attempted to identify prospective new board members which proved difficult for several reasons. Three shareholders lawsuits had already been filed following the February 2006 going private proposal by Chelsey. These lawsuits each named the directors individually and were still pending. The Board considered it likely that, if a new going private proposal were made by Chelsey, the pending lawsuits would be amended to name any new directors elected to the board to fill the vacancies created by the resignation of the three independent directors. Lawsuits are time consuming and expose directors to personal liability should the Company’s D&O insurance coverage prove inadequate or be unavailable. In addition, Hanover was not in a position to put together a generous board compensation package, nor was its equity viewed by the Board as likely to be an attractive incentive to potential directors. While the Board began to assemble a list of potential new directors, it ultimately concluded, that none of the persons on the list would be perceived as independent (even if technically independent) because they were all persons known to Chelsey and would be viewed as Chelsey designees.

The Board concluded, after weighing the two alternatives and the factors noted above, not to appoint replacement directors. Because there were no independent directors, the Board took several steps to insure that any subsequent deliberations regarding a transaction with Chelsey were acted upon with due regard for the Board’s fiduciary responsibilities to the minority stockholders, including, as discussed below, hiring an independent investment banker to perform a valuation analysis, hiring Mr. Bruce Silverstein of Young Conaway as independent counsel to the Board and ensuring that the merger agreement had procedural safeguards to protect the minority stockholders.

Engagement of Agio

During August of 2006, Stuart Feldman and William Wachtel, as Board members, after consulting with Martin Nussbaum of Dechert LLP, the Company’s securities counsel, assembled a list of three investment banking firms to potentially prepare a valuation of Hanover including Financo, Inc., Rothschild North American and Goldsmith, Agio, Helms, & Lynner (“Agio”). Chelsey and Hanover senior management knew of Agio’s reputation as a well respected investment banking firm with particular expertise in the direct marketing industry having provided investment banking services to many recent direct marketing M&A transactions including Potpourri Group, Inc., Chef’s Catalog, SkyMall, Inc. and Eckler’s Enterprises. Based on Agio’s industry specific expertise and reputation, Messrs. Wachtel and Feldman selected Agio to meet with the full Board.

Representatives of Agio and Young Conaway were invited to a September 8, 2006 Board meeting during which an Agio representative made a presentation to the Board about the possibility of Agio preparing a valuation analysis of Hanover. After Agio’s presentation, the Board unanimously determined to engage Agio to provide the valuation analysis. The Board of directors provided an express directive to Agio that when a range of reasonable judgments could be made in arriving at a valuation of Hanover and the common stock, Agio should use the direction which would achieve a higher enterprise valuation of Hanover and a higher valuation for the holders of the Hanover common stock.

On September 19, 2006, the Board approved Hanover’s engagement of Agio to prepare a valuation analysis of Hanover. Agio was retained pursuant to an engagement agreement that was executed on October 3, 2006. The Board directed Agio to prepare its analysis and come to its conclusion with the instructions to disregard whether or not the valuation might be perceived as favorable to Chelsey.

Agio then delivered a comprehensive due diligence list to management. On October 3, 2006, Brookes Myhran and David Solomon of Agio met with Wayne Garten, John Swatek and Daniel Barsky to gain an understanding about Hanover, its finances and its future prospects. Management began assembling the information including the preparation of projections for fiscal years 2006 through 2009. Mr. Swatek delivered the first installment of due diligence requested by Agio at that meeting. On October 10, 2006, he delivered a preliminary 2007 budget; on October 23, 2006, Mr. Swatek delivered projections for 2006 through 2009. On October 25, 2006, Mr. Swatek reviewed the projections with Agio. On November 6, 2006, Mr. Swatek delivered to Agio a draft of the Form 10-Q for the third fiscal quarter of 2006 as well as a schedule reconciling the impact of the Company’s switch in membership program providers.

Other Offers – Palmetto Fund, LLC Offer

In early October 2006 Wayne Garten, Hanover’s CEO was contacted by Palmetto Fund, LLC (“Palmetto”) concerning its interest in acquiring Hanover. Mr. Garten forwarded the inquiry to Mr. Wachtel, Hanover’s Chairman, who requested that Palmetto put the offer in writing. On October 19, 2006, Palmetto sent a letter to Mr. Wachtel expressing interest in buying Hanover’s common stock for $1.35 per share (an aggregate of approximately $30.3 million and which disregarded the Chelsey warrant to acquire 10,259,366 shares of common stock) and to purchase the Preferred Stock for $51 million, consisting of $45 million in cash and $6 million in three year 7% subordinated debentures. Chelsey viewed the offer for the Preferred Stock to represent a discount to the redemption value of the Preferred Stock which had a current redemption price of approximately $63 million and was carried on the balance sheet at its fully accreted value of $72.7 million. The offer was premised on $14.5 million of EBITDA and other customary conditions including completion of definitive agreements and due diligence. The letter was forwarded to Delaware counsel who in turn forwarded the letter on to Agio for its consideration in preparing the Valuation Analysis.

The aggregate consideration offered by Palmetto, including the assumption of approximately $37.3 million of secured debt, placed an enterprise value on Hanover of approximately $118.6 million and an implied EBITDA multiple of approximately 8.2 ($118.6 million enterprise value divided by assumed EBITDA of $14.5 million). At that time, Hanover’s 2006 EBITDA, increased by the same amount used by Agio for the change in Hanover’s accounting treatment as a result of the switch in membership program providers, was projected to be $8.2 million. If the Palmetto proposal was adjusted to reflect the current projected adjusted EBITDA rather than the $14.5 million on which the proposal was premised, the proposal would have resulted in an enterprise value of approximately $67.2 million, an amount which ascribed no value to the common stock and would have resulted in a purchase of the Preferred Stock at $30 million, less than half of its then current redemption value of $63 million. Based on this analysis, Palmetto’s proposal would have resulted in no value for the common stock and a significant discount to the Preferred Stock. Chelsey had indicated, when the proposal was first received, that it would be unwilling to accept a purchase of its Preferred Stock at what amounted to an approximately 50% discount to its then current redemption price.

Because the Palmettto proposal, as adjusted, provided no value to Hanover’s common stockholders and insufficient value to Chelsey, as the holder of the Preferred Stock, the Palmetto proposal was not pursued. Following Palmetto’s delivery of its October 19th letter, there was no further contact with Palmetto by the Company, the Board or Chelsey or any of their respective representatives. During the period following Chelsey’s initial offer to take the Company private in February 2006 and during the two year period prior to Chelsey’s revised offer in November 2006, the Board had not received any acquisition proposals from a third party other than the proposal from Palmetto.

November 2006

Delivery of Valuation Analysis and Revised Valuation Analysis

Agio delivered its report and valuation analysis of Hanover (“Valuation Analysis”) to the Board on November 8, 2006. Using several traditional valuation methodologies and without giving weight to the market price of Hanover’s common stock, the Valuation Analysis concluded that the enterprise value of Hanover was in a range between $64 million and $67 million. The enterprise value included, as a separately valued asset, the discounted value of Hanover’s net operating losses (“NOLs”) and was calculated assuming that Hanover’s EBITDA was increased by the assumed shutdown of an unprofitable division. Agio then deducted from the enterprise value Hanover’s outstanding debt and the Preferred Stock at the value carried on Hanover’s balance sheet, and added back an Agio derived discount to the value of the Preferred Stock in order to establish a value range for the Company’s common stock. Based on the methodologies it used, Agio concluded Hanover’s common stock had no value insofar as the concluded enterprise value range was less than the concluded value of the Company’s outstanding debt and Preferred Stock. Agio further concluded that Hanover’s common stock price in the public market was not indicative of fair market value as established using traditional valuation methodologies and that it was trading on a speculative, as opposed to an economic, basis. Agio also concluded that the common stock had no book value.

In presenting the Valuation Analysis, representatives from Agio stressed that where they had a range of reasonable judgments to make in assessing value, they had selected from the range, the option that resulted in finding a higher valuation for the Company and lower valuation for the Preferred Stock which would result in a higher valuation for the common stock. Representatives from Agio also stressed that their analysis did not include as a factor the market price of Hanover’s common stock, which implied values higher than those resulting from the methodologies used in the valuation analysis. The Board thoroughly reviewed the report, asking many questions. In response to specific questions from the Board, representatives from Agio stated that they had not considered Chelsey’s prior proposal of $1.25 per share of Common Stock in performing its Valuation Analysis because Hanover’s projected EBITDA was $16 million at that time and expected to increase at that time, was trending upward, a trend that had reversed. In response to questions relating to the disparity between the valuation analysis and the price at which Hanover’s common stock was quoted on the Pink Sheets, representatives of Agio stated that the Common Stock’s trading history was volatile, that it was extremely thinly traded, and that Agio believed that the common stock was being traded on a speculative as opposed to an economic basis. Accordingly, he said that Agio did not consider the trading data meaningful in determining the valuation.

The Board requested from Agio a follow up sensitivity analysis on the valuation based on the impact of using different weighted average costs of capital. Though it did not believe them to be material to evaluation of the transaction, the Board also requested that Agio be provided with a copy of any materials prepared by Houlihan Lokey for the Special Committee (although the materials had not previously been provided to the Board). A copy of three sets of discussion materials prepared by Houlihan Lokey for the Special Committee dated April 12, 2006, May 5, 2006, May 24, 2006 were obtained by Hanover management from a representative of the Special Committee and were delivered to the Board and to Agio on November 16th although Houlihan Lokey was not consulted at that time and did not participate in the process.

After Agio completed its presentation to the Board, the Board engaged in a discussion regarding its options if Chelsey decided to make a proposal to acquire the common stock held by stockholders other than Chelsey or its affiliates. Members of the Board noted that in view of the fact that three of the directors were affiliated with Chelsey and the remaining director was the CEO of Hanover, it would not be possible to form a special committee of directors who were unaffiliated with Chelsey to negotiate such a transaction. General terms of a merger agreement were discussed among members of the Board, and the Board concluded that any such agreement should contain no break-up fees, no deal protection devices, and a provision providing the Board with broad authority to terminate the merger agreement if the circumstances so warranted. Daniel Barsky, Hanover’s General Counsel then prepared, with the assistance of its outside corporate counsel and its Delaware counsel, a sell-side draft of a form of merger agreement in accordance with the Board’s general discussion of the required terms of a merger agreement. On November 13, 2006, Hanover sent the draft merger agreement to representatives of Chelsey.

Offer by Chelsey

On November 15, 2006, the Board reviewed with Mr. Barsky the terms of the draft merger agreement which had been accepted by Chelsey without material changes; the draft did not include a price for the Common Stock. He discussed with the Board the provisions of the proposed merger agreement, including the fact that the proposed merger agreement did not have a non-solicitation provision limiting Hanover’s ability to consider other proposals and that it contained no break-up fee. Members of the Board further noted that the agreement permitted the Board to consider any proposal and that the Board was generally not prohibited from engaging in activities with respect to competing bids.

On November 16, 2006 and after Agio had completed its Valuation Analysis, a set of the Houlihan Lokey materials were obtained by Hanover management who provided them to the Board and to Agio. On November 17, 2006, Agio provided the Board with the additional sensitivity analysis, which resulted in a lower weighted average cost of capital that, accordingly, increased the enterprise value of the Company to a range between $41.1 million to $49.1 million under its discounted cash flow valuation analysis. This revised discounted cash flow analysis did not affect Agio’s conclusion that the enterprise value of Hanover was in the range between $64 million and $67 million. Agio did not in any way rely on any Houlihan Lokey materials in reaching its conclusions as to the enterprise value of Hanover or the value of the Hanover common stock, in the preparation of the Valuation Analysis or otherwise.

On November 17, 2006, Chelsey presented a proposal to the Board to acquire all the issued and outstanding common stock of Hanover held by stockholders other than Chelsey or its affiliates for a price of $0.25 per share of common stock, without interest. The Board considered the proposal, relying on the Valuation Analysis of Agio, which concluded that the enterprise value of Hanover was less than the concluded value of Hanover’s debt and Preferred Stock which resulted in the Board concluding that the common stock had no value, and for the other reasons set forth below in “Recommendations Of The Board Of Directors; Reasons For The Merger,” unanimously determined that Chelsey’s offer was in excess of the net book value and fair value of Hanover’s common stock and determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, the Chelsey Group and any Dissenting Stockholders. Accordingly, the Board unanimously approved and declared advisable the adoption of the merger agreement and the transactions contemplated in that agreement, including the merger, and recommended that Hanover’s stockholders adopt the merger agreement. The Board also set a record date and a date for the annual meeting of stockholders to consider the merger and to provide for the election of directors.

The merger agreement was executed by Chelsey, MergerCo and Hanover on November 27, 2006.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

The Board of the Company, comprised of Mr. Stuart Feldman, Mr. William Wachtel, Mr. Wayne Garten and Mr. Paul Goodman, unanimously determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the Hanover stockholders, other than Hanover, the Chelsey Group and any Dissenting Stockholders. Each of these directors were either employees of Hanover or affiliated with Chelsey at the time of this determination. Please see “Special Factors –Interests of Certain Persons in the Merger” for a discussion of the nature of the conflicts of interests of these directors.

In arriving at its recommendation and determination that the merger agreement and merger are fair to and in the best interests of Hanover’s stockholders (other than Hanover, the Chelsey Group and any Dissenting Stockholders), the Board carefully considered the Valuation Analysis, the terms of the merger agreement, and the advice and assistance of its financial and legal advisors regarding the terms of the merger agreement. In determining the foregoing, the Board considered the substantive and procedural factors set forth below. While the factors are listed in the order of importance as determined by the Board, because of the number of factors considered, we are unable to quantify the specific weight ascribed to any one factor.

Substantive Factors

In reaching its determination, the Board considered a number of substantive factors and potential benefits of the merger, each of which the Board believed supported its decision. All of the material factors considered by the Board are discussed below.

Valuation Analysis of Agio. The most important substantive factor relied on by the Board was the Valuation Analysis and Agio’s presentation to the Board on November 8, 2006, regarding its valuation analysis. The Valuation Analysis, which used traditional valuation assumptions and methodologies (and without giving weight to the market prices of Hanover’s common stock), arrived at an enterprise value range of $64 million to $67 million. Agio’s valuation analysis also arrived at a range of values for the Company’s outstanding debt and Preferred Stock of $86 million to $88 million, which range exceeded the concluded value range for Hanover’s enterprise value. Based on the Agio valuation analysis and the oral presentation to the Board, the Board adopted the Valuation Analysis and the conclusions of Agio and concluded that the common stock had no value. See “Valuation Analysis of Goldsmith, Agio, Helms & Lynner, LLC” for more information on the Valuation Analysis.

Current and Historical Financial Condition. The Board also considered Hanover’s current and historical financial condition and results of operations, including the prospects of the Company were it to remain a publicly owned corporation or engage in a recapitalization not involving a merger, and the risks associated with such alternatives, including, among other things, the fact that:

•	The Company Store, Hanover’s most profitable catalog, has suffered from increased costs and flat sales resulting in declining profits;
•	Hanover’s men’s division has suffered from declining sales, customer file and profits;
•

Hanover’s business has suffered during the last twelve months as a result of increasing costs in paper, postage and outbound shipping and has experienced diminished productivity in its Roanoke, Virginia distribution center, which has increased its product fulfillment costs;

•

Hanover’s EBITDA has significantly declined over the last year as a result of the declining results of The Company Store and men’s division catalogs and the aforementioned rising costs and declines in productivity in its distribution center, a trend that is expected to continue;

•	both of Hanover’s credit facilities would come due in July 2007 and there could be no assurance that Hanover could refinance the facilities in light of its recent financial performance;
•

the Preferred Stock began accruing dividends in January 2006 and the liquidation preference of the Preferred Stock will grow to $72.7 million in October 2008 and is required to be fully redeemed on January 1, 2009, which will negatively impact Hanover’s balance sheet;

•	Hanover’s catalogs are in highly competitive sectors and many of its competitors are larger and have greater resources; and
•	the costs of remaining public are a significant drain on Hanover’s resources, which costs are expect to increase in the future and Hanover gains limited benefit, if any, from being public.

As a result of the foregoing factors and trends, the Board determined that there were several risks and uncertainties with Hanover’s financial performance and that Hanover could ill afford the added the costs and burdens of remaining public and it would be in the best interests of the common stockholders if Hanover was private.

History of the Business. The Board also factored into its determination the history of Hanover’s business, operations, properties, assets, liabilities, liquidity, financial condition, and operating results, including:

•	Hanover’s recent and current financial performance and the implications of these factors on the potential market performance of Hanover’s common stock.
•

Hanover having suffered significant investment limitations as a public company because, after trading in its common stock had been halted and ultimately its common stock had been delisted from the AMEX, the common stock was not listed on another securities exchange, it did not have any investment analysts following its common stock, it had substantial insider holdings and prices for the common stock are currently quoted only on the Pink Sheets. All of these factors resulted in a substantially illiquid market for the common stock.

•	The fact that Hanover would need to incur significant expenses to remain public.
•	The fact that Hanover needed to expend significant capital to update its properties and systems.

The Board concluded that based on these factors, Hanover derived virtually no benefit from being public and that based on its looming capital needs, Hanover would be better able to meet these challenges as a private company.

Lack of Better Offers from Third Parties. The Board considered the fact that there had been public disclosure of the prior going private proposal made by Chelsey in February 2006, which Chelsey had abandoned, and that Hanover had received only one acquisition proposal after the prior offer from Chelsey was withdrawn. That proposal received from Palmetto, if based on the projected EBITDA prepared by management at that time, would ascribe a lower value to Hanover and not ascribe any value to the common stock and result in a substantial discount in the value of the Preferred Stock. The Board took note of the fact that the Merger Consideration of $0.25 per share of common stock was in excess of the net book value of the common. While the Board did not affirmatively solicit any other third party bids, it was publicly disclosed that Chelsey had made and withdrawn its initial offer at $1.25 and later entered into the merger agreement which provided for cash consideration of $0.25 per share. The Board also took into account that, other than the Palmetto offer and Chelsey’s withdrawn offer, there had been no acquisition proposals made to Hanover in the two years prior to receiving Chelsey’s revised offer dated November 17, 2006. The Board took into account the absence of any competing offers, other than the less attractive Palmetto offer, to be an additional confirmation of the fairness of the Chelsey offer.

Cash consideration. The fact that the merger consideration to be paid to unaffiliated Hanover stockholders will be all cash, which provides liquidity and certainty to Hanover’s public stockholders.

Board’s Conclusion as to the Net Book Value of Hanover Common Stock. The Board concluded on November 17, 2006 that, based on the Valuation Analysis and Agio’s presentation to the Board, the common stock of Hanover had no net book value. The Board considered, in reaching this determination, Agio’s determination that the value of the Preferred Stock was impaired because, based on its determination of Hanover’s enterprise value, the value of the Preferred Stock was less than the recorded value on the Company’s balance sheet by over $20 million.

Going Concern Value. The Board considered a number of methods of valuation presented by Agio, all of which were premised upon and valued the Company as a going concern. These methodologies consisted of the discount cash flow analysis (valuation range between $39.8 million and $46.9 million), comparable company analysis (valuation range between $69.6 million and $70.4 million), comparable transaction analysis (valuation range between $61.5 million and $62 million) and a previous offer analysis (range between $28.2 million and $60.6 million). Even at the upper end of the range of these methods of valuation, the common stock of Hanover was not ascribed any value. Accordingly, the Board was satisfied, based upon a going concern valuation, that the Merger Consideration is fair.

Liquidation Value. Although Agio did not perform an analysis of the liquidation value of Hanover, Agio concluded that liquidation value was not relevant in light of Hanover’s negative shareholders equity of approximately $30 million and its conclusion that Hanover did not own tangible saleable assets with sufficient built in appreciation to overcome the deficit balance in shareholders' equity.

“Fair Value”/Enterprise Value. Based on the advice of Young Conaway, the Board understood that any legal challenge to the merger would be judged by the test of “entire fairness.” The Board also understood that appraisal rights would be available to stockholders who elected to pursue such rights. Accordingly, in connection with the Board’s approval of the merger, the Board considered whether the consideration to be paid in the merger represented a “fair value” and/or a “fair price” as those terms have been developed by the Delaware courts under Delaware law. In assessing whether the merger consideration represented a “fair value” and/or a “fair price,” the Board understood that the public stockholders were entitled to be paid their pro rata share of the equity component of the enterprise value of Hanover valued on a going concern basis, exclusive of any element of value arising from the accomplishment or expectation of the merger. Young Conaway informed the Board that, in determining whether the merger consideration represents “fair value” and/or a “fair price,” the Delaware courts regularly employ the same types of valuation approaches as were employed by Agio. Accordingly, based on this advice, the Board was satisfied that the merger consideration represents “fair value” and/or a “fair price” as those terms have been developed by the Delaware courts under Delaware law.

Procedural Factors

The Board also considered the following material factors relating to the procedures involved in the negotiation of the merger agreement, each of which the Board believed supported its decision.

Board’s Instruction to Agio regarding Analysis Weighted in Favor of Unaffiliated Stockholders. The Board requested Agio to perform its Valuation Analysis prior to Chelsey submitting its second acquisition proposal. The Board expressly directed Agio that when a range of reasonable judgments could be made in arriving at a valuation of Hanover and the common stock, Agio should use the direction which would achieve a higher enterprise valuation of Hanover and a higher valuation for the holders of the Hanover common stock, including the unaffiliated stockholders. Furthermore, the Board structured Agio’s fee to avoid financial bias; the payment to Agio for the Valuation Analysis was not tied to rendering any result or conclusion but was payable upon Agio’s submission of the Valuation Analysis to the Board.

Board’s Engagement of Independent Legal Counsel. In March 2006, the Board retained Young Conaway as independent counsel to the Board to advise the Board concerning Delaware law matters. In connection with the Board's consideration of the merger, Young Conaway provided independent legal advice regarding the Board's fiduciary duties in connection with the merger. Additionally, Young Conaway provided independent legal advice pertaining to the Valuation Analysis performed by Agio.

Ability of the Board to Change Its Recommendation and Terminate the Merger Agreement. The Board considered the fact, under the terms of the merger agreement, that it was empowered to change its recommendation and terminate the merger agreement if the Board determines in good faith that doing so is required by its fiduciary duties under Delaware law, without payment to Chelsey or MergerCo of a termination fee to weigh in favor of recommending the merger. To the extent required by its fiduciary duties, the Board is not prohibited from considering or entering into any acquisition proposals, and the merger agreement further expressly provides that the Board may enter into agreements regarding any “superior proposal” (as that term is defined in the merger agreement).

Ability to Solicit Third Party Bids. The terms of the merger agreement also do not prohibit Hanover or its representatives from soliciting third-party bids or from accepting third-party bids. Although the Board will consider any bids received, it does not intend to affirmatively solicit bids.

No Termination Fee. The fact that no termination fee would be owed by Hanover to Chelsey upon any termination of the merger agreement by Hanover or Chelsey.

Merger Agreement Terms. The Board was also of the view that the merger agreement had many provisions that were seen as beneficial to the minority stockholders including a purchase price payable in cash, the limited number and scope of representations and warranties by Hanover, and the limited closing conditions. It also viewed the fact that the Merger Consideration to be paid to the minority stockholders was all cash, which provides liquidity and certainty of value to Hanover’s public stockholders and that Chelsey’s obligation to pay the Merger Consideration was not contingent on its ability to secure third party financing.

Appraisal Rights. Delaware law entitles Hanover’s stockholders, who follow certain statutory procedures, to seek a judicial appraisal of the fair value of their shares if the merger is completed and they believe the Merger Consideration is not fair. Thus the Board was of the view that minority shareholders would have an alternative if they did not believe that the Merger Consideration was fair.

The Terms of the Merger Agreement Regarding a Favorable Vote by Chelsey. The Board considered the fact that Chelsey had committed to vote in favor of the adoption of the merger agreement at the annual meeting, unless the Board changes its recommendation with respect to the merger or in the event Chelsey or Hanover terminates the merger agreement. Accordingly, the Board will be able to ensure approval of the merger if it continues to recommend that stockholders vote in favor of the adoption of the merger agreement, so long as the merger agreement has not been terminated.

No Force the Vote Provision. The merger agreement does not require the Board to submit the Chelsey proposal to the stockholders of Hanover for their adoption at a stockholder meeting if the Board changes its recommendation. The Board instead may terminate the merger agreement.

Negative Factors

The Board also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

Historic Trading Prices. The Merger Consideration of $0.25 per share is lower than the recent historic trading prices of Hanover’s Common Stock on the Pink Sheets from May 22, 2006 after Chelsey’s initial offer was withdrawn until November 30, 2006 and which ranged from $1.55 to $0.85, and lower than Chelsey’s initial bid for Hanover in February 2006 of $1.25 per share. The Valuation Analysis states the following concerning the historic trading prices of the common stock:

It is important to recognize that Hanover’s common stock does trade publicly, and that all else being equal, a publicly traded security’s value is generally considered the definition of fair market value, on a marketable minority basis. In the case of Hanover, however, it is our opinion that the Company’s common stock price is not indicative of fair market value, which we have demonstrated in the foregoing analyses, and that it is trading on a speculative, as opposed to an economic, basis. In our opinion the trading behavior of the stock – sharp price swings on low volumes, extremely thin trading, having been halted for several weeks – all suggest that investors are speculating on potential future financial gains and not on the Company’s fundamentals.

The Board concluded, consistent with the Valuation Analysis, that the stock traded on a purely speculative basis and without regard to the Company’s performance. In this regard, the Board took into account Agio’s reference in its report, and the Board’s own observations, that there was no correlation between the stock price and announcements and filings disclosing the Company’s financial performance and other related events. Agio had also calculated that the average daily trading volume was less than 20,000 shares per day over the period from January 1, 2003 through November 1, 2006 and noted that there were a number of occasions during that period when no shares traded on a given day. Moreover, because the stock was so thinly traded, the Board did not believe that the price at which it was trading, would support a transaction of more than a few thousand shares, let alone the seven million shares which were the subject of Chelsey’s proposal. On the basis of the foregoing, the Board concluded that the minority stockholders could not rely on the Pink Sheet quoted stock price to be an indication of the fair value of the common stock.

No provision for Approval by a Majority of the Minority Stockholders. The merger agreement does not require the adoption of the merger agreement by the affirmative vote of the holders of a majority of the disinterested shareholders. While inclusion of such a provision was considered by the Board, the Board elected against including such a provisions. The Board was mindful of the fact that Hanover has over 7,000 unique minority shareholders, and very few of the minority shareholders had large shareholdings. As a consequence, the Board believed that it would have to hire a proxy solicitation firm to contact the minority shareholders to attempt to secure an affirmative vote which, given the number of shareholders, would be a lengthy and costly process. Moreover, the Board took into account the fact that the Merger Consideration was less than the price per share reported on the Pink Sheets, in concluding that it would be difficult to obtain the approval of a majority of the minority shareholders of the merger. In light of the Board’s conclusion that the Merger Consideration is in excess of the fair value of the common stock and that the merger is in the best interests of the minority stockholders, the Board elected against including a provision requiring a majority of the minority because it would likely costly and difficult to obtain and could result in the merger not being consummated.

No Special Committee of the Board Available to Evaluate the Merger. After the resignation of the members of the Special Committee, A. David Brown, Robert H. Masson and Donald Hecht, the three directors who were not Company employees or affiliated with Chelsey, following Chelsey’s withdraw of its initial bid for Hanover, Hanover did not appoint replacement independent directors to serve on its Board. As discussed above, the Board did not appoint replacement independent directors because identifying prospective new board members proved difficult in view of the three pending lawsuits and the fact that Hanover was not in a position to put together a generous board compensation package. In addition, the Board believed that, even if it could find someone willing to serve, that person, although they may be technically independent, would be perceived as a Chelsey designee. Without independent directors, however, there could not be an unaffiliated special committee to evaluate the merger, and as a result the transaction was not approved by directors of Hanover who where not either employees or otherwise affiliated with Hanover. The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of Hanover for purposes of negotiating the terms of the transaction with Chelsey because, without independent directors for that representative to report to, it was viewed as an impracticable mechanism to implement. Moreover, the board did not consider it necessary, in view of the other procedural safeguards noted above which it had put in place to protect the interests of the unaffiliated stockholders.

Interests of Certain of Hanover’s Directors and Management in the Merger. There is an actual conflict of interest created by the prospective continuing affiliation with Hanover, as the surviving corporation in the merger, of Messrs. Wachtel, Feldman, and Garten. If the merger is consummated, Mr. Wachtel will become the sole Hanover director. Mr. Feldman will be, indirectly, the sole beneficial Hanover shareholder, increasing his equity ownership from 72% of the common stock to 100%, and Mr. Garten will continue as CEO of the surviving corporation after the merger. Thus all three of these individuals will personally benefit from the consummation of the merger which may adversely impact their ability to be totally objective in assessing the procedural fairness of the merger despite the presence of the procedural fairness safeguards instituted by the Board and noted above. There are other conflicts of interests discussed in “—Interests of Certain Persons in the Merger.” Mr. Goodman has been affiliated with other Chelsey affiliates in the past. As a result, there were no directors, for purposes of the vote on the merger and the transactions contemplated thereby, who were not either employees of Hanover or affiliated with Chelsey. The Board took several steps to address the conflicts mentioned above. It engaged Agio, an independent firm to perform the valuation analysis. It engaged counsel, Young Conaway, to advise regarding fiduciary duties under Delaware law and to monitor the process of the Board to adhere to Delaware law governing procedural and substantive fairness. It instructed Young Conaway to review the form of merger agreement with this in mind and to make appropriate revisions. The Board reached its conclusion as to the procedural fairness of the merger based on these safeguards. Accordingly, the Board believes these factors outweighed the negative impact of the noted conflicts of interests. The presence of these conflicts of interests, however, is a factor to be considered by stockholders.

Board Did Not Obtain Fairness Opinion. As discussed above and under “Valuation Analysis of Goldsmith, Agio, Helms & Lynner” below, Agio presented its Valuation Analysis to the Board in which Agio arrived at an enterprise value for Hanover of $64 to $67 million and concluded that the common stock of Hanover had no value. The Board, however, did not obtain a report from Agio or another representative regarding the fairness of the Merger Consideration to be offered to the Hanover stockholders unaffiliated with the Chelsey Group or the fairness of the merger to Hanover, Chelsey or the Chelsey Group. The Board was satisfied that Agio’s Valuation Analysis, together with the other material factors discussed in this section “—Recommendation of the Board of Directors; Reasons for the Merger”, enabled it to make an appropriate determination regarding fairness.

The Special Committee had engaged Houlihan Lokey for the purposes of rendering a fairness opinion in connection with the February 2006 going private proposal made by Chelsey, however no opinion was requested or rendered before Chelsey's prior proposal was withdrawn. The Board and Agio obtained copies of three sets of discussion materials which were prepared by Houlihan Lokey for the Special Committee in connection with the Board's deliberations regarding the current Chelsey proposal, but did not rely upon the Houlihan Lokey discussion materials in any respect.

Tax Treatment. The cash consideration to be received by the Hanover stockholders will be taxable to them.

Inability of Public Stockholders to Participate in Future Growth. If Hanover consummates the merger, the unaffiliated Hanover stockholders would not be able to participate in any resulting long-term benefit. The Board believed that the added costs and burdens of remaining public and its continuing impact on Hanover and the risks and uncertainties faced by Hanover far outweighed the positive benefit to the minority stockholders of their ability to participate in any potential growth

Possibility of Not Completing the Merger. The merger may not be completed even if the merger agreement is adopted by Hanover’s stockholders as a result of a breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger, including resolution of all outstanding litigation relating to the merger. This failure to complete the merger could adversely impact Hanover’s stock price.

Board Recommendation

After considering these factors, the Board concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Board did not find it practicable to quantify and did not make specific assessments of the specific factors considered in reaching its determination. Moreover, individual members of the Board may have assigned different weights to various factors though all of the Board members ranked the Valuation Analysis as the most important factor. The determination of the Board was made after consideration of all of the factors taken together.

In view of the variety of factors and the amount of information considered, the Board did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to all of the various factors and analyses considered in reaching its determination.

VALUATION ANALYSIS OF GOLDSMITH, AGIO, HELMS, & LYNNER

Pursuant to an engagement letter dated October 3, 2006, Hanover retained Goldsmith, Agio, Helms, & Lynner (“Agio”) to prepare a valuation analysis of Hanover. On November 8, 2006, Agio presented its valuation analysis to the Board. At this time the Board had not yet begun to consider the Merger. AGIO DID NOT PRESENT THE BOARD WITH A REPORT OR AN OPINION REGARDING THE FAIRNESS OF CONSIDERATION TO BE OFFERED TO THE STOCKHOLDERS OF HANOVER UNAFFILIATED WITH THE CHELSEY GROUP OR THE FAIRNESS OF THE MERGER TO HANOVER, CHELSEY, OR THE CHELSEY GROUP.

Qualifications and Scope of Analysis. Agio provided certain qualifications and limitations to the scope of their analysis. Among the activities conducted during the course of Agio’s preparation of its Valuation Analysis, Agio received and reviewed business and financial information of Hanover and held discussions with Hanover management regarding this information, including the projections prepared by management. In connection with its analyses contained in the Valuation Analysis, Agio did not independently verify the historical financial information received and relied on all such information as being complete and accurate in all material respects. Agio assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Hanover’s management. In addition, Agio did not perform or obtain any independent appraisal of Hanover’s properties, assets, or liabilities.

Agio employed several analytical methodologies and cautioned that no one method of analysis should be regarded as critical to the overall conclusion they reached. Agio noted that each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Agio reached were based on all the analyses and factors presented taken as a whole and also on application of Agio’s own experience and judgment. In particular, Agio explained that its analysis did not give weight to the market prices of the Company’s common stock based on Agio’s judgment that the market was trading on a speculative, as opposed to an economic, basis. Agio cautioned that these conclusions may involve significant elements of subjective judgment and qualitative analysis. Agio therefore gave no opinion as to the value or merit standing alone of any one or more parts of the material included in its Valuation Analysis. Agio further noted that the Valuation Analysis and all conclusions drawn from such analyses were necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of the Valuation Analysis.

While Agio rendered its valuation analysis and provided certain financial analyses to the Board, the conclusions reached by Agio were among many factors taken into consideration by the Board in making its determination to approve and recommend the merger agreement. When reading the discussion of the Valuation Analysis in this Proxy Statement we urge you to consider the following:

•	The Valuation Analysis, which was delivered to the Board, is directed only to the valuation of the Company and does not address the fairness of the Merger Consideration;
•	Agio’s Valuation Analysis does not address Hanover’s underlying business decision to participate in the merger; and
•	Agio’s Valuation Analysis does not constitute a recommendation to any Hanover stockholder as to how a stockholder should vote with respect to the merger or any related matter.

Materials Relied Upon. In preparing the Valuation Analysis, Agio reviewed information related to Hanover’s (i) history, background and ownership, (ii) products, product lines, and product sourcing, (iii) marketing operations, (iv) catalog and direct marketing operations, (v) Internet operations, (vi) retail operations including retail outlets, stores opened/closed, and annual financial results for the past five years, (vii) order processing, fulfillment, and inventory, (viii) management information systems, (ix) management team and employees, and (x) warehouse and office facilities capacity and expansion alternatives. Agio also reviewed Hanover’s historical financial information from 2003 through 2005, 2006 estimated and year-to-date results and projected financial information for the fiscal years 2006 through 2009. Agio also reviewed a description of legal issues and actions involving Hanover over the past five years and Hanover’s intellectual property such as its patents, trademarks, and licenses.

Agio also reviewed external materials including publicly available information for selected public companies generally comparable to Hanover and that compete in the “catalog retail” industries that were not selected as being comparable to Hanover. Agio also reviewed publicly available information on selected merger and acquisition transactions for the last five years that involved targets deemed to be generally comparable to Hanover and reviewed Hanover’s stock price trading history.

Agio did not in any way rely on any Houlihan Lokey materials in reaching its conclusions as to the enterprise value of Hanover or the value of the Hanover common stock, in the preparation of the Valuation Analysis or otherwise.

Agio engaged in discussions with members of Hanover’s management concerning the financial condition, current operating results and business and financial prospects of Hanover.

In delivering its Valuation Analysis to the Board, Agio prepared and delivered to the Board written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Agio, these tables must be read together with the text of each analysis summary as the tables alone do not constitute a complete summary of the analyses.

Methodologies. In determining the enterprise value and the equity value of Hanover, Agio performed valuation analyses of the Company using the following methods:

•	An analysis of Hanover’s projected future cash flows, discounted back to present value at a rate appropriate for the relative risk of achieving these cash flows;
•	An analysis of market prices and resulting valuation multiples for publicly traded companies engaged in business activities that may be considered comparable to those of Hanover; and
•

An analysis of transaction prices and resulting valuation multiples for selected acquisitions that have been completed where the acquired company participated in industries with standard industrial classification (“SIC”) codes of 7331 (direct mail advertising services), 5719 (miscellaneous home furnishings stores), 5611 (men’s and boys’ clothing stores), and 5961 (catalog and mail-order houses).

Agio also analyzed previous offers received by Hanover to acquire its assets, its equity and /or one of its subsidiary companies. Agio prepared all analyses that used stock price data used stock prices as of the close of trading on October 30, 2006.

Adjustments

Agio made various adjustments to Hanover’s historical financial statements to eliminate those items that were extraordinary and/or non-recurring in nature. Specifically, the following adjustments were made to the Company’s 2006 income statement (which adjustments impacted the results derived from the Guideline Public Company Analysis and the Precedent Transaction Analysis by virtue of these methodologies applying valuation multiples to income statement measures for the 12 months ended September 30, 2006):

•

Legal and audit fees related to the restatement. The Company incurred various non-recurring legal and audit fees related to the restatements it made in response to the discovery during the second half of 2004 of errors in its accounting treatment of certain items. For the 12-month period ended September 30, 2006 (the “LTM Period”) these expenses totaled $841,000, and were added back to the Company’s reported EBIT and EBITDA.

•

Severance and termination costs. During the LTM Period Hanover incurred $760,000 of severance and termination costs that in Agio’s opinion were nonrecurring in nature. These expenses were added back to the Company’s reported EBIT and EBITDA for the LTM Period.

•

Special charges. These special charges are related to a business realignment program the Company announced in 2004 that resulted in the recording of expenses for severance, facility exit costs, and fixed asset write-offs. While these were actual costs the Company did incur, during the LTM Period reported expenses were reduced by $76,000 as a result of the accounting treatment for these special charges. The reversal of this non-recurring item reduced EBIT and EBITDA for the LTM Period.

Agio also made one adjustment to Hanover’s projected income statements, which were provided by Company management, to reflect the impact to the Company’s earnings as a result of its changed business plan with respect to membership sales. The accounting for the new membership plan arrangement understates, in Agio’s opinion, the Company’s actual cash earnings that will be derived from this activity. Accordingly, Agio increased Hanover’s projected reported EBIT and EBITDA for the year ending December 2006 by $1,994,000 relative to the forecast provided by management. (Agio made similar adjustments to Hanover’s projected income for the years 2007 and beyond in management’s forecast, which adjustments ranged from a low of $739,000 in 2009 to a high of $3,948,000 in 2007.)

As a result of these adjustments, Agio’s conclusions with regard to Hanover’s enterprise value were increased under each of the three valuation methodologies – the DCF analysis, the guideline public company analysis, and the precedent transaction analysis – relative to what these methodologies would have concluded had no such adjustments been made.

Use of EBIT and EBITDA Assumptions

The assumptions that Agio used in its analyses reflect widely accepted valuation practices. EBIT and EBITDA are typically referenced when performing business appraisals as they are generally considered to be more instructive with regard to a company’s true earnings capabilities than other measures, such as net income or revenues. Hence, Agio incorporated these two metrics in both its guideline public company analysis and its precedent transaction analysis. In the case of the guideline public company methodology Agio also employed a total assets multiple (for the LTM Period; management did not provide a projected December 31, 2006 balance sheet). This additional measure was used in order to broaden the analysis, adding a balance-sheet oriented perspective to the conclusions.

The selection of the actual multiple for each of these metrics was based on Agio’s assessment of Hanover’s performance and prospects relative to the guideline public companies. For the LTM Period, Agio concluded that Hanover’s performance was such that it should be ascribed multiples from the low end of the range as determined by the valuation multiples calculated for each of the guideline public companies (the “Peer Group”). For the period ending December 31, 2006 Agio concluded that the use of median multiples as established the Peer Group was appropriate. Given the Company’s rapidly deteriorating profit performance, Agio considered applying multiples from the low end of the Peer Group range for both the LTM Period and for the period ending December 31, 2006 – which would have reduced Hanover’s implied enterprise value established by the guideline public company analysis – but chose instead to apply median multiples to the second set of EBIT and EBITDA figures (as adjusted per the discussion above), thereby bolstering the Company’s implied value.

Discounted Cash Flow Analysis

Agio used the following assumptions in arriving at an enterprise value using the discounted cash flow analysis (“DCF”):

•	Management estimates for the years 2006 through 2009.
•	Terminal year EBITDA multiples of between 6.5x and 8.0x.
•	Weighted average cost of capital (“WACC”) of 20.4% to 22.4%.

The DCF analysis yielded the following valuations (in millions of dollars) based on a range of WACCs and EBITDA multiples:

ENTERPRISE VALUE RESULTS

		WACC
		20.4%	20.9%	21.4%	21.9%	22.4%	Average
	6.5	$ 38.6	$ 38.1	$ 37.7	$ 37.2	$ 36.8	$ 37.7
EBITDA	7.0	41.1	40.6	40.1	39.6	39.2	40.1
Multiple	7.5	43.6	43.1	42.6	42.0	41.5	42.6
	8.0	46.1	45.5	45.0	44.4	43.9	45.0

Guideline Public Company Analysis

Agio derived a range of multiples of EBIT (earnings before interest and taxes), EBITDA and total assets from comparable public companies. The following public companies were analyzed: Blair Corporation, Blyth, Inc., Bed Bath & Beyond, Inc., Cabela’s, Inc., Charming Shoppes, Inc., Sharper Image, Inc. and Yankee Candle Company, Inc. The following public companies were considered and excluded from the analysis: Bebe Stores, Inc., Casual Male Retail Group, Inc., Dover Saddlery, Inc., Hartmarx Corp., J. Crew, Inc., RedEnvelope, Inc., Under Armour Inc. and United Retail Group, Inc. The multiples derived were then applied to Hanover’s projected EBIT and EBITDA for the year ended December 31, 2006 and to Hanover’s EBIT, EBITDA, and total assets for the LTM Period.

The results (in millions of dollars) are as follows:

Valuation Summary	Hanover Direct	Multiple	Enterprise Value
Projected 12-months ended December 31, 2006
EBIT	$ 5.6	12.5	$ 69.6
EBITDA	8.0	9.3	73.8

Latest 12-months ended September 30, 2006
EBIT	7.5	11.3	84.4
EBITDA	10.0	6.9	69.0
Total assets	127.9	0.4	55.1

Implied Values Based On			Enterprise Value
	Low		$ 69.6
Fiscal year ending December 31, 2006	Median		71.7
	High		73.8
	Low		55.1
Latest 12-months ended September 30, 2006	Median		69.0
	High		84.4

	Selected Range		Enterprise Value
	Median		$ 69.6
	Mean		70.4

Agio excluded eight companies considered from the Guideline Public Company Analysis for the following reasons:

Bebe Stores, Inc. As of September 13, 2006, the company operated 244 stores, which included 184 Bebe stores, 20 Bebe outlet stores, and 40 Bebe Sport stores in the United States, Puerto Rico, and Canada. In addition, its licensees operate approximately 15 international stores. Bebe.com is the only means for direct retail to the customer. The amount of retail stores that Bebe operates significantly affects the financial statements such that the company is not comparable for purposes of valuation with companies that operate primarily as a direct retailer. For this reason Bebe Stores, in Agio’s opinion, is not comparable to the Company.

Casual Male Retail Group, Inc. As of January 28, 2006, Casual Male Retail Group, Inc. operated 412 Casual Male XL and Casual Male Big & Tall retail stores, 69 Casual Male Big & Tall outlet stores, 13 Casual Male at Sears Canada stores, and 24 Rochester Big & Tall stores; and a direct-to-consumer business, which included a catalog business and two e-commerce sites, www.casualmale.com and www.rochesterclothing.com. The amount of retail stores that Casual Male Retail Group, Inc. operates significantly affects the financial statements such that the company is not comparable for purposes of valuation with companies that operate primarily as a direct retailer. For this reason Casual Male Retail Group, Inc., in Agio’s opinion, is not comparable to the Company.

Dover Saddlery, Inc. Dover Saddlery, Inc. operates as a specialty retailer and direct marketer of equestrian products for English-style riding industry. Its product line includes saddles and tack; specialized apparel; and horse care and stable products. The company’s products range from riding equipment, such as saddles, bridles, and bits to stable equipment such as vitamins and medicines. The operations of Dover Saddlery, Inc are that of a niche retailer. So while the company distributes its products through the direct channel, Dover Saddlery is not comparable, in Agio’s opinion, to a traditional direct retailer due to its niche product assortment.

Hartmarx Corp. Hartmax's men's segment designs, manufactures, and markets men’s tailored clothing, slacks, sportswear, men’s suits and sport coats, and dress furnishings. It sells its products under various business and casual apparel brands to retail departments and specialty stores. Hartmarx operations are more heavily focused on the designing and manufacturing labels of clothing than direct retail. The designing and manufacturing of labels significantly affects the financial statements such that the company is not comparable, in Agio’s opinion, for purposes of valuation with companies that operate primarily as a direct retailer.

J. Crew, Inc. J. Crew, Inc. operates as a multichannel specialty retailer of women’s and men’s apparel, shoes, and accessories in the United States. It provides women’s and men’s apparel and accessories. As of August 24, 2006, it operated 169 retail stores and 50 factory stores in the U.S. J. Crew Group was founded in 1983 and is headquartered in New York. The amount of retail stores that J. Crew, Inc. operates significantly affects the financial statements such that the company is not comparable, in Agio’s opinion, with companies that operate primarily as a direct retailer for purposes of valuation.

                RedEnvelope, Inc. RedEnvelope, Inc. operates as an online retailer of upscale gifts. It offers various assortments of products in 14 categories that include jewelry, home, men’s and women’s accessories, and new baby gifts. The company provides its customers an online search facility through its website www.redenvelope.com for gifts by occasion, recipient, product category, and price point. It markets its products through the online channels, catalog circulation, email deployment, and public relations initiatives. The operations of RedEnvelope, Inc. are that of a niche retailer, although the company distributes its products through the direct channel. It was Agio’s opinion, therefore, that RedEnvelope, Inc. is not comparable to a traditional direct retailer due to its niche product assortment.

Under Armour Inc. Under Armour, Inc. engages in the design, development, marketing, and distribution of branded performance products for men, women, and youth in North America and internationally. The company markets and sells a range of apparel, footwear, and accessories for use in athletics and outdoor activities, as well as for use as casual apparel. The designing and manufacturing of labels significantly affects the financial statements such that the company is not comparable, in Agio’s opinion, for purposes of valuation with companies that operate primarily as a direct retailer.

United Retail Group, Inc. United Retail Group, Inc. operates as a specialty retailer of plus-size women’s fashion apparel. In addition, the company operates a website at www.avenue.com that sells a selection of the merchandise offered by its stores. Direct retail is a small portion of United Retail Group, Inc. operations and is not comparable, in Agio’s opinion, for purposes of valuation with a direct retailer such as Hanover Direct.

Precedent Transaction Analysis.

Agio analyzed selected M&A transactions where the acquired company had the same SIC codes as the Company. A total of 56 transactions for which financial information was publicly available since May 1, 2000 were analyzed in SIC codes of 7331 (direct mail advertising services), 5719 (miscellaneous home furnishings stores), 5611 (men’s and boys’ clothing stores), and 5961 (catalog and mail-order houses). Of the 56 transactions, only 15 transactions had publicly available EBIT or EBITDA figures. Agio added an additional five proprietary transactions for a total of twenty comparable transactions.  Agio then derived EBIT and EBITDA multiples from these transactions and applied them to Hanover’s projected EBIT and EBITDA for the 12 months ending December 31, 2006 to derive enterprise value.

The results of the precedent trend analysis (in millions of dollars) were as follows:

(figures in millions)	Hanover Direct	Selected Multiple	Enterprise Value
Fiscal year ending December 31, 2006 EBIT	$ 5.6	11.1	$ 62.0
Fiscal year ending December 31, 2006 EBITDA	8.0	7.7	61.5

Analysis of Previous Offers.

Agio reviewed seven offers that Hanover had received in the past five years to acquire the assets of Hanover, the common and preferred shares of Hanover and/or one of Hanover’s subsidiaries. Agio excluded two of the seven offers: an offer by Palmetto Partners LLC dated March 4, 2004 for the factory located in LaCrosse Wisconsin and an offer by Carey Property Advisors offer dated March 29, 2004 to engage in a sale and lease back of the distribution center in Roanoke, Virginia. Agio eliminated the Palmetto offer from consideration because it was for real estate which Agio concluded was not instructive as to the value of Hanover as an operating business. The second proposal was eliminated because it was structured in such way that Agio was unable to glean any meaningful data from it for valuation purposes. Agio concluded that had it included these two proposals, however, insofar as it could calculate certain valuation multiples, the concluded value of the Company based on this methodology would have been reduced, not increased.

The figures set forth below represent millions of dollars.

RESULTS

	Palmetto 10/19/06	Crosstown 4/23/04	Avalon 03/01/04	Charming 04/28/04	Pipkorn 04/30/04
Total consideration	$ 109.5	$22.0 - $24.0	$ 10.5	$ 22.0	$ 2.3
Estimated EBITDA	14.5	4.4 - 4.8	2.3	4.3	0.6
Implied EBITDA multiple	7.6x	5.0x	4.6x	5.1x	3.6x
Fiscal year ending December 31, 2006 EBITDA	8.0	8.0	8.0	8.0	8.0
Enterprise value	$ 60.6	$ 40.1	$ 36.6	$ 41.0	$ 28.9

Low	$ 28.9
Median	40.1
High	60.6

Conclusion. Based on the above analyses, Agio concluded that the range of fair market value of Hanover, on an enterprise basis, was $64 to $67 million.

Agio concluded that the implied equity value based on the enterprise valuation was as follows:

Implied Equity Value Range (dollars in millions)
	Low	High
Enterprise Value	63.5	67.0
Net Debt[1]	110.0	110.0
Agio Adjustment	(22.3)	(23.8)
Equity Value	(24.2)	(19.2)

______________

1 Assuming that as of September 30, 2006 the Company had $1.493 million of Wachovia Tranche A term loans, Wachovia revolver of $15.556 million, Chelsey Capital facility of $20.0 million, current capital lease obligations of $0.338 million, Preferred Stock of $72.689 million, less cash and cash equivalents of $0.061 million on its balance sheet.

Valuation Adjustments. As noted above, Agio made upward adjustments in arriving at the equity value of the common stock by making adjustments for the Preferred Stock, net operating losses and the possible closure of unprofitable titles.

The value of the Preferred Stock, which is reflected on Hanover’s balance sheet at $72.7 million, was discounted to present value using discount rates equal to Hanover’s calculated weighted average cost of capital used in the DCF analysis (i.e., 21% to 23%) and an October 1, 2008 redemption date. On this basis, the present value of the projected future Preferred Stock obligation was equal to between $48.9 million and $50.4 million which is less than the carrying values on Hanover’s September 30, 2006 balance sheet by $22.3 to $23.8 million. It should be noted that for analytical purposes discounting the Preferred Stock does not affect the enterprise value but positively affects the value of the common stock.

Agio observed that the discount rates used to calculate the present value of the Preferred Stock were not the only discount rates that could be applied. The 21% to 23% rate is consistent with the WACC used in the DCF methodology and given Hanover’s financial challenges, and given the magnitude of this obligation relative to the overall value of the Company, Agio concluded that it was appropriate to use these kinds of equity-like discount rates. In using the WACC, Agio noted that the risks faced by the holder of the Preferred Stock are tantamount to equity risks under these financial circumstances. As a consequence, the Preferred Stock should be valued using these WACCs.

Agio noted that were Hanover’s financial performance significantly stronger and the ability to retire the Preferred Stock at its fully accrued $72.7 million much less in doubt, then a lower discount rate would have been appropriate to apply. Ultimately, the use of higher discount rates reduces the present value of the Preferred Stock. Because debt and preferred stock (which is senior to common stock and has liquidation preference) are subtracted from enterprise value when establishing equity value, a lower Preferred Stock valuation leads, by definition, to a higher common stock valuation which was, in Agio’s opinion, another reason to use the discount rates employed.

Agio separately valued Hanover’s net operating losses (NOLs) and treated it as a separate asset with a discrete value. Agio projected Hanover’s future profits to determine which NOLs would be available to reduce taxes and discounted the benefit using the discount rates employed in the DCF analysis. The present value of the projected NOL tax benefit was determined to be between $3.2 million to $3.6 million. Agio observed that the selection of discount rates to value NOLs is not certain. In this case, Agio again used the same discount rates that were used in the DCF analysis, and for the same reasons that these rates were used to value the Preferred Stock. The ability to utilize NOL carryforwards hinges on the Company’s ability to generate positive pretax income. As management’s projections show, Hanover is not expected to earn positive pretax income for some time. Agio reasoned that the ability to realize value from the NOLs was subordinate to interest payments, for example, which, makes the use of equity-like discount rates appropriate.

Agio also made a positive adjustment as to the possible elimination of an unprofitable division which was forecasted to have losses at the EBITDA level for the next three years. Agio treated the 2006 losses as nonrecurring and eliminated the losses from the projections which increased the enterprise value which in turn increased the value of the common stock. Agio applied multiples derived from the guideline public company and precedent M&A transactions methodologies to this $1.2 million adjustment which produced an increase in enterprise and equity value ranging between $5.3 million to $8.4 million.

Hanover Common Stock

Agio also provided a summary of the trading history of Hanover’s common stock. Agio noted that it was important to recognize that Hanover’s common stock does trade publicly, and that all else being equal, a publicly traded security’s value is generally considered the definition of fair market value, on a marketable minority basis. In this case, however, it was Agio’s opinion that the common stock price is not indicative of fair market value and that it is trading on a speculative, as opposed to an economic, basis. In Agio’s opinion the trading behavior of the common stock – sharp price swings on low volumes, extremely thin trading after having been halted for several weeks – all suggest to Agio that investors are speculating on potential future financial gains and not on Hanover’s fundamentals. Agio considered trading in Hanover’s stock to be speculative for two primary reasons:

(1) the implied value of the Company, using generally accepted appraisal methodologies — DCF analysis, guideline public company analysis, and precedent transaction analysis — was dramatically lower than the value suggested by its stock price; and

(2) the trading history of Hanover’s stock was marked by extreme price and volume volatility.

This is relevant to the valuation analysis presented because, in Agio’s opinion, a market price based on speculative trading is not a credible measure of the value of the Company.

Compensation to Agio. Under the terms of the engagement letter dated October 3, 2006, Hanover agreed to pay Agio $50,000 upon execution of the engagement letter and $50,000 upon completion of the Valuation Analysis. The engagement letter also provides that Hanover will reimburse Agio for its reasonable out-of-pocket expenses, including fees and disbursements of counsel and allocated overhead for database and communication costs, and will indemnify Agio and related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the engagement of Agio. There was no prior relationship between Agio and either Hanover or its affiliates or Chelsey or its affiliates.

The Valuation Analysis will be made available for inspection and copying at the principal offices of Hanover or Chelsey, at the respective addresses set forth above under “Parties Involved in the Proposed Merger”, during their regular business hours by any interested equity security holder of Hanover, or representative of such security holder who has been so designated in writing. A copy of the Valuation Analysis will be transmitted by Hanover or Chelsey to any interested equity security holder of Hanover, or representative of such security holder who has been so designated in writing, upon written request and at the expense of such requesting security holder.

Discussion Materials Prepared by Houlihan Lokey

HOULIHAN LOKEY WAS NOT REQUESTED TO, AND DID NOT ISSUE AN OPINION REGARDING THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY EACH HANOVER STOCKHOLDER OTHER THAN CHELSEY IN CONNECTION WITH CHELSEY’S FEBRUARY 2006 PROPOSAL OR CHELSEY’S SUBSEQUENT OFFER TO ACQUIRE HANOVER COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. After discussions between Chelsey and the Special Committee in which the Special Committee sought an increase in the amount of the Chelsey proposal, Chelsey withdrew its initial proposal before the Special Committee requested that Houlihan Lokey render its opinion. Houlihan Lokey provided no services to the Special Committee, the Board or Hanover after June 28, 2006 when efforts to revive the initial offer were abandoned and the Special Committee disbanded. Houlihan Lokey did not provide any further advice or services to the Special Committee, the Board or Hanover and was not involved in or consulted in any manner with respect to Chelsey’s subsequent offer to acquire Hanover common stock pursuant to the merger agreement.

As part of the Special Committee deliberations, Houlihan Lokey provided the Special Committee with discussion materials. A copy three sets of discussion materials prepared by Houlihan Lokey for the Special Committee dated April 12, 2006, May 5, 2006, May 24, 2006 were obtained by Hanover management from a representative of the Special Committee and were delivered to the Board and to Agio on November 16th although Houlihan Lokey was not consulted at that time and did not participate in the process. . The following is a summary of the discussion materials obtained by the Board.

Houlihan Lokey’s discussion materials were directed to the Special Committee and only addressed the consideration to be received by Hanover’s stockholders other than Chelsey in connection with Chelsey’s February 2006 proposal and not any other aspect or implication of Chelsey’s prior or current offer. The summary of Houlihan Lokey’s presentations in this proxy statement is qualified in its entirety by reference to the full text of presentations which is attached as Appendix __ to this proxy statement and sets forth in greater detail the analysis performed by Houlihan Lokey, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey.

The summary of the Houlihan Lokey discussion materials set forth in this proxy statement does not relate in any way to the November 15, 2006 offer by Chelsey which is the subject of this proxy statement. The discussion materials relate solely to Chelsey’s February 2006 proposal, are based upon outdated financial data concerning Hanover and were preliminary in nature and not conclusive. The Houlihan Lokey discussion materials set forth in this proxy statement is not intended to be, and does not constitute, advice or a recommendation to any stockholder regarding how such stockholder should act or vote with respect to the proposed merger. The Board did not rely upon the Houlihan Lokey discussion materials in evaluating the current Chelsey proposal and we do not believe that the Houlihan Lokey discussion materials, the data included in the materials or any conclusions or advice expressed by Houlihan Lokey in the discussion materials or otherwise are material to any stockholder regarding the current Chelsey proposal.

In preparing its discussion materials, Houlihan Lokey among other things:

•	reviewed Hanover’s quarterly report on Form 10-Q for the 2006 fiscal first quarter ended March 31, 2006;
•	reviewed Hanover’s annual reports on Form 10-K for the fiscal years ended December 31 2003 through 2005;

•	reviewed the budget prepared by management of Hanover for 2006, as updated by management of Hanover from time to time prior to May 24, 2006;
•	spoke with certain members of Hanover’s management regarding the operations, financial condition, future prospects and projected operations and performance of Hanover;
•	reviewed the February 23, 2006 letter to the Company from Chelsey setting forth its $1.25 per share going private proposal;
•	reviewed the rights and designations of Hanover’s Series C Preferred stock;
•

reviewed the historical market prices and trading volume for Hanover’s publicly traded securities for the past three years and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

•

reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of Hanover advised Houlihan Lokey, and Houlihan Lokey assumed, that the budgets for 2006 had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hanover’s management as to the future financial results and condition of Hanover, and Houlihan Lokey expresses no opinion with respect to such budgets or the assumptions on which they were based. As of the date of its most recent discussion materials, Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Hanover since the date of the most recent financial statements provided to Houlihan Lokey, and that there were no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Hanover was a party (other than the merger).

Furthermore, in connection with the preparation of its discussion materials, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expresses no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Hanover was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to any alternatives to the Chelsey February 2006 proposal; or (b) negotiate the terms of such proposal. Houlihan Lokey’s discussion materials were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its presentation materials. Houlihan Lokey did not undertake, and is under no obligation, to update or revise its presentation materials after its engagement was terminated in June 2006, or otherwise comment on or consider events occurring after the date of its last presentation materials.

Houlihan Lokey’s discussion materials were furnished solely for the use and benefit of the Special Committee in connection with its consideration of Chelsey February 2006 proposal and were not intended to, and do not, confer any rights or remedies upon any other person, and were not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. The inclusion of Houlihan Lokey’s discussion materials in this proxy statement should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s discussion materials do not relate in any way to the November 15, 2006 offer by Chelsey which is the subject of this proxy statement and are not intended to be, and do not constitute, a recommendation to any stockholder as to how such stockholder should act or vote with respect to the proposed merger.

In preparing its discussion materials for the Special Committee with regard to Chelsey’s February 2006 proposal, Houlihan Lokey performed a variety of analyses, including those described below. The matters addressed in the discussion materials entail a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, the analyses are not readily susceptible to partial analysis or summary description. Houlihan Lokey did not prepare its discussion materials with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables included in its discussion materials without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

No limitations or restrictions were imposed by Hanover on the scope of Houlihan Lokey’s investigation or the procedures to be followed by Houlihan Lokey in preparing the discussion materials. In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the respective dates of its discussion materials. No company, transaction or business used in Houlihan Lokey’s analyses for purposes is identical to Hanover or Chelsey’s February 2006 proposal. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Hanover’s control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s analyses were provided to the Special Committee in connection with its consideration of Chelsey’s February 2006 proposal and were only one of many factors considered by the Special Committee in evaluating that proposal. Houlihan Lokey’s analyses were not determinative of the consideration offered in Chelsey’s February 2006 proposal or of the views of the Special Committee, Hanover’s Board of Directors or management with respect to that proposal.

The following is a summary of the material valuation analyses prepared in connection with the presentations provided to the Special Committee on April 18, 2006, May 5, 2006 and May 24, 2006.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•

Enterprise Value –the value of the relevant company’s outstanding equity securities (taking into account any outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

•	EBITDA –the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period and adjusted for certain items.
•	EBIT –the amount of earnings before interest and taxes for a specified time period and adjusted for certain items.
•	EBITDA margin -- EBITDA divided by total revenue and expressed as a percentage.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected direct marketing in apparel or other products and/or home furnishings companies listed below as of a date proximate in time to the date of the discussion materials, and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2006 (for the fiscal year ended December 30, 2006) EBITDA, EBIT and revenue for Hanover were based on estimates provided by Hanover’s management. Estimates of 2006 EBITDA for the selected or other direct marketing in apparel or other products and/or home furnishings companies listed below were based on publicly available research analyst estimates for those direct marketing in apparel or other products and/or home furnishings companies.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value and considered certain financial data for Hanover and selected direct marketing in apparel or other products and/or home furnishings companies.

The calculated multiples included:

•	Enterprise value as a multiple of the then most recently reported last twelve months (“LTM”) EBITDA;
•	Enterprise value as a multiple of estimated 2006 EBITDA;
•	Enterprise value as a multiple of LTM EBIT; and
•	Enterprise value as a multiple of estimated 2006 EBIT.

Houlihan Lokey compared financial information and valuation multiples relating to Hanover to corresponding data and multiples of 13 publicly-traded companies grouped in three tiers that were deemed by Houlihan Lokey to have some comparability to Hanover, with tier one being the most comparable and tier three being the least comparable. The following seven companies engaged in direct marketing in apparel and/or home furnishings constituted tier one:

•	Coldwater Creek Inc.
•	Charming Shoppes Inc.
•	Blyth Inc.
•	J Jill Group Inc.
•	Delias Inc.
•	Alloy Inc.
•	Blair Corp.

Houlihan Lokey excluded Delias, because no projections were available and its limited trading history, and Blair, because no projections were available, from its analysis.

Tier two consisted of the following companies engaged in direct markets in other products:

•	Cabela's Inc.
•	Sportsmans Guide Inc.
•	Petmed Express Inc.
•	PC Malls Inc.

Tier three consisted of the following two home fashion retailers:

•	Bed Bath & Beyond Inc.
•	Williams-Sonoma Inc.

Houlihan Lokey did not include the tier three companies in its analysis because of their limited comparability to Hanover. The selected companies analysis indicated the following:

	Then Current Fiscal Year		Last 12 Months		Next Fiscal Year
	EBITDA	EBIT	EBITDA	EBIT	EBITDA	EBIT
Low	7.1X	9.4X	7.1X	8.3X	7.7X	8.1X
High	23.9X	32.6X	23.9X	32.6X	18.1X	30.1X
Median	10.0X	12.9X	9.7X	12.4X	8.4X	10.6X
Mean	11.1X	15.1X	11.0X	14.7X	9.7X	13.5X

The foregoing companies were compared to our company for purposes of the selected companies analysis because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of our company. However, Houlihan Lokey noted that no company utilized in this analysis is identical to our company because of differences between the business mix, regulatory environment, operations and other characteristics of our company and the comparable companies. Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of our company, such as the impact of competition on the business of our company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of our company or the industry or in the markets generally. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using comparable company data and must be considered together with qualities, judgments and informed assumptions.

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices announced in selected publicly-announced direct marketing in apparel and/or home furnishings transactions.

The selected direct marketing in apparel and/or home furnishings transactions Houlihan Lokey were:

Acquiror	Target
Talbots	J Jill
Liberty Media Group	Provide Commerce
Spire Capital Partners Consortium	SkyMall Inc.
Charming Shoppes Inc.	Crosstown Traders
IAC/InterActive Corp.	Cornerstone Brands, Inc.
Sportsmen’s Guide Inc.	The Golf Warehouse
Alloy Inc.	Delias
Ripplewood Holdings LLC	Lillian Vernon Corp.
Blyth, Inc.	Miles Kimball Company
Sears Roebuck & Co.	Land’s End

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue;
•	Enterprise value as a multiple of LTM EBITDA; and
•	Enterprise value as a multiple of LTM EBIT.

Houlihan Lokey also calculated (A) EBITDA margin and (B) the premium of (i) the price per share in each selected transaction to (ii) the closing price of the publicly-traded stock of the target company for each of 1 day, 5 days and 20 days before the announcement of the transaction.

The selected transactions analysis indicated the following:

	Enterprise Value	LTM Enterprise Value Multiples			EBITDA Margin	Premium
		Revenues	EBITDA	EBIT		1 Day	5 Days	20 Days
Low	$30.0	0.17X	10.8X	7.4X	7.8%	16.6%	16.5%	24.9%
High	$1,793.7	2.18X	23.5X	33.0X	9.6%	72.6%	74.7%	71.0%
Median	$161.9	0.83X	13.0X	13.8X	9.2%	23.1%	23.5%	36.5%
Mean	$391.3	0.89X	15.1X	18.9X	8.9%	33.8%	34.6%	42.2%

Houlihan Lokey noted that the comparable transactions reflect acquisitions of companies with better margins and more scale than Hanover and therefore, comparability may not be appropriate. None of the transactions utilized in the selected transactions analysis are identical to Chelsey’s February 2006 proposal. In evaluating these transactions, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of our company, such as the impact of competition on the business of our company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of our company or the industry or in the markets generally, which could affect the public trading value of our company and the aggregate value of the transactions to which it is being compared. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using comparable transaction data and must be considered together with qualities, judgments and informed assumptions.

Acquisition Premium Analysis: Houlihan Lokey also presented, in chart form, the 1 day, 5 day and 20 day median acquisition premium analysis for all transactions for which a Schedule 13E-3 was filed with the Securities and Exchange Commission during the period from 2004 through 2006 for which sufficient information for analysis was available. The median value and share price of the transactions and the median premiums for Schedule 13E-3 transactions were:

	Median Value of Transaction ($ in millions)	Median Offer Price Per Share	Median Premium
			1 Day	5 Day	20 Day
Overall	$3.6	$8.94	14.9%	15.2%	16.5%
2006	$299.5	$20.10	13.0%	14.2%	15.3%
2005	$2.2	$9.50	20.8%	22.8%	19.9%
2004	$5.1	$7.00	12.8%	13.2%	13.9%

Houlihan Lokey compared these premiums with the discount to market represented by the Chelsey $1.25 offer below the closing price of Hanover’s common stock 1 day, 5 days and 1 month after the announcement. The discount ranged from 49.2% (to the 1 month closing price) to 55.4% (to the 5 day closing price).

Consideration Sensitivity Analysis.  Houlihan Lokey presented a price per share matrix illustrating the impact of the EBITDA multiple on EBITDA ranging from $16.5 million to $22.5 million and EBITDA multiples ranging from 6.0X to 10.0X. The matrix highlighted a subset of the range of price per share values as follows:

EBITDA MULTIPLES	Assumed Levels of EBITDA (in millions)
	$18.0	$18.5	$19.0	$19.5	$20.0	$20.5	$21.0
	Price Per Share
7.0X	$1.18	$1.29	$1.39	$1.50	$1.61	$1.71	$1.82
7.5X	$1.45	$1.57	$1.68	$1.80	$1.91	$2.03	$2.14
8.0X	$1.73	$1.85	$1.97	$2.10	$2.22	$2.34	$2.46
8.5X	$2.00	$2.13	$2.26	$2.39	$2.52	$2.65	$2.78
9.0X	$2.28	$2.42	$2.55	$2.69	$2.83	$2.96	$3.10

The discussion materials included two matrices, one for 2005 and the other for 2006, that illustrated the impact of gross profit margins and EBITDA multiples on price per share. The 2005 matrix was based on a starting EBITDA of $21.6 million after adjustments of $0.8 million which included public company costs of $2.0 million (as estimated by Hanover’s management). The gross profit margins ranged from 37.9%, the actual gross profit margin in 2005, to 40.9% and EBITDA multiples ranging from 6.0X to 10.0X. On the low side, at a multiple of 6.0X and a gross profit margin of 37.9%, the implied price per share was $1.29 assuming EBITDA of $21.6 million. On the high side, the price per share was $7.66 per share on an assumed 40.9% gross profit margin and EBITDA multiple of 10.0X at an EBITDA level of $33.8 million. For 2006, Houlihan Lokey started with EBITDA of $18.4 million after adjustments of $2.7 million which included public company adjustments of $2.0 million (as estimated by Hanover’s management) and using the 2006 actual budgeted gross profit margin of 38.7% which implied a price per share of $0.70, the bottom end of the matrix. On the high side, the price per share was $6.87 per share on a 41.7% gross profit margin and an EBITDA multiple of 10.0X which implied EBITDA of $31.2 million.

Leverage. Houlihan Lokey also analyzed the debt capacity of Hanover. Based upon the latest financial information available to Houlihan Lokey, Hanover had a LTM leverage ratio of 1.4X based on total debt of $30.5 million and $19.6 million of EBITDA prior to the public company cost add back. Houlihan Lokey’s materials reflected that, based upon the then current debt environment, Hanover had the potential for additional debt capacity based in part on the Standard & Poors Q4 2005 Leveraged Buyout Review. A potential debt transaction at a 4.0X leverage ratio would yield $86.3 million of proceeds which, after payback of the existing debt to Wachovia and Chelsey Finance, would resulted in $29.3 million of residual proceeds or $4.16 per common share. This analysis assumed that Hanover’s preferred stock would remain outstanding.

May 5, 2006 Updated Discussion Materials. After a meeting between Chelsey representatives and Houlihan Lokey on April 19, 2006, and at the direction of the Special Committee, Houlihan Lokey provided the Special Committee with updated discussion materials. These materials reflected a revised estimate of public company costs by Hanover’s management, as well as Hanover’s actual financial performance for its first fiscal quarter of 2006, which differed from budgeted results in both revenues, $100 million versus a budget of $99 million and $90 million in Q1 2005, and EBITDA, $2.0 million versus a budget of $1.0 million and $4.4 million in the first quarter of 2005. All figures were adjusted for non-recurring items but not public company costs.

As a result of these adjustments, implied 2005 EBITDA multiples increased from 5.9X to 6.6X and implied 2006 EBITDA multiples increased from 7.0X to 7.6X, in both cases the multiples remained below the mean and median 2006 EBITDA multiples of approximately 9.9X and 8.0X in Houlihan Lokey’s revised selected companies analysis and the mean and median LTM EBITDA multiples of 14.8X and 13.6X in Houlihan Lokey’s revised selected transactions analysis. Houlihan Lokey updated the data in the selected companies analysis which resulted in reductions in the LTM EBITDA mean multiple from 11.0X to 8.6X and a reduction in the LTM EBITDA median multiple from 9.7X to 8.3X, principally as a result of the elimination of Coldwater Creek (deemed by Houlihan Lokey to be an outlier) and J Jill (acquired during the interim period) from the analysis. Houlihan Lokey also updated the leverage discussion to reflect the reductions in projected EBITDA. This increased Hanover’s LTM leverage ratio from 1.4X to 1.8X, which reduced the maximum potential loan proceeds by $20 million to $68.3 million, which in turn reduced the implied payout per share from $4.16 to $1.62 per share of Hanover common stock.

May 24, 2006 Revised Discussion Materials. After a meeting among the Special Committee, Chelsey representatives and Houlihan Lokey on May 17, 2006, Houlihan Lokey again revised its discussion materials. The revised discussion materials reflect management’s revised 2006 forecast budget which was 21% below the old budget and 32% less than the 2005 results. Management projected a $3.5 million further reduction in forecasted 2006 EBITDA from $16.4 million to $12.9 million. Houlihan Lokey revised the analyses discussed in its earlier materials, using the revised EBITDA, EBIT and EBITDA margins. Houlihan Lokey also updated the data in the selected companies analysis which resulted in an increase in the LTM EBITDA mean multiple from 8.6X to 10.7X and an increase in the LTM EBITDA median multiple from 8.3X to 10.9X, principally as a result of a reduction in the multiples for Charming Shoppes and an increase in the multiples for Alloy. Houlihan Lokey also updated the data in the selected transactions analysis for two transactions and included an additional transaction, which resulted in (i) a reduction of the mean and median LTM revenue multiples from 0.89X and 0.93X to 0.87X and 0.79X, respectively; (ii) a reduction of the median LTM EBITDA multiple from 13.6X to 12.5X and an increase of the mean LTM multiple from 14.8X to 15.0X and (iii) an increase of the mean and median LTM EBIT multiples from 18.2X and 14.2X to 45.9X and 14.3X, respectively. The consideration sensitivity analysis was also correspondingly adjusted and the share prices ranged from a low of $0.10 per share on $13.0 million of EBITDA and a 7.0X multiple to a high of $2.65 per share on $20.5 million of EBITDA and a 8.5X multiple.

Other Matters. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey was engaged pursuant to a letter agreement dated March 26, 2006 to provide, upon the request of the Special Committee, an opinion to the Special Committee regarding the fairness from a financial point of view to the holders of our common stock other than Chelsey of the consideration to be received by the holders of our common stock in the merger. Pursuant to the engagement letter, Houlihan Lokey’s fee was $225,000 (plus certain hourly fees for services extending more than 30 days after the original engagement), a portion of which became payable upon the execution of the engagement letter and the balance upon delivery of the fairness opinion regardless of the conclusion reached therein. The engagement letter provided for a $175,000 minimum fee if the transaction was terminated without a fairness opinion being rendered. We paid Houlihan Lokey the minimum fee plus $37,850 of hourly charges. We also agreed to reimburse Houlihan Lokey for certain expenses, including attorneys’ fees and disbursements, and to indemnify Houlihan Lokey and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Hanover, any other party that may be involved in the merger and their respective affiliates.

Management Provided 2006 Budget and Revised Budget. Houlihan Lokey relied on the 2006 budget prepared by Company management in early 2006 as part of its normal financial planning process (“Initial Budget”), which was revised in May 2006 (“Revised Budget and, together with the Initial Budget, the “Budgets”) based on updated information and trends as of that date and which are set forth below. We do not as a matter of course make our budgets and forecasts public. We did, however, provide the Budgets, set forth below, to Houlihan Lokey in connection with their preparation of their discussion materials, as described [section reference] [page reference]. The Budgets are included in this Proxy Statement solely because this information was provided to Houlihan Lokey.

THESE BUDGETS WERE NOT PREPARED BY HANOVER WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE BUDGETS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, HANOVER’S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS. THE BUDGETS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY HANOVER’S MANAGEMENT, WITH RESPECT TO HANOVER’S PERFORMANCE AND GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND HANOVER’S CONTROL. IN THE VIEW OF HANOVER’S MANAGEMENT, HOWEVER, THIS INFORMATION WAS PREPARED ON A REASONABLE BASIS AND REFLECTED THE BEST ESTIMATES AND JUDGMENTS AVAILABLE AS OF THE DATES ON WHICH THEY WERE PREPARED AND PRESENTED, TO THE BEST OF HANOVER’S MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF HANOVER FOR 2006.

PLEASE REFER TO THE 2006 AUDITED FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT FOR HANOVER’S ACTUAL RESULTS FOR 2006.

(figures in thousands)			Initial	Revised
	Initial	Revised	Budget	Budget
	Budget	Budget	Adjusted	Adjusted
	12/31/06	12/31/06	12/31/06	12/31/06
Reported Revenue	$428.3	$424.3	$428.3	$424.3
Revenue Growth %	5.1%	4.1%	5.1%	4.1%
Less: Cost of Goods Sold	$262.4		$262.4
Gross Profit	$165.8		$165.8
Less: Selling, General & Administrative	$152.6		$152.6
Less: Special Charges	$0.0		$0.0
Add: Depreciation and Amortization	$2.4		$2.4
Add: Adjustments	$0.8 [1]	$1.8 [1]	$4.9 [1,2]	$5.9 [1,2]
Adjusted EBITDA	$16.4	$12.9	$20.5	$17.0
EBITDA Margin %	3.8%	3.0%	4.8%	4.0%
Less: Depreciation and Amortization	$2.4		$2.4
Adjusted EBIT	$14.0		$18.1
EBIT Margin %	3.3%		4.2%

Footnotes:	Fiscal Year Ended 12/31/06
(1) Adjustments:	Initial Budget	Revised Budget			(2) Potential Cost Adjustments	1
Operating One-Time Charges/(Gains)
Severance and Termination Costs	$0.0	$1.2			Information Systems	$0.4
Special Charges / Restructuring Related Charges	$0.7	$0.0			Global Sourcing Related Increases	$0.7
Going Private	$0.0	$0.5			Increase in Payroll (excl. reclass)	$2.2
					Increase in Fringe	$0.8
Other Adjustments					Total Adjustments	$4.1
Compensation Expenses Related to Stock Options	$0.1	$0.1
Total Adjustments	$0.8	$1.8

Management’s Initial Budget was based on the following principal assumptions:

•	Revenues to increase by 5.1% over 2005;
•	Overall product margin to remain constant with 2005;
•	Increased outbound merchandise shipping expense due to January 2006 increase in postal rates; and
•	Increased catalog costs due to increased paper costs and postal rate increase effective January 2006.

In May 2006, the Initial Budget was revised downward in preparation of the Revised Budget for the following reasons:

•	Lackluster performance of the Company’s flagship catalog The Company Store and the poor performance of the International Male and UnderGear catalogs;
•	Lower than expected performance on its membership programs supplied by a new provider; and
•	Increased outbound merchandise shipping expenses as a result of the bankruptcy and liquidation of APX Logistics, one of the subcontractors provided outbound shipping services.

CHELSEY’S PURPOSE; REASONS FOR AND STRUCTURE OF THE MERGER

For members of the Chelsey Group, the purpose of the merger is to eliminate the costs of being a public company and to purchase and retire the unaffiliated stockholders’ interest in the common stock, which they believe has no value based on the Valuation Analysis of Agio. After the merger, Chelsey would own 100% of our common stock and bear the rewards and risks of such ownership after our common stock ceases to be publicly traded. Chelsey is proceeding with the merger in order to enable Hanover to avoid the costs and burdens of being a publicly traded company while providing Hanover’s stockholders (other than the Chelsey Group) the opportunity to liquidate their investments in Hanover common stock for cash at a price representing a premium over the value of the common stock.

Chelsey’s purpose and desire to proceed with the merger is also motivated primarily by its belief that after the merger, Hanover, as a private company, will be better positioned to obtain financing and will incur reduced operational and administrative costs arising from and in connection with Hanover’s status as a reporting public company. Chelsey had been seeking to take Hanover private since Hanover became current in its SEC periodic reporting requirements in February 2006, although it had withdrawn its first offer as a result of the sharp deterioration in Hanover’s financial performance.

Hanover and Chelsey pursued the going private transaction structured as a cash out merger for a variety of reasons. The reverse triangular cash merger transaction structure of the merger agreement is an efficient structure to promptly provide the unaffiliated stockholders of Hanover with cash for their shares and to provide them with the ability to promptly and orderly transfer ownership of our shares. Also, given that Chelsey’s ownership of a majority but less than 90% of Hanover’s common stock, all of the Preferred Stock and its position as a junior secured lender, the structure enabled members of the Chelsey Group who were equity owners and lenders to Hanover, to continue their existing interests in Hanover. Furthermore, although members of the Chelsey Group will continue their equity ownership of Hanover, because Chelsey’s Preferred Stock and its warrant will be eliminated in the merger, Hanover will have a simpler capital structure which will afford it more flexibility in future financing, including the secured debt which matures in July 2007. In addition, the cash merger was viewed as an efficient structure from a tax perspective to members of the Chelsey Group as it will not trigger a second change in control which would further limit or eliminate the Company’s existing net operating losses (“NOLs”), which were valued between $3.2 million and $3.6 million. (Chelsey’s first acquisition of shares of Hanover was a change in control for purposes of Section 382 of the Internal Revenue Code and thus the NOL’s were already subject to the Code Section 382 annual limitation on the utilization of NOL’s.) These NOL’s will continue to be available to the Company after the consummation of the proposed transaction, and Chelsey would indirectly benefit therefrom, if the Company had positive income in the future.

POSITION OF CHELSEY AS TO FAIRNESS OF THE MERGER

The rules of the SEC require the Chelsey Group to express their belief as to the fairness of the merger to Hanover's public stockholders who are not affiliated with the Chelsey Group. The Chelsey Group did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the merger to the Hanover stockholders unaffiliated with the Chelsey Group. The Chelsey Group members relied on and adopted the Valuation Analysis and the conclusions reached therein and relied on and adopted the conclusions and analyses of the board of directors of Hanover. On the basis of the foregoing, the Chelsey Group members believe that the proposed merger is fair to Hanover stockholders, other than Hanover, the Chelsey Group and the Dissenting Stockholders. It should be noted that the Chelsey Group does, however, include Stuart Feldman, William Wachtel and Paul Goodman, each of whom is a member of the Hanover Board, and each of whom, in such capacity, determined that the terms of the merger agreement are advisable and are fair to and in the best interests of Hanover's public stockholders who are not affiliated with the Chelsey Group for the reasons explained more fully herein in connection with the discussion of the Board's reasons for approving and recommending the merger. Messrs. Feldman, Wachtel and Goodman, in their capacities as members of the Chelsey Group, have adopted the analysis and conclusions of the Valuation Analysis and the Board as to the fairness of the Merger Consideration and believe that the proposed merger is fair to Hanover's public stockholders who are not affiliated with the Chelsey Group.

As a result of the merger, Chelsey will become the sole stockholder of the Company. The Company has existing net operating losses (“NOL’s”), which Agio valued, as part of its Valuation Analysis, at $3.2 million to $3.6 million which was included in the enterprise value. This value took into account that the Company was not projecting positive taxable income for some time and thus the future utilization of the NOL's was discounted to present value. In addition, the NOL’s are subject to an annual limitation under Code Section 382. Chelsey does not realize any incremental value in the NOL’s by taking the Company private through acquiring 100% of the ownership of its common stock because, based on the enterprise value as determined by Agio, the Preferred Stock owned by Chelsey represented all of the equity value of the Company before the transaction in any event. It should be noted, however, these NOL’s will continue to be available to the Company after the consummation of the proposed transaction, and Chelsey would indirectly benefit therefrom, if the Company had positive income in the future

While members of the Chelsey Group recognize that there may be some detriments to Hanover’s other stockholders as a result of the merger, for example, ceasing to have an interest in Hanover’s future growth, if any, going forward, members of the Chelsey Group also recognize that these stockholders will benefit from the merger, if it is approved, since the Merger Consideration to be paid to Hanover’s stockholders represents a premium over fair value of the common stock based on the Valuation Analysis. In addition, each of the members of the Chelsey Group believes that the proposed merger is substantively fair to the unaffiliated Hanover stockholders based on the following material factors which it considered:

•	the fact that the merger consideration to be paid to unaffiliated Hanover stockholders will be all cash, which provides liquidity and certainty to Hanover’s public stockholders;
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the fact that there had been public disclosure of the prior going private proposal made by Chelsey in February 2006, which Chelsey had abandoned, and that Hanover had received only one acquisition proposal after the prior offer from Chelsey was withdrawn, which offer ascribed a lower enterprise value to Hanover and did not ascribe any value to the common stock and resulted in a substantial discount in the value of the Preferred Stock, when compared to the Chelsey offer;

•	the fact that since the merger agreement was announced in November, 2006, no offer or indication of interest has been received;
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the fact that Agio conducted a valuation analysis for the Board and made an oral presentation to the Board on November 8, 2006, regarding its valuation analysis. The Valuation Analysis, which used traditional valuation assumptions and methodologies (and without giving weight to the market prices of Hanover’s common stock), arrived at an enterprise value range of $64 to $67 million. Agio’s valuation analysis also arrived at a range of values for the Company’s outstanding debt and Preferred Stock of $86 to $88 million, which range exceeded the concluded value range for Hanover’s enterprise value. Based on the Agio valuation analysis and the oral presentation to the Board, the Board adopted the Valuation Analysis and concluded that the common stock had no value. See “Valuation Analysis of Goldsmith, Agio, Helms & Lynner, LLC” for more information on the Valuation Analysis.

Going Concern Value. The Chelsey Group considered a number of methods of valuation presented by Agio which were premised upon going concern value. Agio arrived at the enterprise value of Hanover using traditional valuation methodologies, all of which were premised on Hanover continuing as a going concern. These included the discount cash flow analysis, comparable company analysis and comparable transaction analysis.

Liquidation Value. Although Agio did not perform an analysis of the liquidation value of Hanover, Agio concluded that liquidation value was not relevant in light of Hanover’s negative stockholders equity of approximately $30 million and its conclusion that Hanover did not own tangible saleable assets with sufficient built in appreciation to overcome the deficit balance in stockholders' equity.

In considering the substantive fairness of the merger, the Chelsey Group was mindful of the fact that no fairness opinion was obtained, and the merger consideration per share of common stock offered by Chelsey was below historic trading prices for Hanover, although a Valuation Analysis was obtained by an investment banking firm and the merger consideration per share of common stock offered by Chelsey was in excess of the value attributed to the common stock in the Valuation Analysis. The Chelsey Group was satisfied that the Valuation Analysis, together with the other material factors discussed in this section “—Position of Chelsey as to Fairness of the Merger”, enabled it to make an appropriate determination regarding fairness.

Each of the members of the Chelsey Group also believes that the proposed merger is procedurally fair to the unaffiliated Hanover stockholders based on the following material factors which it considered:

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the Board was empowered to change its recommendation and terminate the merger agreement if it determines in good faith that doing so is required by its fiduciary duties under Delaware law, without payment to Chelsey or MergerCo of a termination fee to weigh in favor of recommending the merger. The terms of the merger agreement also do not prohibit Hanover or its representatives from soliciting third-party bids and from accepting third-party bids. To the extent required by its fiduciary duties, the Board is not prohibited from considering or entering into any acquisition proposals, and the merger agreement further expressly provides that the Board may enter into agreements regarding any “superior proposal” (as that term is defined in the merger agreement);

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the merger agreement had many provisions that were seen by Chelsey as beneficial to the minority stockholders the limited number and scope of representations and warranties by Hanover, and the limited closing conditions. It also viewed the fact that the Merger Consideration to be paid to the minority stockholders was all cash, which provides liquidity and certainty of value to Hanover’s public stockholders and that Chelsey’s obligation to pay the Merger Consideration was not contingent on its ability to secure third party financing;

•	an independent investment banker had been retained by the Board to provide a valuation analysis of Hanover, prior to any renewed proposal by the Chelsey Group;

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the Board had retained counsel independent from Chelsey, Young Conaway, to advise the Board concerning Delaware law matters, including independent legal advice regarding the Board's fiduciary duties in connection with the merger and pertaining to the Valuation Analysis performed by Agio;

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that Delaware law entitles Hanover’s stockholders, who follow certain statutory procedures, to seek a judicial appraisal of the fair value of their shares if the merger is completed and they believe the Merger Consideration is not fair. Thus Chelsey was of the view that minority shareholders would have an alternative if they did not believe that the Merger Consideration was fair;

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that Chelsey had committed to vote in favor of the adoption of the merger agreement at the annual meeting, unless the Board changes its recommendation with respect to the merger or in the event Chelsey or Hanover terminates the merger agreement. Accordingly, the Board will be able to ensure approval of the merger if it continues to recommend that stockholders vote in favor of the adoption of the merger agreement, so long as the merger agreement has not been terminated;

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that merger agreement does not require the Board to submit the Chelsey proposal to the stockholders of Hanover for their adoption at a stockholder meeting if the Board changes its recommendation. The Board instead may terminate the merger agreement; and

•	the fact that no termination fee would be owed by Hanover to Chelsey upon any termination of the merger agreement by Hanover or Chelsey.

In considering the procedural fairness of the merger, the Chelsey Group was mindful of the fact that the merger agreement is not subject to approval by a majority of unaffiliated stockholders, that there were no independent directors or a special committee and no independent advisor to solely represent the interest of the minority stockholders. Offsetting these procedural shortcomings, the Chelsey Group recognized the substantial procedural safeguards set forth above, including that the merger agreement allowed the Board to solicit and consider a superior proposal for Hanover and that were such a proposal accepted, that Chelsey would receive no termination fee, that the Board and the Chelsey Group, in reliance on the Board’s advisors, had been mindful of their fiduciary responsibilities to the minority stockholders. Chelsey also took into account that, in the course of Agio’s retention by the Board, Agio had been directed that where a range of judgments were available in reaching a conclusion on valuation, to make the choice that would result in the highest enterprise valuation and the highest value to the common stock and that Agio’s payment for it Valuation Analysis was not contingent upon rendering any conclusion, but was payable upon delivery of the analysis.

The Chelsey Group was also mindful of the inherent conflicts of interest in the merger and the approval process relating to the merger. Mr. Wachtel, who has sole voting control over Chelsey, will become the sole Hanover director after the merger. Mr. Feldman will become, indirectly, the sole beneficial Hanover shareholder, increasing his equity ownership from 72% of the common stock to 100%, after the merger.

Each member of the Chelsey Group concluded, based on the foregoing, that the despite the shortcomings noted above, the merger was substantively and procedurally fair to the unaffiliated Hanover stockholders.

The position of the Chelsey Group as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger. None of the Chelsey Group makes any recommendation as to how Hanover’s stockholders should vote their shares relating to the merger or any related transactions. Although the acquiring parties in the merger include Messrs. Feldman and Wachtel of the Chelsey Group, who are interested persons in the merger and therefore cannot be considered to be objective in their views with regard to the outcome of the merger, Messrs. Feldman and Wachtel have concluded based on the reasons and analysis as discussed above that the merger is fair to the unaffiliated stockholders of Hanover. Please refer below to “—Interests of Certain Persons in the Merger” for information on the interests of Messrs. Feldman and Wachtel in the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

General. In considering the recommendation of the Board you should be aware that some of Hanover’s officers and all of its directors have interests in the merger or have relationships, including those referred to below, that present conflicts of interest in connection with the merger. The Board was aware of these actual or potential conflicts of interest and considered them along with other matters which have been described in this Proxy Statement under the heading “Special Factors -- Recommendations of the Board; Reasons for the Merger.”

Directors. Each of the Directors has actual or potential conflicts of interest.

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Stuart Feldman, a Director, and his affiliates beneficially own approximately 69% of the Common Stock and 100% of the Preferred Stock. Mr. Feldman is also the major beneficial owner of Chelsey Direct which will be Hanover’s sole shareholder after the merger. (Mr. Feldman also holds vested options which have an exercise price which exceeds the Merger Consideration and thus have no value.) Chelsey Finance is also a junior secured lender to Hanover.

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William Wachtel, the Chairman of the Board, is the sole manager of Chelsey as well as holding vested options to acquire 7,344 shares directly. (The exercise price of Mr. Wachtel’s options exceeds the Merger Consideration and thus have no value.)

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Wayne P. Garten, Hanover’s current Chief Executive Officer and a director, will pursuant to the Merger Agreement, continue as CEO after the merger. Mr. Garten also owns 190 shares of Common Stock and holds vested options to acquire 205,000 shares of Common Stock. (The exercise price of Mr. Garten’s options exceeds the Merger Consideration and thus have no value.)

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Paul Goodman, a director, holds vested options to acquire 5,667 shares of Common Stock. (The exercise price of Mr. Goodman’s options exceeds the Merger Consideration and thus have no value.) Mr. Goodman is CEO of Chelsey Broadcasting, LLC.

Relationship between Hanover and its Officers and Directors. We refer you to the information in this Proxy Statement under the heading “Executive Compensation – Executive Officers” and under the heading “Security Ownership of Certain Beneficial Owners and Management” for information regarding our current officers and directors and their stock ownership in Hanover. Hanover’s officers who own Hanover common stock at the effective time of the merger will be entitled to receive the $0.25 Merger Consideration for their shares.

Ownership of Chelsey. Chelsey Direct is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC and Stuart Feldman, Chelsey is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel, the Hanover Chairman of the Board is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJI. Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan.

Continued Employment by Hanover. Following the merger, the current Hanover officers will continue to provide services to Hanover, the surviving corporation, as they did prior to the merger.

Please refer to “Related Party Transactions” for information regarding other interests and relationships of these persons in the merger.

Indemnification. The merger agreement provides that for six years after the date the merger is completed Chelsey will indemnify individuals who were Hanover’s officers and directors and the three members of the Special Committee who were directors until their July 18, 2006 resignation, during the time immediately prior to the execution of the merger agreement until immediately prior to the effective time of the merger, against matters occurring before the merger became effective to the extent provided under Hanover’s articles of incorporation and by-laws in effect on the date of the merger agreement. Chelsey has also agreed under the merger agreement that, at its option, it may guarantee the surviving corporation’s indemnification obligations for three years following the completion of the merger, or provide officers’ and directors’ liability insurance for three years after the merger to each person currently covered by Hanover’s officers’ and directors’ liability insurance policy on terms no less favorable than Hanover’s current policy. Chelsey, however, will not be obligated to pay premiums in excess of 200% of the amount Hanover currently pays for its insurance.

CERTAIN EFFECTS OF THE MERGER

Pursuant to the merger agreement, following approval of the proposed merger and subject to the fulfillment or waiver of specified conditions, MergerCo will be merged with Hanover, and Hanover will continue as the surviving company in the merger. As a result of the merger, Hanover’s common stockholders, other than the Chelsey Group and any Dissenting Stockholders, will be entitled to receive $0.25 in cash for each share of Hanover common stock outstanding at the time of the merger. Following the merger, Hanover’s stockholders (other than the Chelsey Group) will cease to participate in Hanover’s future earnings or growth, if any, or benefit from any increases, if any, in the value of Hanover common stock.

As a result of the merger, the entire interest in Hanover’s net book value and net earnings will be owned by Chelsey and Chelsey will have complete control over the conduct of Hanover’s business. In addition, Chelsey will have 100% of the benefit of any future earnings of Hanover or increases in the value of Hanover and will bear 100% of the risk of any future losses of Hanover or decrease in value of Hanover. The effect of the merger will be to increase the ownership interest of Chelsey and its affiliates in Hanover from approximately 77% (after giving effect to the exercise of all of Chelsey’s outstanding options and warrants) to 100%. Following the merger, price quotations will no longer be available. Our Common Stock is currently registered under the Securities Exchange Act of 1934. Following the merger, we will terminate the registration of our Common Stock under the Exchange Act, and, we will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act and as a result will no longer be required to file periodic reports with the SEC, for example, Form 10-Ks, 10-Qs and 8-Ks. In addition, we will no longer be subject to the proxy rules of Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going-private provisions of Rule 13e-3 of the Exchange Act.

At the close of the merger, unexercised and vested options to purchase shares of our common stock under our Stock Option Plans will be converted into cash to the extent the Merger Consideration exceeds the exercise price. For more information about the effect of the merger on options held by Chelsey and its affiliates, we refer you to “Special Factors -- Interests of Certain Persons in the merger” in this Proxy Statement. Unvested options to purchase shares of our common stock granted under our Stock Option Plans and vested options with an exercise price less than the Merger Consideration will be cancelled.

Hanover’s articles of incorporation will be amended in the merger to the form attached as an exhibit to the merger agreement. MergerCo’s by- laws will become the surviving company’s by-laws immediately after the merger.

MergerCo’s director immediately before the merger will become the surviving company’s director immediately after the merger.

Benefits and Detriments of the Merger to Hanover. Hanover believes that the merger will have the following primary benefits to Hanover:

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by becoming a private company (which will occur as a result of the merger), the operating flexibility of Hanover will be increased by enabling Hanover’s management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on Hanover’s long-range business interests without having to consider the possible adverse short-term effect of such decisions upon the market price of Hanover’s common stock and the interests of Hanover’s public shareholders;

•	by converting to private ownership, the overall operational and administrative costs arising from and in connection with Hanover’s status as a reporting public company will be reduced;.
•	by becoming a private company Hanover will avoid having to incur the costs of compliance with Section 404 of the Sarbanes Oxley Act of 2002 (“SOX”); and
•	by being wholly owned by Chelsey, Hanover will have greater flexibility in securing financing.

Hanover believes the primary detriments to Hanover of the completion of the merger are:

•	Hanover will be unable to use publicly traded securities as acquisition capital; and
•	Hanover will be unable to grant options to its employees to purchase publicly traded securities.

Benefits and Detriments of the Merger to Hanover’s Unaffiliated Stockholders. Hanover believes that the merger will result in the following primary benefits to you:

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it will allow you to immediately have the right to receive $0.25, without interest, in cash per share for your shares of Hanover common stock which represents a significant premium to the equity value of the common stock;

•	it will allow you to sell your shares without paying the usual transaction costs associated with open market sales; and
•	it will eliminate the risk of a future decline in the value of your investment in Hanover.

Hanover believes the primary detriments to you of the completion of the merger are:

•	you will cease to have any ownership in Hanover and will cease to participate in Hanover’s future earnings or growth, if any, or benefit from increases, if any, in Hanover’s value; and
•	you may recognize a taxable gain as a result of the merger (see “—Material United States Federal Income Tax Considerations”).

Benefits and Detriments of the Merger to members of the Chelsey Group. The merger will result in the following primary benefits to members of the Chelsey Group:

•	members of the Chelsey Group will increase their common stock ownership in Hanover from roughly 66% on a non-diluted basis and 72% on a fully diluted basis to 100%;
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disregarding the Chelsey Group’s existing interest in all of the Preferred Stock of Hanover, members of the Chelsey Group will increase their interest in the net book value and net earnings of Hanover from roughly 66% on a non-diluted basis and 72% on a fully diluted basis to 100% through the increase in their ownership of Hanover’s common stock; however, adjusting for the Chelsey Group’s interest in all of the Preferred Stock, Chelsey already held approximately 100% of the net book value and net earnings of Hanover prior to the merger, after taking into account the Valuation Analysis by Agio which accorded no value to the common stock;

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Chelsey and its affiliates will have the opportunity to participate in Hanover’s future earnings and growth, and will be the beneficiaries of any anticipated cost savings associated with Hanover becoming a private company; and

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Hanover has existing net operating losses (“NOL’s”), which were valued between $3.2 million and $3.6 million, although subject to annual limitations under Section 382 of the Internal Revenue Code. These NOL’s will continue to be available to Hanover after the consummation of the proposed transaction, and Chelsey would indirectly benefit therefrom, if Hanover had positive income in the future.

The primary detriments to members of the Chelsey Group of the completion of the merger are:

•	Chelsey and its affiliates will bear the risk of any decrease in the value, or increase in the leverage, of Hanover;
•	there will be a lack of liquidity for Hanover’s common stock following the merger because Hanover’s common stock will no longer be publicly traded; and
•	payment by Hanover of transaction costs and fees and expenses relating to the merger.

PURPOSES AND PLANS FOR HANOVER AFTER THE MERGER

Purposes

The purpose of the merger is to enable our stockholders, other than members of the Chelsey Group, to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $0.25 in cash, representing a premium over the value of the common stock. In this respect, our Board believed that the merger was the only viable alternative available to us and our stockholders because of:

•	the uncertain returns to such stockholders in light of the deteriorating performance of our business;
•	the costs to us of remaining public;
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the lack of any other outstanding acquisition proposals either in the period following Chelsey’s initial proposal to take us private in February 2006 or in the two year period prior to Chelsey’s revised offer (other than the inferior Palmetto proposal); and

•	the valuation attributed to our common stock set forth in Agio’s Valuation Analysis.

For these reasons, and the reasons discussed under the section entitled “—Recommendation of the Board of Directors; Reasons for the Merger,” our Board has determined that the merger agreement and merger are fair to and in the best interests of Hanover’s stockholders (other than Hanover, the Chelsey Group and any Dissenting Stockholders).

The transaction has been structured as a cash merger in order to provide our stockholders, other than members of the Chelsey Group, with cash for all of their shares and to provide a prompt and orderly transfer of ownership of our shares. Also, because Chelsey’s Preferred Stock will be eliminated in the merger, the structure provides us with a simpler capital structure which will afford us more flexibility in future financing, including our secured debt which matures in July 2007. In addition, the cash merger is also an efficient structure from a tax perspective to members of the Chelsey Group as it will not trigger a second change in control which would further limit or eliminate the Company’s existing NOL’s. (Chelsey’s first acquisition of shares of Hanover was a change in control for purposes of Code Section 382 and thus the NOL’s were already subject to the Code Section 382 annual limitation on the utilization of NOL’s.)

We are engaging in the merger at this time, and our Board has continued to be believe that it is in the best interests of the Company to be private at the earliest practicable date, in order to eliminate our public-company reporting costs and other costs associated with being public, to be better positioned to respond to competitive pressures on us described above under “—Recommendation of the Board of Directors; Reasons for the Merger”, and to afford us greater flexibility in future financing, including our secured debt which matures in July 2007.

Plans

Extraordinary Corporate Transactions. It is expected that following the merger, the business and operations of Hanover, as the surviving company, will be continued substantially as they are currently being conducted except that Hanover will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Hanover will, however, continue to review its assets, business, operations, properties, policies, corporate structure, dividend policy, capitalization and management and will consider whether any changes would be desirable in light of the circumstances then existing. At this time, however, Hanover has not, and Hanover has not been advised by Chelsey that it has, approved any:

•	specific plans or proposals for any extraordinary corporate transaction involving Hanover, as the surviving company after the completion of the merger; or
•	sale or transfer of a material amount of assets currently held by Hanover or the surviving corporation after the completion of the merger.

Management. Hanover’s executive officers immediately before the merger will become the surviving company’s executive officers. The sole director after the merger will be William Wachtel. For more information regarding management of the surviving company we refer you to “-- Interests of Certain Persons in the Merger” in this Proxy Statement.

Share Ownership. Chelsey has advised Hanover that, after the merger, Chelsey and the Chelsey Group intend to hold their shares of the capital stock of Hanover for long-term investment.

Right to Change Plans. Neither Chelsey nor its affiliates have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Chelsey and the Chelsey Group expect, however, that following the merger, Hanover’s management will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Hanover after the merger. Accordingly, Chelsey may, after the merger, elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Chelsey and the Chelsey Group expressly reserve the right to make any changes they deem appropriate in light of its evaluation and review or in light of future developments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of common stock who are U.S. Holders (as defined below) whose shares are converted into the right to receive cash in the Merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to U.S. Holders. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion. Further, no rulings have been, or are expected to be, sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

For purposes of this discussion, the term “U.S. Holder” means:

•	a citizen or individual resident of the U.S. for United States federal income tax purposes;
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a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or
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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A Non-U.S. Holder is a person (other than a partnership) that is not a U.S. Holder.

If a partnership holds Common Stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding Common Stock should consult their own tax advisors regarding the United States federal tax consequences of the Merger.

This discussion applies only to U.S. Holders that hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of the Common Stock. This discussion does not apply to Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, to U.S. Holders who hold shares of Common Stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of U.S. Holders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) and to U.S. Holders who own their shares of Common Stock through partnerships, trusts or other entities, all of whom may be subject to special rules. This discussion does not discuss the Unites States federal income tax consequences of the merger to any Non-U.S. Holder nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than the income tax.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER OF COMMON STOCK SHOULD CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING SUCH HOLDER’S STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER NON-UNITED STATES TAXING JURISDICTION AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FURTHER HOLDERS OF COMMON STOCK THAT ARE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES AND POSSIBLE ELIGIBILITY FOR BENEFITS UNDER APPLICABLE INCOME TAX TREATIES.

Exchange of Common Stock. The exchange of Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Common Stock pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Common Stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. Holder’s holding period for the Common Stock is more than one year at the time of completion of the

Merger. Gain or loss will be determined separately for each block of Common Stock (that is, Common Stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. U.S. Holders that hold separate blocks of Common Stock should consult their tax advisors with respect to these rules.

For non-corporate U.S. Holders, including individuals, long-term capital gain is subject to a maximum United States federal income tax rate of 15% U.S. Holders of Common Stock that are corporations generally will be subject to United States federal income tax on net capital gains at a maximum rate of 35%. Certain limitations apply to the use of a U.S. Holder’s capital losses. Generally, capital losses realized by a corporate U.S. Holder may be used only to offset capital gains, and capital losses realized by a non-corporate U.S. Holder, including an individual, may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting. Payment of proceeds with respect to the exchange of Common Stock pursuant to the Merger may be subject to information reporting and United States federal backup withholding tax at the rate of 28% if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. These requirements will be set forth in the Letter of Transmittal and should be carefully reviewed by each holder of Common Stock. Backup withholding is not an additional tax and amounts withheld will be allowed as a refund or a credit against such U.S. Holder’s United States federal income tax liability.

Stock Options. U.S. Holders of stock options that are vested at the time of the Merger will be entitled to the receipt of a cash payment with respect to each share subject to such an option in an amount equal to the difference between the Merger Consideration ($0.25 per share) and the applicable exercise price under the stock option with respect to the Common Stock. This cash payment will be taxable to the U.S. Holders of the stock options as ordinary income and will be subject to income and employment tax withholding.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method the total consideration paid in the merger will be allocated among Chelsey’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

Hanover has not made any underwritten public offerings or private placements of securities for cash in the past three years that were registered under the Securities Act of 1933 or exempt from registration under Regulation A thereof, nor has it entered into any repurchase arrangements with respect to its Common Stock.

FINANCING; SOURCE OF FUNDS

The amount of funds required to (1) fund the payment of the Merger Consideration and the option consideration to surrender outstanding vested stock options granted under Hanover’s stock option plans; and (2) pay the fees and expenses in connection with the merger is estimated to be $2.2 million.

Chelsey and MergerCo estimate that the total amount of funds required to purchase all of the outstanding common stock of Hanover pursuant to the merger agreement will be approximately $1.77 million. Chelsey intends to use cash on hand of its affiliated entity, the Chelsey Capital Profit Sharing Plan, and not from a third party, to make the purchases contemplated by the Merger Agreement. There is no financing contingency in Chelsey’s favor that would enable it to avoid consummation of the merger because of a lack of adequate funds.

FEES AND EXPENSES

Hanover estimates that merger-related fees and expenses, consisting primarily of fees and expenses of Agio, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $420,289, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Goldsmith Agio Helms & Lynner	$100,000
Filing Fees	189
Printing & Mailing Costs	36,300
Legal & Accounting Fees	280,000
Annual Meeting Costs	3,800
Total	$420,289

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant Hanover stockholders access to the corporate files of Hanover, to any other party to the merger agreement or to obtain counsel or appraisal services at the expense of Hanover or any other such party.

REGULATORY REQUIREMENTS

In connection with the merger, Hanover will be required to file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger proposal by Hanover’s stockholders and complying with federal and state securities laws. It is anticipated that Hanover will not have to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission or the Justice Department.

CERTAIN LEGAL PROCEEDINGS REGARDING THE MERGER

Hanover received a proposal from Chelsey Direct, LLC to acquire the shares of common stock that Chelsey does not already own for a cash purchase price of $1.25 per share in a letter dated February 23, 2006. As a result of the going private proposal, three substantially identical complaints have been filed against Hanover, Chelsey and each of Hanover’s directors: the first complaint was filed in Delaware Chancery Court by Glenn Freedman and L.I.S.T., Inc. as plaintiffs on March 1, 2006; the second complaint was filed in Delaware Chancery Court by Howard Lasker as plaintiff on March 7, 2006; and the third complaint was filed in Superior Court of New Jersey Chancery Division by Feivel Gottlieb as plaintiff on March 3, 2006. In each complaint, the plaintiffs challenge Chelsey’s going private proposal and allege, among other things, that the consideration to be paid in the going private proposal is unfair and grossly inadequate, that the Special Committee cannot be expected to act independently, that Chelsey has manipulated the financial statements of the Company and its public statements in order to depress the stock price of the Company and that the proposal would freeze out the purported class members and capture the true value of the Company for Chelsey. In each complaint, plaintiffs seek class action certification, preliminary and permanent injunctive relief, rescission of the transaction if the offer is consummated and unspecified damages.

The plaintiffs in each of the cases agreed to extend the time by which the defendants were required to respond, pending the recommendation of the Special Committee regarding the fairness of the transaction from a financial perspective. On May 25, 2006, Chelsey withdrew its going private proposal.

Following the execution of the Merger Agreement and Hanover’s December 15, 2006 filing of a Preliminary Proxy Statement (“Proxy”) and Schedule 13E-3 with the SEC, two of the plaintiffs, Glenn Freedman and L.I.S.T., Inc., filed an amended complaint (“Amended Complaint”) under seal on December 22, 2006 in Delaware Chancery Court. The Amended Complaint alleges, among other things, that the consideration in the Proposed Transaction is grossly inadequate, that each of the Hanover directors had conflicts of interest in approving the Merger Agreement, that the Merger Agreement was approved without benefit of a fairness opinion, that the valuation analysis prepared by Goldsmith, Agio, Helms & Lynner and relied upon by Hanover and the Hanover directors was flawed for a number of reasons, including that it did not take into account the market price of the Hanover common stock, that Chelsey opportunistically timed the Proposed Transaction to freeze out the minority shareholders for an inadequate price during what the Amended Complaint characterizes as a “temporary” decline in revenues, and that the Proxy is materially false and misleading. The Amended Complaint also alleges that the defendants breached their fiduciary duties of due care and loyalty to the minority shareholders of Hanover which requires that the Hanover shareholders be provided with a fair price and a fair process in a going private transaction as well as their fiduciary duty of full disclosure.

The plaintiffs seek class certification on behalf of other minority shareholders, an injunction against the consummation of the Proposed Transaction, or rescission and rescissory damages from Chelsey, if the transaction goes forward, together with costs. The plaintiffs also filed motions for an expedited proceeding and for a preliminary injunction against consummation of the Proposed Transaction.

Hanover believes the complaint is without merit and plans a vigorous defense.

Previously, Hanover had agreed in a Stipulation and Order of Dismissal filed on November 27, 2006 in the Delaware Chancery Court, to hold its annual meeting of shareholders on January 10, 2007 in response to an action to compel Hanover to hold an annual shareholders meeting filed by Glenn Freedman, one of the plaintiffs in the action described above. Because the Proxy will not be approved in time to hold the annual meeting by January 10, 2007, the parties agreed in an Amended Stipulation and Order filed on December 21, 2006 to postpone the annual meeting date until the earliest practicable date following the SEC’s review of the Proxy provided that if the annual meeting has not been held by March 15, 2007, it will be scheduled to be held on April 15, 2007, subject to further extension by the parties’ agreement or Order of the Chancery Court.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion and timing of the proposed merger and other information relating to the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” and “believes,” among others. Forward-looking statements are predictions of future trends and events and as such, there are substantial risks and uncertainties associated with forward-looking statements, many of which are beyond management’s control. While we base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. The following are some of the material risks and uncertainties to which we are subject:

•	the satisfaction of the conditions to complete the merger, including the receipt of required consents.
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement.
•	the outcome of any legal proceedings that is existing or may be instituted against us and others following announcement of the merger agreement.
•	the occurrence of any offer or proposal to acquire us.
•	the risk of unforeseen event, change or other circumstances resulting in a material adverse effect on us.
•	the failure of the merger to close for any other reason.

These and other factors may cause our actual results to differ materially from any forward-looking statement. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement and amend the related Rule 13e-3 transaction statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary. The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement and Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act” in this proxy statement, do not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

PARTIES INVOLVED IN THE PROPOSED MERGER

Hanover Direct, Inc. is a direct marketer of quality, branded merchandise through a portfolio of catalogs and websites. We also manufacture comforters and pillows that we sell in several of our catalogs and our retail outlet stores and manufacture Scandia Down branded comforters, pillows and featherbeds that we sell through specialty retailers. In addition, we provide product fulfillment, telemarketing, information technology and e-commerce services to third party businesses involved in the direct marketing business. Hanover is a publicly-held company. Hanover’s common stock, par value $0.01 per share was delisted from the American Stock Exchange (or AMEX) effective February 16, 2005 as a result of our failure to comply with the AMEX’s continued listing standards. Current trading information about our common stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.” Our principal executive offices are located at 1500 Harbor Boulevard, Weehawken, NJ 07086 and our telephone number is (201) 863-7300.

Chelsey Direct, LLC is a Delaware limited liability company and is a holding company that holds Hanover common stock. Together with its affiliate Chelsey Finance, LLC (Chelsey Direct, LLC and its affiliates which include Chelsey Finance, LLC, William Wachtel and Stuart Feldman are referred to as collectively as “Chelsey”), Chelsey is the record holder of 15,364,682 shares of common stock, warrants to purchase 10,259,366 shares of common stock and all of the outstanding 564,819 shares of our Preferred Stock. Chelsey Capital Profit Sharing Plan (also referred to as the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel, the Hanover Chairman of the Board is the sole Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Chelsey’s principal office is located at 110 East 59th Street, New York, 10019 and its telephone number is (212) 909-9500.

Chelsey Acquisition, Inc. (also referred to as “MergerCo”) is a Delaware corporation wholly owned by Chelsey Direct and was formed solely for the purpose of effectuating the merger. Mr. Wachtel is the sole officer and director of MergerCo.

INFORMATION CONCERNING THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held at 10:30 a.m., local time on April 12, 2007, at Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, New Jersey 07086.

Purpose of the Annual Meeting

At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, to elect directors and such other matters as may properly come before the annual meeting. A copy of the merger agreement is attached as Appendix A to this Proxy Statement.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE HANOVER STOCKHOLDERS (OTHER THAN HANOVER, CHELSEY, CERTAIN OF ITS AFFILIATES AND THE DISSENTING STOCKHOLDERS) AND HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

In considering the recommendation of the board of directors above, you should be aware that, as discussed in more detail under the heading “Special Factors -- Interests of Certain Persons in the Merger,” all of the members of our board of directors have a conflict of interest in recommending approval of the merger agreement; three are affiliated with Chelsey and the other is Hanover’s Chief Executive Officer.

To review the background and reasons for the merger in greater detail, we refer you to the information under the headings “Special Factors -- Background of the Merger” and “-- Recommendations of the Board; Reasons for the Merger.”

Record Date and Quorum Requirement

We have fixed the close of business on February 23, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. At the close of business on February 23, 2007, there were 22,426,296 shares of our common stock issued and outstanding with record holders and 564,819 shares of Preferred Stock issued and outstanding. A quorum will be present at the annual meeting if the holders of a majority of the outstanding shares of Hanover stock entitled to vote on the record date or the holders of a majority of the voting power of such stock are represented in person or by proxy. Each record holder of our common stock at the close of business on February 23, 2007 is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders at the annual meeting. Chelsey, the record holder of our Preferred Stock at the close of business on February 23, 2007, is entitled to 100 votes for each share of Preferred Stock then held on each matter submitted to a vote of the stockholders at the annual meeting.

Solicitation, Revocation and Use of Proxies

Our board of directors is requesting that after you read this Proxy Statement, including its appendices, you complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Alternatively, you may vote in person at the annual meeting. We refer you to the heading “Voting Procedures” below for additional information on how to vote at the annual meeting.

We will pay the costs of soliciting proxies and the costs of holding the annual meeting. We do not intend to use any third parties to solicit proxies and thus do not anticipate incurring any proxy solicitation costs. We will furnish copies of the Proxy Statement to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of our common stock, and we will reimburse these persons for their reasonable out-of-pocket expenses.

You may revoke your proxy at any time before the annual meeting by:

•	giving written notice of your revocation to our Secretary at 1500 Harbor Boulevard, Weehawken, NJ 07086; Attention: Daniel J. Barsky
•	filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary; or
•	attending the annual meeting and voting in person.

Voting Procedures

Vote by Mail. If you chose to vote by mail, please complete, sign and date and return your proxy card in the postage-paid envelope provided.

Vote via the Internet or by Telephone. If you chose to vote via the Internet, follow the on-screen instructions at www.voteproxy.com; have your proxy card available when you access the web page. If you chose to vote by telephone, call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions; have your proxy card available when you call. You may vote via the Internet or by phone up until 11:59 PM, Eastern Standard Time, the day before the meeting date.

Vote at the Annual Meeting. Voting by mail will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote the shares at the annual meeting.

How Shares are Voted. Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Hanover will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger agreement and for the director nominees and in the manner as the persons named on the proxy card in their discretion determine upon any other matter that may properly come before the annual meeting or any postponements or adjournments thereof. If you abstain from voting, or do not execute a proxy card and do not vote at the annual meeting, it will have the same effect as a vote against the adoption of the merger agreement.

Vote Required

Adoption of the merger agreement. The affirmative vote of two-thirds of the Preferred Stock and the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote and the Preferred Stock (which has 100 votes per share), voting together as a class, is required in order to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Election of Directors. The four nominees for director receiving a plurality of the votes cast at the annual meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

As of the record date, Chelsey and its affiliates beneficially own approximately 92% of the voting rights of the Company (including owning approximately 69% of Hanover’s issued and outstanding common stock, 77% of the common stock after giving effect to the exercise of all of Chelsey’s outstanding options and warrants and all of the 564,819 shares of Hanover’s Series C Participating Preferred Stock which has 100 votes per share). Therefore, subject to a change in recommendation of our board of directors or termination of the merger agreement in accordance with its terms, the merger agreement and merger provided for therein is expected to be adopted by the required vote of Hanover stockholders at the annual meeting.

We will also be voting on directors at the annual meeting. The current directors, who have been nominated to stand for reelection, are identified below and Chelsey has indicated that it will vote for these directors. As such, their election is expected to be adopted by the required vote of our stockholders. It is anticipated that these directors will serve until the consummation of the merger, which is anticipated to occur promptly following the annual meeting. Under the merger agreement, after the merger is consummated, the MergerCo directors will become the Hanover directors.

Voting on Other Matters

You may also be asked to consider other matters that may properly come before the annual meeting and any postponements or adjournments thereof. It is not anticipated that any other matters will be brought before the annual meeting. If other matters should properly come before the annual meeting, however, the holders of proxies solicited hereby will have the authority to vote on any new matters in their discretion, unless you withhold such authority.

Additional Voting Information

Proxies that are returned and reflect abstentions from voting are counted as present and entitled to vote for purposes of determining whether a quorum exists at the annual meeting. Proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the merger agreement.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion with respect to the approval of non-routine matters like approving the merger agreement. A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. The broker generally may vote your shares in its discretion for the election of directors; however, broker non-votes will have the same effect as votes against approval of the merger agreement.

If the annual meeting is adjourned for any purpose, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting, except for any proxies which have been revoked or withdrawn, even though they may have been voted on the same or any other matter at a previous meeting.

If the merger is consummated and there is any litigation challenging the merger, Hanover intends to assert that any stockholder who voted in favor of the merger is legally and equitably barred from participating in any recovery that might be sought in such litigation.

Appraisal Rights

Stockholders of Hanover who do not wish to accept the Merger Consideration may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $0.25 per share Merger Consideration. This right of appraisal is subject to a number of restrictions and technical requirements. In order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the annual meeting;
•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and
•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights, unless the proxy is revoked before the annual meeting. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by Delaware law, you will lose your right of appraisal.

Annex C to this Proxy Statement contains the relevant provisions of the DGCL relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF HANOVER COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURES FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF HANOVER COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE INFORMATION ON PAGE 34 OF THIS PROXY STATEMENT UNDER THE HEADINGS “THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES.”

PROPOSAL 1 - THE MERGER AGREEMENT

ON NOVEMBER 27, 2006, HANOVER ENTERED INTO THE MERGER AGREEMENT WITH CHELSEY AND MERGERCO. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY, IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE MERGER AGREEMENT. THE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT, IS INCORPORATED INTO THIS SECTION BY REFERENCE. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY.

THE MERGER

Upon effectiveness of the merger, MergerCo will be merged with and into Hanover, and Hanover will continue as the surviving company. As a result of the merger, Hanover’s common stockholders other than the Chelsey Group and any Dissenting Stockholders will be entitled to receive $0.25 in cash without interest and less applicable withholding taxes for each of share of Hanover common stock outstanding at the time of the merger. Each share of MergerCo common stock will be converted into a share of common stock in Hanover as the surviving corporation with the result that Chelsey will be the sole Hanover shareholder.

As the surviving company after the merger, Hanover will have all the property, rights and powers of both MergerCo and Hanover before the merger, and it will be liable for all of the debts, liabilities and obligations of both MergerCo and Hanover before the merger. After the merger, the separate corporate existence of MergerCo will cease.

MergerCo’s directors will become the Hanover directors after the merger. Hanover’s officers will continue in their respective capacities after the merger.

Hanover’s articles of incorporation will be amended in the merger to the form attached as an exhibit to the merger agreement. MergerCo’s by- laws will become the surviving company’s by-laws immediately after the merger.

TIME OF CLOSING

The merger will close no later than two business days after satisfaction or waiver of the conditions to the merger (the date of the closing is referred to as the “Closing Date”). To complete the merger, Chelsey and Hanover will make certain filings with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

Hanover will appoint a bank as its paying agent to handle the exchange of Hanover’s stock certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail Hanover common stockholders other than the Chelsey Group and Dissenting Stockholders a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to the paying agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, these stockholders you will be entitled to receive $0.25 in cash per share, without interest and less applicable withholding taxes. Until surrendered in this manner, each stock certificate will represent only the right to receive the Merger Consideration.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYING AGENT. A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU SOON AFTER THE MERGER IS COMPLETED.

Any Merger Consideration made available to the paying agent that remains unclaimed by Hanover’s stockholders for six months after the time the merger is completed will be returned to Hanover, as the surviving company after the merger, and any of Hanover’s stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for Merger Consideration.

TRANSFERS OF SHARES

No transfers of shares of Hanover’s Common Stock will be made on Hanover’s share transfer books after the merger is completed.

TREATMENT OF CHELSEY GROUP EQUITY

The Chelsey Group, through its ownership of MergerCo, will own 100% of the Hanover common stock as a result of the merger. When the merger becomes effective, the common stock, Preferred Stock and the Chelsey Warrant held by the Chelsey Group prior to the merger will be cancelled without further consideration.

TREATMENT OF STOCK OPTIONS

When the merger becomes effective, all outstanding vested and unvested options to purchase shares of Hanover common stock that were granted under Hanover’s Stock Option Plans and those granted outside of the plans will be canceled. In exchange, the holders of vested options will receive an amount determined by multiplying (1) the excess, if any, of $0.25 over the exercise price per share of the option by (2) the number of shares subject to the option that have vested as of the effective time of the merger, less any amount required to pay any applicable income or withholding taxes. The holders of unvested options will not receive anything in exchange.

REPRESENTATIONS AND WARRANTIES

In the merger agreement, Hanover made certain representations and warranties to Chelsey and MergerCo including, among others, representations and warranties relating to: its organization, standing and similar corporate matters, its capital structure; its authorization to enter into the merger agreement, the non-contravention of any charter or material agreement as a result of the merger agreement or the merger, required stockholder approval, required governmental approvals, the accuracy of its SEC filings, the absence of certain material undisclosed liabilities, the absence of undisclosed pending or threatened legal or administrative proceedings, its compliance with applicable laws, tax matters, the delivery of the Valuation Report, and the absence of brokers or advisors.

In the merger agreement, Chelsey made certain representations and warranties to Hanover including, among other things: its organization, standing and similar corporate matters, its authorization to enter into the merger agreement; the non-contravention of any charter or material agreement as a result of the merger agreement or the merger, required governmental approvals, the ownership and operation of MergerCo, the availability of the aggregate Merger Consideration, and the absence of brokers or advisors.

The representations and warranties in the merger agreement do not survive the closing of the merger or the termination of the merger agreement.

COVENANTS

Hanover agreed to call a meeting of stockholders to vote on the merger agreement. Both parties agreed to prepare and file a Schedule 13E-3 and a Proxy Statement with the SEC; Hanover agreed to mail it to its stockholders and solicit their approval to the merger agreement. Hanover also agreed that its directors will recommend approval and adoption of the merger agreement and the merger by our stockholders subject to certain rights to change their recommendation. The merger agreement empowers the Board to (i) withdraw, withhold, modify, or change in any manner any approval or recommendation regarding the merger agreement or merger, or (ii) approve and be prepared to enter into or recommend and declare advisable any Superior Proposal if the Board determines in good faith that the failure to take either of the foregoing would be inconsistent with its fiduciary obligations under applicable law. For purposes of the merger agreement, a Superior Proposal is, in general, a third party bona fide written proposal to acquire 50% or more of Hanover's assets or voting power, a tender offer that results in the acquisition of 50% or more of Hanover’s voting power or a merger, reorganization or similar transaction, which (A) is on terms and conditions which the board of directors of Hanover determines in its good faith judgment to be more favorable to holders of our common stock, other than Chelsey and its affiliates, than the merger and (B) is, in the good faith judgment of our board or directors, reasonably capable of being consummated. In considering whether a proposal is reasonably capable of being consummated, the Board would take into account, among other things, whether the proposal makes adequate provision for the senior secured credit facility provided by Wachovia, the junior secured credit facility provided by Chelsey Finance and the Series C Preferred Stock held by Chelsey, such that the consents of Wachovia, Chelsey Finance and Chelsey to such proposal can be obtained.

Hanover has made certain other covenants in the merger agreement including its agreement to use commercially reasonable efforts to operate its business in the ordinary course consistent with prior practices, comply with applicable laws, maintain its business and properties and retain its officers and key employees. Hanover also covenanted not to do any of certain enumerated acts including, among others, agreeing not to make any distributions, issue shares, incur indebtedness outside of the ordinary course, sell property or assets other than merchandise sales and other ordinary course transactions, make capital expenditures outside of the ordinary course, make any acquisitions, investments or a loan or guarantee of or to any person, enter into a joint venture, partnership or similar arrangement, amend the Company’s charter or by-laws, adopt a plan of reorganization or enter into a merger agreement or commit to do any of the foregoing. Hanover also agreed to provide Chelsey with access to its properties, books and records and representatives and other information.

The merger agreement provides that for six years after the date the merger is completed Chelsey will indemnify individuals who were Hanover’s officers and directors and the three members of the Special Committee who were directors prior to their July 18, 2006 resignation, during the time immediately prior to the execution of the merger agreement until immediately prior to the effective time of the merger, against matters occurring before the merger became effective to the extent provided under Hanover’s articles of incorporation and by-laws in effect on the date of the merger agreement. Chelsey has also agreed under the merger agreement that, at its option, it may guarantee the surviving corporation’s indemnification obligations for three years following the completion of the merger, or provide officers’ and directors’ liability insurance for three years after the merger to each person currently covered by Hanover’s officers’ and directors’ liability insurance policy on terms no less favorable than Hanover’s current policy. Chelsey, however, will not be obligated to pay premiums in excess of 200% of the amount Hanover currently pays for its insurance.

The agreement affords Chelsey the opportunity to participate in the defense of any security holder litigation against the Company and/or its directors relating to the merger.

The parties agreed to take further actions necessary to consummate the merger and agreed to provide each other notice of (i) any notices and communications from governmental authorities, (ii) the institution or threat of any investigations, legal, administrative, or other proceedings, (iii) the discovery of circumstances which could lead to a representation or warranty becoming untrue in any material respect or (iv) the failure of a party to comply with a material covenant or agreement.

CONDITIONS

The parties’ obligation to close is subject to certain conditions. Both parties’ representations and warranties must be true and accurate on the Closing Date and both parties must have performed their respective obligations under the merger agreement. In addition both Hanover’s and Chelsey’s obligations to complete the merger are subject to the satisfaction, if legally permissible, or waiver by the Closing Date of the merger of the following conditions (i) obtaining shareholder approval, (ii) the absence of any legal prohibition preventing or materially delaying the completion of the merger or which would impose a material limitation on the ability of Chelsey effectively to exercise full rights of ownership of Hanover or the assets or business of Hanover; and (iii) the consent of Wachovia and Chelsey Finance, Hanover’s secured lenders.

Chelsey’s obligation to complete the merger is subject to the following additional conditions: (i) the absence of an event or an occurrence that would have a Company material adverse affect and (ii) the settlement or resolution of the Shareholder Litigation and any litigation arising in connection with the merger between the execution of the merger agreement and consummation of the merger. Hanover’s obligation to complete the merger is subject to the condition of Chelsey having deposited the aggregate Merger Consideration with the paying agent.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated before the merger is completed, whether before or after approval by Hanover’s stockholders, by either Hanover or Chelsey by mutual consent or if:

•	Hanover’s stockholders do not vote to approve and adopt the merger agreement at the annual meeting;
•	the merger has not been completed by March 31, 2007, unless the date is mutually extended by the parties;
•

any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger or otherwise imposes material limitations on the ability of Chelsey and MergerCo effectively to acquire and hold the business of Hanover; or

•

if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, or relating to the performance of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, or if such breach is not curable by the exercise of reasonable efforts.

However, neither Hanover nor Chelsey may terminate the merger agreement because of a failure of the merger to be completed by March 31, 2007, or because of such a final and non-appealable ruling or order, if primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement.

Hanover may terminate the merger agreement without Chelsey’s consent if:

•

the Board at any time withdraws, withholds, modifies or changes in any manner any approval or recommendation regarding the merger agreement or the transactions contemplated thereby, or approves and is prepared to enter into or recommend and declare advisable any superior proposal to our stockholders, in each case based on a determination that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law; or

•

the Board determines that since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Chelsey material adverse effect.

Chelsey may terminate the merger agreement without our consent if:

•

the Board or any committee of the Board withdraws, modifies or changes in any manner adverse to Chelsey or MergerCo its recommendation with respect to the merger agreement and merger, or recommends another proposal or offer, or resolves to do any of such actions, or takes a neutral position or makes no recommendation with respect an offer not made by Chelsey or MergerCo after the Board had a reasonable time (but not greater than 10 days following receipt of the proposal or offer) to review and make a recommendation regarding such proposal or offer; or

•

since the date of the merger agreement through the closing date, there has been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Hanover material adverse effect.

TERMINATION FEES

There is no termination fee if the merger is not consummated for any reason.

EXPENSES

Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by Hanover’s stockholders, no amendment or waiver can be made that alters the consideration to be received for Hanover common stock or that would adversely affect the rights of Hanover’s stockholders, without their further approval.

APPRAISAL RIGHTS

YOU HAVE A RIGHT TO DISSENT

Under the DGCL, if you do not wish to accept the Merger Consideration of $0.25 per share for your shares of Hanover common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of Hanover common stock held by you, provided that you comply with the provisions of DGCL Section 262.

Holders of record of Hanover common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under DGCL Section 262. A person having a beneficial interest in shares of Hanover common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. The following discussion is a summary of the material provisions of DGCL Section 262. The following summary is qualified in its entirety by the full text of DGCL Section 262 which is reprinted in its entirety in Appendix B attached to this Proxy Statement. All references in DGCL Section 262 and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Hanover common stock as to which appraisal rights are asserted.

Under DGCL Section 262, holders of shares of Hanover common stock who follow the procedures set forth in DGCL Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” (as defined pursuant to DGCL Section 262) of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

WE MUST PROVIDE YOU NOTICE

Under DGCL Section 262, since we are submitting for approval at a meeting of stockholders the proposed merger, we must notify, not less than 20 days prior to the stockholder meeting, each of our stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of DGCL Section 262.

This Proxy Statement constitutes notice to the holders of shares for which appraisal rights are available and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix B. If you wish to exercise your appraisal rights or you wish to preserve your right to do so you should review the following discussion and Appendix B to this Proxy Statement carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

YOU MUST PERFECT APPRAISAL RIGHTS

A holder of shares for which appraisal rights are available wishing to exercise the holder’s appraisal rights (1) must not vote in favor of the merger agreement or consent thereto in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and (2) must deliver to Hanover prior to the vote on the merger agreement at the annual meeting, a written demand for appraisal of the holder’s shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against approving the merger. This demand must reasonably inform Hanover of the identity of the stockholder and of the stockholder’s intent to demand appraisal of his, her or its shares. A holder of appraisal shares wishing to exercise such holder’s appraisal rights must be the record holder of the shares for which appraisal rights are available on the date the written demand for appraisal is made and must continue to hold these shares until the completion of the merger. Accordingly, a holder of shares for which appraisal rights are available who is the record holder of these shares on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to the completion of the merger, will lose any right to appraisal in respect of these shares.

Only a record holder of shares for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as this holder’s name appears on this holder’s stock certificates. If the shares for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity and should identify the record owners, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers.

A record holder that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to these shares for which appraisal rights are available held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is being sought. When no number of shares for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares in such brokerage accounts or other nominee forms. Those who wish to exercise appraisal rights under DGCL Section 262 are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Daniel J. Barsky, Secretary

WE MUST PROVIDE EACH STOCKHOLDER THAT HAS PROPERLY ASSERTED APPRAISAL RIGHTS NOTICE

Within ten days after the completion of the merger, Hanover, as the surviving company, will notify each stockholder that has properly asserted appraisal rights under DGCL Section 262, and that has not voted in favor of the merger agreement, of the date the merger became effective.

PETITION MUST BE FILED IN THE DELAWARE CHANCERY COURT

Within 120 days after the completion of the merger, but not thereafter, Hanover, as the surviving company, or any stockholder who has complied with the statutory requirements of DGCL Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares that are entitled to appraisal rights. If within such 120-day period, no such petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the Merger Consideration, without interest thereon. Neither Hanover nor Chelsey is under any obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in DGCL Section 262.

STOCKHOLDERS MAY REQUEST INFORMATION

Within 120 days after the completion of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Hanover, as the surviving company, a statement setting forth the aggregate number of shares of Hanover common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request therefor has been received by Hanover, or within 10 days after expiration of the period for delivery of demands for appraisal under DGCL Section 262, whichever is later.

Upon the filing with the Delaware Chancery Court of a petition demanding appraisal, service of a copy of such petition shall be made upon Hanover, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all Hanover stockholders who have demanded payment for their Hanover shares and with whom agreements as to the value of their Hanover shares have not been reached by Hanover.

A COURT WILL DETERMINE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS, FAIR VALUE AND ALLOCATION OF EXPENSES

If a petition for an appraisal is filed on a timely basis, the Delaware Chancery Court may order that notice of the time and place fixed for the hearing on the petition be mailed to Hanover and all of the stockholders shown on the Verified List. Such notice shall also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Chancery Court. The costs of these notices are borne by Hanover. If a hearing on the petition is held, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. The Delaware Chancery Court may require that Dissenting Stockholders submit to the Register in Chancery their stock certificates which had represented Hanover shares for notation thereon of the pendency of the appraisal proceedings, and the Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request. The Hanover shares will be appraised by the Delaware Chancery Court at their “fair value”, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In any appraisal proceeding that might be commenced, Hanover intends to argue, among other things, that the ‘fair value’ of the common stock was $0.00 as of the date of the merger and that any stockholder who has perfected appraisal rights should receive no consideration whatsoever.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF HANOVER COMMON STOCK AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF HANOVER COMMON STOCK AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL. The determination of the “fair value” of the Hanover shares shall be based upon all factors deemed relevant by the Delaware Chancery Court. Upon application by Hanover or by any Hanover stockholder entitled to participate in the appraisal proceeding, the Delaware Chancery Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the Hanover stockholders entitled to an appraisal. Any Hanover stockholder whose name appears on the Verified List and who has submitted his, her, or its certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he, she, or it is not entitled to appraisal rights.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose appraisal shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

The Delaware Chancery Court shall direct the payment of the fair value of the Hanover shares entitled to appraisal, together with interest, if any, by Hanover to the Hanover stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such Hanover stockholder upon the surrender to Hanover of his, her, or its certificates. The Court’s decree may be enforced as other decrees in the Delaware Chancery Court may be enforced.

No appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon terms which the Court deems just.

NO RIGHT TO VOTE APPRAISAL SHARES OR RECEIVE DIVIDENDS OR DISTRIBUTION ON APPRAISAL SHARES

Any holder of shares for which appraisal rights are available that has duly demanded an appraisal in compliance with DGCL Section 262 will not, after the consummation of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of these shares as of a record date prior to the completion of the merger).

FAILURE TO PERFECT APPRAISAL RIGHTS

If any stockholder that properly demands appraisal of his, her or its appraisal shares under DGCL Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in DGCL Section 262, the stockholder’s shares of Hanover common stock will be converted into the right to receive the Merger Consideration of $0.25 per share. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if this stockholder delivers to Hanover a written withdrawal of his, her or its demand for appraisal. An appraisal demand may be withdrawn by a Hanover stockholder within 60 days after the completion of the merger without the approval of Hanover, or thereafter with the approval of Hanover.

Cash received pursuant to the exercise of your appraisal rights will be subject to income tax. We refer you to the information under the heading “Special Factors -- Material United States Federal Income Tax Consequences” on pages 31 and 32 of this Proxy Statement .FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF YOUR RIGHTS. UNDER THESE CIRCUMSTANCES, YOU WILL BE ENTITLED TO RECEIVE THE $0.25 MERGER CONSIDERATION RECEIVABLE WITH RESPECT TO YOUR SHARES OF HANOVER COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT.

The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of DGCL Section 262 and is qualified in its entirety by reference to the text of that provision which is set forth in its entirety in Appendix A hereto. Any Hanover stockholder considering demanding appraisal is advised to consult legal counsel.

PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as described below and as set forth in this proxy statement, during the past two years, none of Chelsey, Chelsey Finance, the Chelsey Plan, DSJI, MergerCo, William Wachtel and Stuart Feldman have been involved in a transaction (i) with Hanover or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Hanover’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year or (ii) with any executive officer, director or affiliate of Hanover that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000:

•

On July 8, 2004, Hanover entered into a Loan and Security Agreement with Chelsey Finance in the amount of $20 million. The Loan and Security Agreement was amended on July 29, 2005, March 28, 2006, August 14, 2006 and November 8, 2006. The Company and Chelsey entered into a March 6, 2007 letter agreement that extended the maturity date until January 2, 2008.

•

On January 10, 2005, Chelsey purchased an aggregate of 3,799,735 shares of Common Stock from Basil Regan, Regan International Fund Ltd. and Regan Partners, L.P, constituting all of the Common Stock held by them.

Except as described below and as described under “Special Factors—Background of the merger,” there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Hanover’s securities, election of Hanover’s directors or sale or other transfer of a material amount of Hanover’s assets (i) between Hanover or any of its affiliates, on the one hand, and Chelsey, Chelsey Finance, the Chelsey Plan, DSJI, MergerCo, William Wachtel and Stuart Feldman, on the other hand, (ii) between any affiliates of Hanover or (iii) between Hanover or any of its affiliates, on the one hand, and any person not affiliated with Hanover who would have a direct interest in such matters, on the other hand:

•

During 2004, the Board of Hanover adopted the 2004 Directors’ Option Plan pursuant to which stock options to purchase shares of common stock may be granted to certain non-employee directors. No options were granted under the 2004 Directors Option Plan.

There is also a 2002 Stock Option Plan for Directors that provides for the grant of options to non-employee directors. Messrs. Wachtel, Feldman and Goodman were each granted 8,500 options under the 2002 Stock Option Plan for Directors. The exercise price of all of these options is in excess of the Merger Consideration.

Except as described below, there is no agreement, arrangement or understanding and any actual or potential conflict of interest between Hanover, on one hand, and Hanover and its executive officers and directors, on the other hand:

•

Hanover retained the law firm of Wachtel & Masyr LLP to handle the appeal of the Kaul litigation. Mr. Wachtel, the Hanover’s Chairman and the Manager of Chelsey, has been a managing partner of Wachtel & Masyr, LLP, and its predecessor (Gold & Wachtel, LLP), since its founding in August 1984. Wachtel & Masyr agreed to handle the appeal for a $150,000 fixed fee, of which half was incurred and paid in 2004 and the balance was incurred and paid in 2005.

During the first half of 2006, Hanover retained the law firm of Wachtel & Masyr LLP to provide advice on state tax related issues for a $50,000 fixed fee which was paid in 2006.

Except as described below, there are no agreements between Hanover and any other person involving Hanover’s securities.

•

Hanover’s CEO, Wayne Garten was granted options to acquire 200,000 shares of common stock when he was employed by Hanover. The exercise price of Mr. Garten’s options is greater than the Merger Consideration. See, “Executive Compensation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected financial data for each of the fiscal years indicated:

	2006	2005	2004	2003	2002

	(In thousands of dollars, except per share data )
Income Statement Data:
Net revenues	$ 415,682	$ 407,442	$ 360,526	$ 370,096	$ 407,920
Special charges	--	(69)	1,684	215	3,678
Income (loss) from operations	3,588	17,136	7,313	(143)	(4,866)
Gain on sale of Improvements	--	--	--	1,911	570
Income (loss) before interest and income taxes	3,588	17,136	7,313	1,768	(4,296)
Interest expense, net	9,780	8,146	5,105	11,715	5,072
Provision for income taxes	17	29	174	11,328	3,791
Net income (loss) from continuing operations	(6,209)	8,961	2,034	(21,275)	(13,159)
Gain from discontinued operations of Gump’s	--	2,996	2,967	1,215	2,250
Net income (loss) and comprehensive income (loss)	(6,209)	11,957	5,001	(20,060)	(10,909)
Preferred stock dividends and accretion	--	--	--	7,922	15,556
Earnings Applicable to Preferred Stock	--	294	124	--	--
Net income (loss) applicable to common stockholders	$ (6,209)	$ 11,663	$ 4,877	$ (27,982)	$ (26,465)

Net Income (Loss) Per Common Share:
From continuing operations – basic	$ (0.28)	$ 0.39	$ 0.09	$ (2.02)	$ (2.07)
From continuing operations – diluted	$ (0.28)	$ 0.27	$ 0.07	$ (2.02)	$ (2.07)
From discontinued operations – basic	$ 0.00	$ 0.13	$ 0.13	$ 0.08	$ 0.16
From discontinued operations – diluted	$ 0.00	$ 0.09	$ 0.11	$ 0.08	$ 0.16
Net income (loss) – basic	$ (0.28)	$ 0.52	$ 0.22	$ (1.94)	$ (1.91)
Net income (loss) - diluted	$ (0.28)	$ 0.36	$ 0.18	$ (1.94)	$ (1.91)

Weighted Average Number of Shares
Outstanding (in thousands):
Basic	22,426	22,426	22,220	14,439	13,828
Diluted	22,426	32,588	27,015	14,439	13,828

	2006	2005	2004	2003	2002

	(In thousands of dollars)
Balance Sheet Data (End of Period):
Working capital (deficit)	$ 22,555	$ 26,007	$ 10,622	$ (10,399)	$ (6,200)
Total assets	120,744	122,177	130,499	116,547	145,274
Total debt, excluding Preferred Stock	28,525	22,648	27,886	22,510	25,129
Series B Participating Preferred Stock	--	--	--	--	92,379
Series C Participating Preferred Stock	72,689	72,689	72,689	72,689	--
Shareholders’ deficiency	(31,694)	(25,548)	(37,652)	(56,339)	(63,011)

Other Data:
Book value per diluted share (a)	(1.41)	(1.14)	(1.69)	(3.90)	(4.56)
Ratio of earnings to fixed charges	0.38	2.07	1.42	0.17	(0.73)

(a) Book value per diluted share excludes incremental weighted-average shares related to employee stock options and common stock warrants due to their anti-dilutive effect.

There were no cash dividends declared on the Common Stock in any of the periods presented.

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 30, 2006 and December 31, 2005

	December 30, 2006	December 31, 2005
	(In thousands of dollars,
	Except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 87	$ 275
Accounts receivable, net of allowance for doubtful accounts of $937 in 2006 and $916 in 2005	11,876	16,518
Inventories	52,765	51,356
Prepaid catalog costs	17,456	17,567
Other current assets	3,449	2,744
Total Current Assets	85,633	88,460
PROPERTY AND EQUIPMENT, AT COST:
Land	4,418	4,378
Buildings and building improvements	18,224	18,194
Leasehold improvements	1,433	1,115
Furniture, fixtures and equipment	54,607	51,532
Construction in progress	524	--
	79,206	75,219
Accumulated depreciation and amortization	(57,139)	(55,030)
Property and equipment, net	22,067	20,189
Goodwill	8,649	8,649
Deferred tax asset	3,663	2,890
Other non-current assets	732	1,989
Total Assets	$ 120,744	$ 122,177
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Short-term debt and capital lease obligations (including $16,335 to a related party as of December 30, 2006, see note 7)	$ 11,946	$ 10,105
Accounts payable	26,040	27,043
Accrued liabilities	12,860	12,341
Customer prepayments and credits	8,569	10,074
Deferred tax liability	3,663	2,890
Total Current Liabilities	63,078	62,453
NON-CURRENT LIABILITIES:
Long-term debt (including $16,335 as of December 30, 2006 and $11,545 to a related party as of December 31, 2005, see note 7)	16,579	12,543
Series C Participating Preferred Stock, authorized, issued and outstanding 564,819 shares at December 30, 2006 and December 31, 2005; liquidation preference was $60,541 at December 30, 2006 and $56,482 at December 31, 2005	72,689	72,689
Other	92	40
Total Non-current Liabilities	89,360	85,272
Total Liabilities	152,438	147,725
SHAREHOLDERS’ DEFICIENCY:
Common Stock, $0.01 par value, authorized 50,000,000 shares; 22,426,296 shares issued and outstanding at December 30, 2006 and December 31, 2005	225	225
Capital in excess of par value	460,954	460,891
Accumulated deficit	(492,873)	(486,664)
Total Shareholders’ Deficiency	(31,694)	(25,548)
Total Liabilities and Shareholders’ Deficiency	$ 120,744	$ 122,177

See notes to Consolidated Financial Statements.

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the Years Ended December 30, 2006, December 31, 2005 and December 25, 2004

	2006	2005	2004
	(In thousands of dollars, except
	per share amounts)
NET REVENUES	$ 415,682	$ 407,442	$ 360,526

OPERATING COSTS AND EXPENSES:
Cost of sales and operating expenses	261,281	252,991	216,940
Special charges	--	(69)	1,684
Selling expenses	112,338	101,956	90,903
General and administrative expenses	36,074	32,562	40,374
Depreciation and amortization	2,401	2,866	3,312
	412,094	390,306	353,213

INCOME BEFORE INTEREST AND INCOME TAXES	3,588	17,136	7,313
Interest expense, net (including interest expense to a related party; see note 7)	9,780	8,146	5,105

INCOME (LOSS) BEFORE INCOME TAXES	(6,192)	8,990	2,208

Provision for Federal income taxes	6	21	146
Provision for state income taxes	11	8	28
Provision for income taxes	17	29	174

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,209)	8,961	2,034
Gain from discontinued operations of Gump’s, net of $22 of income tax benefit, including a gain on disposal of $3,576 at December 31, 2005	--	2,996	2,967

NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(6,209)	11,957	5,001
Earnings Applicable to Preferred Stock	--	294	124

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (6,209)	$ 11,663	$ 4,877
NET INCOME (LOSS) PER COMMON SHARE:
From continuing operations – basic	$ (0.28)	$ 0.39	$ 0.09
From continuing operations – diluted	$ (0.28)	$ 0.27	$ 0.07
From discontinued operations – basic	$ --	$ 0.13	$ 0.13
From discontinued operations – diluted	$ --	$ 0.09	$ 0.11
Net income (loss) per common share – basic	$ (0.28)	$ 0.52	$ 0.22
Net income (loss) per common share - diluted	$ (0.28)	$ 0.36	$ 0.18

Weighted average common shares outstanding – basic (thousands)	22,426	22,426	22,220
Weighted average common shares outstanding – diluted (thousands)	22,426	32,588	27,015

See notes to Consolidated Financial Statements.

HANOVER DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 30, 2006, December 31, 2005 and December 25, 2004

	2006	2005	2004
	(In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (6,209)	$ 11,957	$ 5,001
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization, including deferred fees	3,143	3,685	4,538
Provision for doubtful accounts	522	518	609
Special charges (income)	—	(69)	1,536
Gain on disposal of Gump’s	—	(3,576)	—
Gain on the sale of property and equipment	(2)	(97)	(11)
Compensation expense related to stock options	63	147	184
Accretion of debt discount	4,790	3,386	1,098
Changes in assets and liabilities: Accounts receivable	4,120	(1,292)	(4,093)
Inventories	(1,409)	(4,197)	(10,341)
Prepaid catalog costs	111	(2,806)	(3,159)
Accounts payable	(1,003)	(1)	(13,198)
Accrued liabilities	519	(6,832)	1,911
Customer prepayments and credits	(1,505)	(1,409)	553
Other, net	(138)	1,612	(1,893)
Net cash provided (used) by operating activities	3,002	1,026	(17,265)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(3,944)	(1,664)	(840)
Proceeds from disposal of Gump’s	—	8,921	—
Proceeds from sale of property and equipment	2	106	14
Net cash provided (used) by investing activities	(3,942)	7,363	(826)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under Wachovia revolving loan facility	2,818	(6,342)	5,411
Payments under Wachovia Tranche A term loan facility	(1,991)	(1,991)	(1,493)
Payments under Wachovia Tranche B term loan facility	—	—	(6,011)
Borrowings under the Chelsey Facility	—	—	7,061
Issuance of Common Stock Warrant to related party	—	—	12,939
Payments of capital lease obligations	(75)	(291)	(690)
Payments of debt issuance costs	—	—	(1,045)
Payment of debt issuance costs to related party	—	—	(200)
Refund of estimated Richemont tax obligation on Series B Participating Preferred Stock accretion	—	—	347
Net cash provided (used) by financing activities	752	(8,624)	16,319
Net decrease in cash and cash equivalents	(188)	(235)	(1,772)
Cash and cash equivalents at the beginning of the year	275	510	2,282
Cash and cash equivalents at the end of the year	$ 87	$ 275	$ 510

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$ 4,162	$ 4,256	$ 3,340
Income taxes	$ 5	$ 314	$ 9
Non-cash investing and financing activities:
Issuance of Common Stock to related party as payment of waiver fee	$ —	$ —	$ 563
Tandem share expirations	$ —	$ —	$ 350
Retirement of Treasury Stock	$ —	$ —	$ 3,346
Acquisitions of property and equipment by capital leases and vehicle loans	$ 335	$ —	$ —

See notes to Consolidated Financial Statements.

PRO FORMA FINANCIAL INFORMATION

We have not provided any pro forma financial information giving effect to the proposed merger in this Proxy Statement. We do not believe that this information is material to you in evaluating the proposed merger since:

•	the proposed Merger Consideration is all cash;
•	if the proposed merger is completed, Hanover’s Common Stock will cease to be publicly traded; and
•	you will not retain or receive a continuing interest in Hanover’s business after the merger.

FINANCIAL PROJECTIONS

We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to Agio in connection with the preparation of the Valuation Analysis. The projections set forth below are included in this Proxy Statement solely because this information was provided to Agio. We refer you to the information under the heading “Special Factors -- Background of the Merger” and “Special Factors – Valuation of Goldsmith, Agio, Helms & Lynner for the Board” for more information about the valuation analysis performed by Agio.

THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED BY HANOVER WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, HANOVER’S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY HANOVER’S MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND HANOVER’S CONTROL. IN THE VIEW OF HANOVER’S MANAGEMENT, HOWEVER, THIS INFORMATION WAS PREPARED ON A REASONABLE BASIS AND REFLECTS THE BEST ESTIMATES AND JUDGMENTS AVAILABLE AS OF THE DATES ON WHICH THEY WERE PREPARED IN MID OCTOBER 2006 AND PRESENTS, TO THE BEST OF HANOVER’S MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF HANOVER. THE FOLLOWING PROJECTIONS AND INFORMATION ARE NOT FACTS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. IN ADDITION, WE REFER YOU TO THE INFORMATION ON PAGE 13 OF THIS PROXY STATEMENT UNDER THE HEADING “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.”

THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT HANOVER OR ANY OF ITS RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, WE CAUTION AGAINST UNDUE RELIANCE ON SUCH INFORMATION. WE DO NOT INTEND TO UPDATE OR REVISE SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, UNLESS REQUIRED BY LAW.

The tables on the following pages summarize the projections that were provided to Agio:

Hanover Direct, Inc.

Discounted Cash Flow Analysis - Projected Income Statement and Margin Analysis

(dollars in millions)

	Historical
Income Statement	2001	2002	2003	2004	2005

Revenues	$532.165	$456.990	$370.096	$360.526	$407.442
% growth	-11.7%	-14.1%	-19.0%	-2.6%	13.0%

Cost of goods sold	339.556	290.383	233.552	216.940	252.991
Gross profit	192.609	166.607	136.544	143.586	154.451

Operating expenses	216.574	168.818	136.687	136.273	137.315
Reported EBIT	(23.965)	(2.211)	(0.143)	7.313	17.136

Depreciation and amortization	9.271	6.982	5.234	3.496	3.013
Reported EBITDA	(14.694)	4.771	5.091	10.809	20.149

Adjustments
Operating expense	11.277	4.398	3.506	5.840	(1.238)
Adjusted EBIT	(12.688)	2.187	3.363	13.153	15.898

Cash flow	-	-	-	-	-
Adjusted EBITDA	(3.417)	9.169	8.597	16.649	18.911

Income tax provision @ 40%	(5.075)	0.875	1.345	5.261	6.359

NOPAT	$(7.613)	$ 1.312	$ 2.018	$ 7.892	$ 9.539

Cash Flow Statement

Sources of cash
NOPAT	$(7.613)	$ 1.312	$ 2.018	$ 7.892	$ 9.539
Depreciation and amortization	9.271	6.982	5.234	3.496	3.013
Total sources of cash	1.658	8.294	7.252	11.388	12.552

Uses of cash
Capital expenditures	1.627	0.639	1.895	0.840	1.664
Incremental working capital obligations	22.976	(10.520)	(11.669)	26.015	9.035
Total uses of cash	24.603	(9.881)	(9.774)	26.855	10.699
Free cash flow	$(22.945)	$ 18.175	$ 17.026	$(15.467)	$ 1.853

Margin Analysis

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	63.8%	63.5%	63.1%	60.2%	62.1%
Gross profit	36.2%	36.5%	36.9%	39.8%	37.9%

Operating expenses	40.7%	36.9%	36.9%	37.8%	33.7%
Reported EBIT	-4.5%	-0.5%	0.0%	2.0%	4.2%

Depreciation and amortization	1.7%	1.5%	1.4%	1.0%	0.7%
Reported EBITDA	-2.8%	1.0%	1.4%	3.0%	4.9%

Adjustments
Operating expense	2.1%	1.0%	0.9%	1.6%	-0.3%
Adjusted EBIT	-2.4%	0.5%	0.9%	3.6%	3.9%

Cash flow	0.0%	0.0%	0.0%	0.0%	0.0%
Adjusted EBITDA	-0.6%	2.0%	2.3%	4.6%	4.6%

Income tax provision @ 40%	-1.0%	0.2%	0.4%	1.5%	1.6%

NOPAT	-1.4%	0.3%	0.5%	2.2%	2.3%

Hanover Direct, Inc.

Discounted Cash Flow Analysis - Projected Income Statement and Margin Analysis

(dollars in millions

	LTM	Projected
Income Statement	30-Sep-06	2006	2007	2008	2009

Revenues	$423.449	$418.577	$418.753	$434.440	$459.458
% growth	3.9%	2.7%	0.0%	3.7%	5.8%

Cost of goods sold	267.592	260.452	253.009	255.817	268.360
Gross profit	155.857	158.126	165.744	178.624	191.098

Operating expenses	149.889	154.538	164.902	173.824	185.336
Reported EBIT	5.968	3.587	0.842	4.800	5.762

Depreciation and amortization	2.459	2.441	2.536	3.314	3.227
Reported EBITDA	8.427	6.028	3.378	8.114	8.989

Adjustments
Operating expense	1.525	-	-	-	-
Adjusted EBIT	7.493	3.587	0.842	4.800	5.762

Cash flow	-	1.994	3.948	1.804	0.739
Adjusted EBITDA	9.952	8.022	7.326	9.918	9.728

Income tax provision @ 40%	2.997	1.435	0.337	1.920	2.305

NOPAT	$ 4.496	$ 2.152	$ 0.505	$ 2.880	$ 3.457

Cash Flow Statement

Sources of cash
NOPAT	$ 4.496	$ 2.152	$ 0.505	$ 2.880	$ 3.457
Depreciation and amortization	2.459	2.441	2.536	3.314	3.227
Total sources of cash	6.955	4.593	3.041	6.194	6.684

Uses of cash
Capital expenditures	2.735	2.600	7.400	3.000	1.700
Incremental working capital obligations	6.369	(1.175)	(6.353)	0.369	2.062
Total uses of cash	9.104	1.425	1.047	3.369	3.762
Free cash flow	$(2.149)	$ 3.168	$ 1.994	$ 2.825	$ 2.922

Margin Analysis

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	63.2%	62.2%	60.4%	58.9%	58.4%
Gross profit	36.8%	37.8%	39.6%	41.1%	41.6%

Operating expenses	35.4%	36.9%	39.4%	40.0%	40.3%
Reported EBIT	1.4%	0.9%	0.2%	1.1%	1.3%

Depreciation and amortization	0.6%	0.6%	0.6%	0.8%	0.7%
Reported EBITDA	2.0%	1.4%	0.8%	1.9%	2.0%

Adjustments

Operating expense	0.4%	0.0%	0.0%	0.0%	0.0%
Adjusted EBIT	1.8%	0.9%	0.2%	1.1%	1.3%

Cash flow	0.0%	0.5%	0.9%	0.4%	0.2%
Adjusted EBITDA	2.4%	1.9%	1.7%	2.3%	2.1%

Income tax provision @ 40%	0.7%	0.3%	0.1%	0.4%	0.5%

NOPAT	1.1%	0.5%	0.1%	0.7%	0.8%

In preparing the above financial projections we have made certain assumptions about our market, growth rates and other factors that may affect the accuracy of these financial projections. The following sets forth the material assumptions used in Hanover’s preparation of the above projections and other relevant information:

•	Revenue growth of approximately 5% - 6% for our catalogs.
•	Third party fulfillment services and corresponding revenues terminate in 2007 when the current agreements expire.
•

Revenues from the sale of third party membership services will be negatively impacted due to the transition in October 2006 to a new membership provider and the accounting treatment accorded the new program whereby there will be lag in revenue recognition as we will be amortizing the revenue from membership sales over the life of the memberships. For cash flow purposes this lag in revenue recognition was added back to EBITDA in the range of $0.7 million to $3.9 million for the three years to more accurately reflect the timing of Hanover’s cash flows.

•

Gross profit as a percent of revenues is projected to improve in the range of 0.5% to 1.8% for the three years generated primarily by lower merchandise costs through improved sourcing of merchandise, improved productivity in the distribution center partially offset by higher outbound merchandise transportation costs primarily driven by anticipated higher United States Postal Service (“USPS”) rates starting in the Spring 2007.

•

Operating Expenses (which includes both selling expenses and general and administrative expenses) as a percent of revenues are projected to increase by 0.3% to 2.5% for the three years due primarily to higher postage and paper expenses related to catalog mailings, higher internet advertising and higher costs of being compliant with Sarbanes Oxley Section 404 regulations partially offset by lower catalog printing costs.

•

Capital Expenditures are projected to be in the range of $1.7 million to $7.4 million for the three years related primarily to upgrades to our main operating systems and replacement of various equipment at its facilities.

•	For analytical purposes that are consistent with performing its DCF analysis, Agio included an income tax provision in the projected income statement at a 40% effective tax rate.
•	For analytical purposes that are consistent with performing its DCF analysis, Agio excluded interest from net operating profits after taxes (NOPAT).

THE PROJECTIONS SET FORTH ABOVE SHOULD BE READ TOGETHER WITH THE “SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA” INCLUDED IN THIS PROXY STATEMENT. THESE PROJECTIONS SHOULD ALSO BE READ TOGETHER WITH OUR HISTORICAL FINANCIAL STATEMENTS, AND OTHER FINANCIAL INFORMATION, AND THE “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” AS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL PERIOD ENDED DECEMBER 31, 2005 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2006, EACH OF WHICH IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Our common stock was delisted from the AMEX on February 16, 2005. Current trading information about our Common Stock can be obtained from the Pink Sheets under the trading symbol “HNVD.PK.”

The following table shows, for the periods indicated, the high and low per share closing bid prices of our shares of Common Stock (as adjusted for our reverse stock split that occurred on September 22, 2004) as reported on the Pink Sheets commencing February 2, 2005. These prices are inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Fiscal Year 2005:	High	Low
First Quarter (December 26, 2004 to March 26, 2005)[1]	$ 0.90	$ 0.51
Second Quarter (March 27, 2005 to June 25, 2005)	$ 0.99	$ 0.71
Third Quarter (June 26, 2005 to September 24, 2005)	$ 1.45	$ 0.85
Fourth Quarter (September 25, 2005 to December 31, 2005)	$ 1.50	$ 0.95
Fiscal Year 2006:
First Quarter (January 1, 2006 to April 1, 2006)[2]	$ 2.94	$ 1.20
Second Quarter (April 2, 2006 to July 1, 2006)[3]	$ 1.48	$ 1.00
Third Quarter (July 2, 2006 to September 30, 2006)	$ 1.50	$ 0.85
Fourth Quarter (October 1, 2006 to December 30, 2006)[4]	$ 1.20	$ 0.01

On November 17, 2006, the last day for which quotations were available prior to our public announcement of Chelsey’s proposal to acquire all of our outstanding shares of Hanover common stock (other than held by Chelsey and its affiliates), the high, low and closing sales prices per share of our Common Stock as reported on the Pink Sheets was $1.20, $0.85 and $1.20, respectively. On March , 2007, the last day for which quotations were available before the date of this Proxy Statement , the high, low and closing sales prices per share of our Common Stock as reported by the Pink Sheets were $ , $ and $ , respectively. YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR HANOVER COMMON STOCK IN CONNECTION WITH VOTING YOUR SHARES.

On the record date for the annual meeting, there were approximately 550 holders of record of our Common Stock.

We have never paid a cash dividend on our Common Stock. Our Board does not anticipate paying cash dividends in the near term. Our bank line of credit prohibits us from paying dividends without the bank’s consent.

_________________
1	Trading in our Common Stock on the AMEX was halted on November 16, 2004. Price quotes became available on the Pink Sheets commencing February 2, 2005.
2	Chelsey’s initial going private proposal was announced on February 27, 2006. The high and low closing bid prices from January 2, 2006 through February 26, 2006 were $2.94 and $1.44
3	The withdrawal of Chelsey’s initial going private offer was announced on May 26, 2006.
4	The Board’s approval of the merger was announced on November 22, 2006.

TRANSACTIONS IN HANOVER COMMON STOCK

Since December 1, 2004, Chelsey has made one purchase of Hanover common stock. On January 10, 2005, Chelsey purchased an aggregate of 3,799,735 shares of Common Stock from Basil Regan, Regan International Fund Ltd. and Regan Partners, L.P, constituting all of the Hanover common stock held by them, paying $1.00 per share. During the first fiscal quarter of 2005 (December 26, 2004 through March 26, 2005), the high and low price of the Hanover common stock, as quoted on the Pink Sheets ranged from a low of $0.70 to a high of $1.44.

Recent Transactions in Company Common Stock. None of Hanover’s executive officers, directors, members, controlling persons, associates, majority owned subsidiaries or any pension, profit sharing or similar plans have engaged in any transaction with respect to Hanover common stock during the 60 days prior to the date of this proxy statement.

RELATED PARTY TRANSACTIONS

The Company retained the law firm of Wachtel & Masyr LLP to handle the appeal of the Kaul litigation. Mr. Wachtel, the Company’s Chairman and the Manager of Chelsey, is a partner in Wachtel & Masyr. Wachtel & Masyr agreed to handle the appeal for a $150,000 fixed fee, of which half was incurred and paid in 2004 and the balance was incurred and paid in 2005. During the first half of 2006, the Company retained the law firm of Wachtel & Masyr LLP to provide advice on state tax related issues for a $50,000 fixed fee which was paid in 2006.

On July 8, 2004, the Company entered into a Loan and Security Agreement with Chelsey Finance, LLC (the “Chelsey Loan Agreement”) pursuant to which Chelsey Finance provided a $20 million junior secured term loan. The Chelsey Loan Agreement was amended on July 29, 2005, March 28, 2006, August 14, 2006 and November 8, 2006. The Company and Chelsey Finance entered into a March 6, 2007 letter agreement which extended the maturity date until January 2, 2008. The Company paid no fees in connection with the amendments.

On January 10, 2005, Chelsey purchased an aggregate of 3,799,735 shares of Common Stock from Basil Regan, Regan International Fund Ltd. and Regan Partners, L.P, constituting all of the Common Stock held by them.

Effective January 31, 2005, the Company entered into a letter agreement concerning the employment of Daniel J. Barsky as the Company’s Senior Vice President and General Counsel. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

In a letter dated February 23, 2006, the Company received a proposal from Chelsey to acquire the shares of Common Stock that Chelsey did not already own for a cash purchase price of $1.25 per share. On May 25, 2006, the Company was advised that Chelsey had withdrawn its offer. See, Going Private Proposal, above.

Effective March 10, 2005, the Company entered into an employment agreement concerning the employment of John Swatek as the Company’s Senior Vice President, Chief Financial Officer and Treasurer. On May 6, 2006 the Company and Mr. Swatek executed a letter agreement extending the term of the employment agreement on a day by day basis. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

On May 6, 2006 the Company and Mr. Garten, the Company’s President and Chief Executive Officer, executed a letter agreement extending the term of the employment agreement between Mr. Garten and the Company on a day by day basis. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

Effective April 14, 2006, the Company entered into a Separation Agreement and General Release of Claims and a consulting agreement with Michael Contino in connection with his resignation from the Company. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreements.

On January 9, 2006, the Company entered into a letter agreement concerning the employment of Jordan Vargas as the Company’s Senior Vice President, Human Resources. See Employment Contracts, Termination of Employment and Change-in-Control Arrangements, below for a description of the agreement.

The Company paid each of the Special Committee members $40,000 in 2006 for their services to the Special Committee.

Prior to the July 18, 2006 resignation of the three independent directors, historically, either the majority of the independent directors of the Company’s Board, a committee of the Company’s Board consisting of independent directors, or, in certain cases, the stockholders have approved these relationships and transactions and, to the extent that such arrangements are available from nonaffiliated parties, all relationships and transactions are on terms no less favorable to the Company than those available from nonaffiliated parties. With the July 2006 resignation of the three independent directors, there are currently no independent directors.

PROPOSAL 2 - ELECTION OF DIRECTORS

Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, Messrs. Feldman, Garten, Goodman and Wachtel’s terms will continue until the next Annual Meeting. If the merger agreement is adopted by Hanover’s shareholders and the merger is consummated, Hanover’s directors will no longer be directors of the surviving corporation after the consummation of the merger. Hanover’s directors will serve only until the merger is consummated.

Set forth below is a table and biographical information as of a recent date concerning each nominee.

Name	Position With the Company	Age	Director Since
Stuart Feldman	Director	47	2003
Wayne P. Garten	Director, President and Chief Executive Officer	54	2003
Paul Goodman	Director	52	2003
William B. Wachtel	Director and Chairman	52	2003

Stuart Feldman – Stuart Feldman was elected a director of the Company effective November 18, 2003 and is Chairman of the Executive Committee and is the sole member of the Compensation Committee. Mr. Feldman has been a principal of Chelsey Capital, LLC, a private hedge fund for more than the past five years and is the principal beneficiary of Chelsey Capital Profit Sharing Plan, which is the sole member of Chelsey.

Wayne P. Garten - Mr. Garten was elected a director of the Company by Chelsey effective September 29, 2003 and appointed President and Chief Executive Officer of the Company on May 5, 2004. Mr. Garten is a member of the Executive and Nominating Committees. Prior to his appointment, Mr. Garten served as the President of Caswell-Massey Ltd., Inc., a retailer and direct marketer of fragrance and other personal care products, from January 2004. Prior thereto, Mr. Garten was a financial consultant specializing in the direct marketing industry. He was Chief Executive Officer and President of Popular Club, Inc., a direct selling, catalog marketer of apparel and general merchandise products, from 2001 to 2003. From 1997 to 2000, he was Executive Vice President and Chief Financial Officer of Micro Warehouse, Inc., an international catalog reseller of computer products. From 1983 to 1996, Mr. Garten held various financial positions at the Company including serving as its Executive Vice President and Chief Financial Officer from 1989 to 1996. Mr. Garten is a Certified Public Accountant.

Paul S. Goodman - Mr. Goodman was elected a director of the Company by Chelsey on April 12, 2004 and is Chairman of the Corporate Governance Committee. Mr. Goodman is the Chief Executive Officer of Billybey Ferry Company, LLC, a ferry company that provides commuter ferry service between Manhattan and New Jersey and also provides ferry cruise services. Since 2003, Mr. Goodman has been CEO of Chelsey Broadcasting Company, LLC, which owns middle market network-affiliated television stations. Until October 2002, Mr. Goodman had served as a director and corporate counsel of Benedek Broadcasting Corporation from November 1994 and as a director of Benedek Communications Corporation since its formation in 1996. From April 1993 to December 2002, Mr. Goodman was a member of the law firm of Shack Siegel Katz Flaherty & Goodman, P.C. From January 1990 to April 1993, Mr. Goodman was a member of the law firm of Whitman & Ransom.

William B. Wachtel - Mr. Wachtel was elected a director of the Company effective November 18, 2003 and appointed Chairman of the Board on May 5, 2004. He is also Chairman of the Nominating Committee and is a member of the Executive and Corporate Governance Committees. Mr. Wachtel has been a managing partner of Wachtel & Masyr, LLP, and its predecessor (Gold & Wachtel, LLP), since its founding in August 1984. He is the co-founder of the Drum Major Institute, a not-for-profit organization carrying forth the legacy of Dr. Martin Luther King, Jr. Mr. Wachtel is the Manager of Chelsey and Chelsey Finance and the trustee of Chelsey Capital Profit Sharing Plan which is the sole member of Chelsey and Chelsey Finance.

During the last five years, none of our directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors listed above are U.S. citizens and their business number is (201) 863-7300.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Board Independence

Our stock was listed on the AMEX prior to being delisted on February 16, 2005 and we adhered to the corporate governance requirements set forth in the AMEX Company Guide (the “AMEX Guide”). Under the AMEX Guide, a majority of our directors were required to be independent. On June 1, 2004 we elected “controlled company” status as a result of Chelsey becoming our majority common stockholder and, as a controlled company, we were not required to have a majority of independent directors on our Board. Following the delisting of our common stock from the AMEX, we continued to maintain an Audit Committee comprised solely of independent directors until July 18, 2006, when our independent directors resigned. After that date, we have not had independent directors, as that term is defined in the AMEX Guide.

Prior to July 18, 2006 our Board maintained a practice of reviewing the relationship that each director had with us and with other parties, relying on the standards set forth in the AMEX Guide. Under the applicable provisions of the AMEX Guide, only those directors who the Board affirmatively determined had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, were considered to be independent directors. The Board reviewed a number of factors to evaluate the independence of each of its members including its members’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management, Chelsey, other directors and shareholders; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which our board members are directors or executive officers.

Prior to July 18, 2006, our Board determined that it had three independent directors, Messrs. Brown, Masson and Hecht. The other four members were not independent: Mr. Garten was our CEO and Messrs. Feldman, Goodman and Wachtel were all affiliates of Chelsey, our majority shareholder.

Board Meetings and Committees

The Board met seven times during our 2006 fiscal year, twice before July 18th. Each incumbent director attended at least 75% of the aggregate number of our Board meetings and committee meetings on which he served.

While we encourage all Board members to attend the Annual Meeting of Stockholders, there is no formal policy as to their attendance. The Board had seven members when the last Annual Meeting of Stockholders was held on August 12, 2004, five of whom attended the meeting.

The Board maintains five committees: Executive, Audit, Compensation, Corporate Governance and Nominating Committees. (The Transactions Committee was disbanded on November 18, 2005 in accordance with the provisions of its charter.) The following table sets forth the chairman and members of the respective committees. After the resignation of the independent Board members on July 18th, the Board committees other than the Audit Committee were comprised solely of the non-independent directors as set forth below. After July 18th, all of the remaining Board members assumed the duties of the Audit Committee.

	Independent Directors			Non-Independent Directors
Committee	Brown	Masson	Hecht	Feldman	Garten	Goodman	Wachtel
Executive				Chair	X		X
Audit	X	Chair	X
Compensation	Chair		X	X
Corporate Governance	Chair	X				X	X
Nominating		X			X		Chair

As noted above, following our receipt of the Going Private Proposal, the Board formed a Special Committee to evaluate the fairness of the proposal which was comprised solely of the independent directors.

All of the committees other than the Special Committee operate under written charters adopted by the Board and which were included as appendices to the Definitive Proxy Statement filed with the SEC on July 13, 2004. The Special Committee operated under resolutions adopted by the Board at a February 28, 2006 Board meeting.

Nominating Committee. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, evaluates the performance of individual directors and assesses the effectiveness of committees and the Board as a whole, and helps develop and implement our corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. Although it has no formal policy regarding shareholder nominees, the Committee believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics qualify the individual to fulfill the needs of the Board at that time. The Nominating Committee does not have specific minimum qualifications for directors, whether recommended by a stockholder or by the committee. To recommend a prospective nominee for the Nomination Committee’s consideration, shareholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: 1500 Harbor Boulevard, Weehawken, New Jersey 07086.

The Nominating Committee did not meet during 2006.

Audit Committee. During 2005 and through July 18, 2006, Messrs. Robert H. Masson (Chairman), A. David Brown and Donald Hecht were the Audit Committee members, all of whom were independent. Mr. Masson was the Audit Committee Financial Expert as that term is defined in Item 401(h) of Regulation S-K. After the July 18th, all of the remaining Board members assumed the responsibilities of the Audit Committee and continued its policies and procedures. Mr. Garten has the qualifications of an Audit Committee Financial Expert and assumed that capacity.

The Audit Committee was primarily responsible for overseeing the services performed by the Company’s independent auditors and internal audit department, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee had adopted policies and procedures that required the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent auditors. Each year, the Audit Committee approved the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by our accountants during the year. In addition, Audit Committee pre-approval was also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Board adopted the Audit Committee’s pre-approval policy.

The Audit Committee met twice during 2006 prior to July 18, 2006. After July 18th, the full Board met twice with GGK, our independent auditors, and performed the duties of the Audit Committee.

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) was comprised of three members: Messrs. Masson, Brown and Hecht prior to July 18, 2006 when the full Board assumed the committee’s responsibilities after the resignation of its former members. This report has been prepared by the Board in their capacity of having assumed the responsibilities of the Audit Committee and is based in part of Minutes of the meetings and oral reports of the Audit Committee which have been delivered to the Board.

In response to the discovery by new management of certain of the matters leading up to the restatement of the Company’s financial statements for the fiscal years ended December 27, 2003 and December 28, 2002 and the quarterly financial information for fiscal 2003 and the first two quarters of fiscal 2004 (“Restatement”), the Audit Committee launched an independent investigation in November 2004 relating to the Restatement and other accounting-related matters and engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Cutler”) as its independent outside counsel to assist with the investigation. Around the time of the launch of the independent investigation, KPMG, LLP (“KPMG”), then the Company’s independent auditors, informed the Audit Committee that it had identified a material weakness in the Company’s internal controls; KPMG subsequently identified additional material weaknesses.

In March 2005, the Audit Committee concluded its investigation and, with the assistance of Wilmer Cutler, reported its findings to the Board. The Audit Committee formulated a series of recommendations to the Company and the Board concerning improvements in the Company’s internal controls and procedures for financial reporting and developed a Remediation Plan which it adopted in July 2005. The Audit Committee monitored management’s implementation of the Remediation Plan and amended it on one occasion.

On September 22, 2005 KPMG issued a letter that due to the nature of the items causing the restatement adjustments and due to the material weaknesses identified by KPMG, KPMG would need to re-assess the nature and extent of audit procedures it had performed for all periods reported on by KPMG. KPMG later informed the Company that it needed to perform further audit procedures before it could complete its audit. The Audit Committee, after careful consideration, concluded, among other reasons, that it would be in the best interests of the Company and its shareholders that the Company engage new auditors who had no involvement in the prior audits to conduct the review and complete the audit. On October 20, 2005, the Audit Committee dismissed KPMG and on November 1, 2005 appointed Goldstein Golub Kessler LLP (“GGK”) as the Company’s independent auditors.

GGK concluded its audit of the financial statements for the fiscal year ended December 25, 2004 which included the financial statements for the fiscal years ended December 27, 2003 and December 28, 2002 which had been restated, in February 2006. The Audit Committee then reviewed and discussed with management and GGK, the Company’s fiscal year end 2004 audited financial statements. GGK delivered to the Audit Committee the disclosures and letter required by Statement on Auditing Standards No. 61. The committee also received and reviewed the written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with GGK their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements for the fiscal year ended December 25, 2004 be included in the Company’s Annual Report on Form 10-K for the 2004 fiscal year. The Audit Committee also reviewed with GGK and recommended the filing of the quarterly statements on Form 10-Q for the third fiscal quarter of 2004 and the first three fiscal quarters of 2005. With the filing of these reports, the Company became current in its periodic filing requirements with the SEC.

In March 2006, the Audit Committee reviewed and discussed with management and GGK, the Company’s audited financial statements for the fiscal year ended December 31, 2005. GGK delivered to the Audit Committee the disclosures and letter required by Statement on Auditing Standards No. 61. The Audit Committee again received and reviewed the written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with GGK their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

In February 2007, the Board, having assumed the duties of the Audit Committee reviewed and discussed with management and GGK, the Company’s audited financial statements for the fiscal year ended December 30, 2006. GGK delivered to the Board the disclosures and letter required by Statement on Auditing Standards No. 61. The Audit Committee again received and reviewed the written disclosures and the letter from GGK required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with GGK their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the financial statements referred to above be in included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and the Proxy Statement to be mailed to the Company’s stockholders on or about March 12, 2007.

Respectfully Submitted,
The Board functioning
as the Audit Committee (February 2007)
William Wachtel (Chairman)
Stuart Feldman
Wayne Garten
Paul Goodman

Compensation Committee. After July 18th, Mr. Feldman became the sole member of the Compensation Committee. The current Board members determined at that time that it was appropriate for the Board to have Mr. Feldman serve as the sole Compensation Committee member taking into account his intimate familiarity with all of the members of our senior management and their compensation arrangements, his understanding of our staffing needs and the available executive labor pool that we draw from and the compensation needed to attract new executives.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s bonus plan. The Compensation Committee did not formally meet during 2006 but Mr. Feldman conferred with Mr. Garten several times during 2006 on compensation related matters.

Corporate Governance Committee. The duties of the Corporate Governance Committee include: (i) developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director or a member of senior management; (ii) establishing procedures for the committee to exercise oversight of the evaluation of the Board and management including, reporting to the Board following the end of each fiscal year with an assessment of the Board’s and management’s performance of its duties and responsibilities during the preceding fiscal year with the objective of improving the effectiveness of the Board and management; (iii) making recommendations to the Board with respect to potential successors to the Chief Executive Officer and with the participation of the Chief Executive Officer developing and recommending to the Board management succession and career development plans with respect to the Company’s senior management; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company, and reviewing those principles at least once a year; and (v) reviewing and publishing the Company’s code of conduct and ethics as required by applicable securities laws.

The Corporate Governance Committee held no in person meetings in 2006 and took no action by written consent during this period.

Executive Committee. The Executive Committee makes recommendations to the Board and is empowered to act on the Board’s behalf for certain operating matters that require Board approval but when the Board is not in session. The Executive Committee took action by written consent once during 2006.

Special Committee. As noted above, the Board formed the Special Committee on February 28, 2006 to evaluate the fairness of the going private proposal made by Chelsey in February 2006. The Special Committee was effectively disbanded with the resignation of Messrs. Masson, Brown and Hecht on July 18, 2006.

Communications with the Board

We do not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at 1500 Harbor Boulevard, Weehawken, New Jersey 07086, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to our Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to our accounting, internal accounting controls or auditing matters can be found on our website at www.hanoverdirect.com/investor.

Code of Ethics. We adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer and other persons performing similar functions. A copy of the code of ethics has been filed as an exhibit to our 2002 Annual

Report on Form 10-K. We have also adopted a code of conduct that applies to our directors, officers and employees. A copy of the code of conduct was filed as an exhibit to our 2003 Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy supports our overall business strategy of growing our profits and free cash flow while enhancing the overall value of our business. We seek to attract and retain qualified executives by offering competitive salaries while emphasizing recognition of achievement by the individual and the Company and, where appropriate, by department or individual catalogs, through annual cash bonuses. While we had historically sought to align the interests of our executives with those of our stockholders in terms of both risk and reward by encouraging them to hold an ownership stake in the Company, for the past two years we have been constrained in our ability to do so because of the illiquidity of our Common Stock as a result of it being thinly traded after it was delisted from the AMEX and during 2006, the pendency of going private proposals. As a consequence, there are two components of executive compensation: base salary and annual incentive awards which are described below.

Base Salaries

Individual salaries for our executives are generally influenced by several factors: the qualifications and experience of the executive, the executive’s level of responsibility within the organization, pay levels at other multi-channel marketing companies that compete with us for executive talent, individual performance, and performance-related factors that we also use to determine annual incentive awards. We do not use any specific formula in setting our executives’ salaries. We review the base salaries of our executives annually, other than executives under multi-year agreements, generally at the same time that bonuses for the prior year are awarded.

Our CEO, Wayne Garten, entered into an Employment Agreement dated May 5, 2004 which provides for a $600,000 annual salary. Mr. Garten’s salary was established by the Compensation Committee and we did no consult with third party consultants to establish his salary or the other terms of his employment agreement. Mr. Garten’s salary was determined based on a review of the factors noted above, with a focus on the compensation of similarly situated executives in the multi-channel marketing industry and in public companies of similar size, compensation trends in the multi-channel marketing industry, his experience both as an executive officer and as chief executive officer of other companies in our sector and our relative market capitalization, annual revenues and financial position as compared to other multi-channel marketing companies. Mr. Garten’s salary is not subject to annual adjustment.

Our CFO, John Swatek, is employed pursuant to a March 10, 2005 employment agreement that provides for a $270,000 base salary and was determined by Mr. Garten and the Compensation Committee based on the general factors noted above, with special emphasis on the salaries of other CFO’s in public companies of similar size and CFO’s within the multi-channel marketing industry.

Messrs. Barsky and Vargas do not have employment agreements. Mr. Barsky, our General Counsel, was initially paid an annual salary of $265,000 and received a $10,000 increase effective March 2006. Mr. Vargas, our Senior Vice President, Human Resources, is paid an annual salary of $250,000. Their salaries were determined by Mr. Garten and the Compensation Committee and were based on the general factors noted above and assessing the compensation paid to executives performing similar functions at public companies of comparable size and within the multi-channel marketing industry.

Mr. Lipner has been a long term Company employee and his salary has reflected annual adjustments influenced by many factors including our performance and our assessment of Mr. Lipner’s individual performance. He is not employed pursuant to an employment agreement. His current annual salary is $181,020.

Mr. Contino was our Chief Operating Officer before his resignation on April 14, 2006. At that time his annual salary was $387,000 under a October 29, 2002 letter agreement. Mr. Contino’s responsibilities were assigned to Messrs. Garten, Swatek, Barsky and Vargas after his resignation.

Annual Incentive Awards

The other principal component of our executive compensation is our discretionary bonus program. Each of our executives and selected key managers participate in the program and 59 executives and key managers will receive bonuses under the 2006 bonus program which will be paid in 2007. Under this program, discretionary bonuses were determined based on several factors. For corporate executives, the amount of their bonuses was primarily a function of whether we achieve or exceed targeted levels of free cash flow. We define free cash flow as earnings before interest, taxes, depreciation and amortization after bonus accrual (EBITDA) plus the net change in working capital less capital expenditures. For discretionary bonus program participants who work for our catalog groups, the participants have two free cash flow targets: one at the corporate level and one at the catalog level. Awards are also based on an individual’s achievement of his or her own goals, the individual’s overall performance and contribution to the Company and the individual’s responsibility level in the organization. Individual goals are based on goals and suggested by the executive as part of his or her self assessment of performance during the prior year. These goals are then evaluated and refined in discussion between the executive and the CEO and/or the Compensation Committee.

We missed our overall free cash flow targets for 2006 at the corporate level by a wide margin, though two of our catalogs, Silhouettes and Domestications, did meet the free cash flow targets at the catalog level. As a consequence of missing our corporate targets by such a wide margin, the named executive officers were not entitled to bonuses under the objective standards set forth above and Messrs. Garten, Swatek and Barsky received no bonuses with respect to 2006. The Compensation Committee, in the exercise of its discretion, elected to award Mr. Lipner a $10,000 bonus for 2006. Mr. Vargas received a guaranteed bonus of $50,000 for 2006 that was provided for in his offer letter.

Other Perquisites and Benefits

We also provide a benefits package to our executives and other employees typical for a company of our size including medical, dental, life and disability insurance. We also provide matching contribution of one third of the employee’s contribution, limited to a maximum of 6% of compensation, to our 401(k) Plan.

Certain of our named executives including Messrs. Garten, Swatek, Barsky and Vargas, participate in our Exec-u-Care supplemental medical benefits coverage which covers medical expenses not otherwise covered by insurance.

Employment Agreements

In general, we do not enter into employment agreements with our executives or other officers. However, Messrs. Garten and Swatek are the only two executive officers who have employment agreements; the other named executive officers are not. We generally favor hiring executives and other employees as employees at will which affords us greater flexibility and limits our long term exposure. Based on the level, position, experience and market conditions, we may provide an executive with a minimum level of severance in the event the executive’s employment is terminated without cause or the executive terminates his employment for good reasons. The following is a summary of the employment agreements and other agreements pertaining to the named executive officers.

Garten Employment Agreement. On May 6, 2004, Wayne P. Garten became our CEO and President pursuant to the terms of a May 6, 2004 Employment Agreement. Under Mr. Garten’s Employment Agreement, he is paid an annual salary of $600,000 over an initial term that expired on May 6, 2006. The agreement was extended on a day by day basis after the term expired pursuant to a letter agreement between the Company and Mr. Garten. We also granted Mr. Garten options to acquire 200,000 shares of the our common stock, half pursuant to its 2000 Management Stock Option Plan (“2000 Management Option Plan”) and half outside the plan. All of the options have an exercise price of $1.95 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. All of the options are currently vested. Mr. Garten is entitled to participate in the Company’s bonus plan for executives, as established by the Board.

Mr. Garten’s Employment Agreement provides for a lump sum change in control payment equal to 200% of Mr. Garten’s annual salary if a change in control occurs during the term. The Employment Agreement also provides for eighteen months of severance payments if Mr. Garten is not otherwise entitled to change in control benefits and (i) is terminated without cause or terminates his employment for good reason (as both terms are defined in the Employment Agreement) during the term or (ii) his Employment Agreement is not renewed at the end of the term.

Swatek Employment Agreement. On April 4, 2005, John W. Swatek became Senior Vice President, CFO and Treasurer pursuant to a March 15, 2005 Employment Agreement. Under the agreement, Mr. Swatek is paid an annual salary of $270,000 and was granted options to acquire 50,000 shares of the Company’s common stock pursuant to its 2000 Management Stock Option Plan. The options have an exercise price of $0.81 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. One third of the options vested on execution of the agreement another one third vested on April 4, 2006 and the balance will vest on April 4, 2007, subject to earlier vesting in the event of a change in control. The Employment Agreement provided a sign-on bonus of $17,208 and had an initial term expiring on May 6, 2006. The agreement was extended on a day by day basis after the term pursuant to a letter agreement between the Company and Mr. Swatek.

The Employment Agreement provides for a lump sum change in control payment equal to Mr. Swatek’s annual compensation if his employment is terminated during the term following a change in control. The Employment Agreement also provides for one year’s severance if Mr. Swatek is terminated without cause or terminates his employment for good reason (as both terms are defined in the Employment Agreement) during the term and he is not otherwise entitled to change in control benefits. Mr. Swatek will also be entitled to one year of severance payments equal to his annual base salary if his agreement is not renewed at the end of the term.

Barsky Letter Agreement. On January 31, 2005, the Company appointed Daniel J. Barsky as its Senior Vice President and General Counsel. Under a letter agreement with the Company, Mr. Barsky was initially paid an annual salary of $265,000 and was granted options to purchase 50,000 shares of Common Stock. His current salary is $275,000. One third of the options vested on February 17, 2005, another one third vested on February 17, 2006 and the balance vested on February 17, 2007. All of the options have an exercise price of $1.03 per share, the Common Stock’s average closing price for the ten trading days preceding the grant date and the ten trading days after the grant date. Mr. Barsky is entitled to participate in the Company’s bonus plan for executives. The agreement also provides for six months of severance payments if Mr. Barsky is terminated without cause or terminates his employment for good reason. Mr. Barsky was appointed as the Company’s Secretary on March 7, 2005.

Vargas Letter Agreement. On February 13, 2006 the Company appointed Jordan Vargas as its Senior Vice President, Human Resources. Pursuant to a January 9, 2006 letter agreement, Mr. Vargas is paid a $250,000 annual salary with a minimum 2006 bonus of

$50,000. The letter agreement provides for one year severance if Mr. Vargas’ employment is terminated by the Company other than for “cause” or if he terminates his employment for “good reason”, as those as defined in the letter agreement.

Resignations During 2006

Our Chief Operating Officer, Mr. Contino, resigned on April 14, 2006. We paid him 18 months of severance at his then current salary as provided for in an October 29, 2002 letter between the Company and Mr. Contino. We also engaged him to provide consulting services for six months following his resignation at $10,000 per month. As part of this agreement, Mr. Contino agreed not to solicit our third party fulfillment customers or adversely affect our relationship with them while we continue to provide these companies with services.

Nondeductible Compensation

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers, as reported in its proxy statement. While we consider the impact of Code Section 162(m) on our compensation, there was no compensation paid in 2006 to any of our named executives that in the aggregate exceeded the $1 million limit.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	All Other Compensation	Total

Wayne P. Garten (1)	2006	$ 600,000	$ -	$ 11,310 (3)	$ 611,310
President and Chief
Executive Officer

John W. Swatek (1)	2006	$ 270,000	$ -	$ 6,036 (3)	$ 276,036
Senior Vice President,
Chief Financial Officer &
Treasurer

Michael D. Contino (1)	2006	$ 111,635	$ -	$ 376,796(4)	$ 488,431
Executive Vice President &
Chief Operating Officer

Daniel J. Barsky (1)	2006	$ 272,584	$ -	$ 12,424 (3)	$ 285,008
Senior Vice President,
General Counsel &
Secretary

Jordan Vargas (1)	2006	$ 220,192	$ 50,000	$ 861 (3)	$ 271,053
Senior Vice President,
Human Resources

Steven Lipner (1)	2006	$ 181,020	$ 10,000	$ 3,929 (5)	$ 194,949
Vice President
Taxation

(1)

Wayne P. Garten was appointed to the Board on September 30, 2003 and was named President and Chief Executive Officer on May 5, 2004. John W. Swatek was appointed Senior Vice President and Chief Financial Officer on April 4, 2005. Michael D. Contino was appointed as Executive Vice President and Chief Operating Officer and on April 25, 2001 and resigned as Chief Operating Officer on April 14, 2006. Daniel J. Barsky was appointed Senior Vice President, General Counsel and Secretary on January 31, 2005. Jordan Vargas was appointed Senior Vice President, Human Resources on February 13, 2006. Mr. Lipner was appointed Vice President of Taxation in 2000.

(2)	All bonuses with respect to 2006 will be paid in 2007.
(3)	Includes the following: group term life insurance premiums; supplemental medical insurance and matching contributions under the Company’s 401(k) Savings Plan.

(4)

Includes the following: $306,827 of severance and vacation, $60,000 of consulting payments, COBRA continuation insurance premium payments and group term life insurance premiums and matching contributions under the Company’s 401(k) Savings Plan.

(5)	Includes the following: group term life insurance premiums and matching contributions under the Company’s 401(k) Savings Plan.

Grants of Plan-Based Awards

There were no grants or awards of plan-based non-equity or equity incentive plans to the named executive officers during the fiscal year ended December 30, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Wayne P. Garten	100,000	--	$1.95	5/5/2014
	100,000	--	$1.95	5/5/2014
	5,000	--	$2.69	9/29/2013
John W. Swatek	33,333	16,667	$0.81	4/4/2015
Daniel J. Barsky	33,333	16,667	$1.03	2/17/2015

Options Exercised and Stock Vested

There were no options exercised or vesting of stock owned by the named executive officers during the fiscal year ended December 30, 2006.

Pension Benefits

We do not maintain any defined benefit pension plans. The only defined contribution plan we maintain is a 401(k) plan that provides for certain matching contributions.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plans that provide for deferral of compensation that are not tax qualified. The only qualified deferred compensation plan we maintain is a 401(k) plan.

Potential Payments Upon Termination or Change-in-Control.

The potential payments to our named executive officers upon termination or upon a change in control are described above under “Employment Agreements.” The post employment payments being made to Our Chief Operating Officer, Mr. Contino, are described above under “Resignations During 2006.”

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation	Total ($)
A. David Brown	$69,000 (1)	$ - (3)	$10 (4)	$69,010
Donald Hecht	$69,000 (1)	$ - (3)	$10 (4)	$69,010
Robert H. Masson	$69,000 (1)	$ - (3)	$10 (4)	$69,010
Stuart Feldman	$58,000 (2)	$ - (3)	$16 (4)	$58,106
Paul Goodman	$58,000 (2)	$ - (3)	$16 (4)	$58,106
William Wachtel	$58,000 (2)	$ - (3)	$16 (4)	$58,106

(1)

Includes $40,000 in fees paid to the members of the Special Committee and regular quarterly director fees of $14,500. The Special Committee members resigned from the Board of Directors on July 18, 2006.

(2)	Directors fees of $14,500 accrued but not paid to each of Messrs. Feldman, Goodman and Wachtel.
(3)	Each of the Directors waived their right to the automatic grant of options to purchase 3,500 shares of common stock scheduled for August 3, 2006 under the 2002 and/or 2004 Directors’ Option Plans.
(4)	We provide $50,000 of term life insurance for each director.

Compensation Committee Interlocks and Insider Participation

Stuart Feldman, who is the sole Compensation Committee member, is a principal of Chelsey and Chelsey Finance.

Compensation Committee Report

The Compensation Committee, whose members prior to July 18, 2006 were A. David Brown (Chairman), Donald B. Hecht and Stuart Feldman and after July 18, 2006, was Stuart Feldman, has the responsibility, under delegated authority from the Company’s Board, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Company’s Board with respect to these policies. The Board has accepted the Compensation Committee’s recommendations for 2006 compensation.

Mr. Feldman, in his capacity as the sole member of the Compensation Committee has: (i) reviewed and discussed with management the Compensation Discussion and Analysis set forth above and (ii) based on his review and discussions, recommends the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K and in its Proxy Statement.

Respectfully Submitted,
The Compensation Committee (March 2007)
Stuart Feldman

  Executive Officers

The following sets forth certain information regarding executive officers of the Company.

Name	Age	Title and Other Information	Office Held Since
Wayne P. Garten	54	President, Chief Executive Officer and Director. Information concerning Mr. Garten appears above under the section entitled “Directors.”	2004
John W. Swatek	42	Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Swatek was Vice President and Controller of Linens ‘n Things, Inc., a retail chain specializing in home furnishings. Before joining Linens ‘n Things, Inc. in 2001, Mr. Swatek held various positions with Micro Warehouse, Inc., an international catalog reseller of computer products, including serving as its Senior Vice President, Finance from 2000 to 2001. Mr. Swatek is a Certified Public Accountant.	2005
Daniel J. Barsky	51

Senior Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Barsky was an independent legal consultant. Mr. Barsky served as acting General Counsel to Directrix, Inc., a provider of network origination and digital video asset management and distribution services, from 2001 to 2003. From 1999 to 2001, he served as Executive Vice President, General Counsel and Secretary to American Interactive Media, Inc., which developed multi media content. From 1994 to 1999, Mr. Barsky served as Executive Vice President, General Counsel and Secretary to Spice Entertainment Companies, Inc., an operator of pay-per-view television networks.

			2005
Jordan Vargas	55	Senior Vice President, Human Resources since February 2006. Prior to joining the Company, from April 1999 to February 2006, Mr. Vargas served as the Vice President Human Resources at Publisher’s Clearing House, a sweepstakes and direct marketing company. Prior thereto, Mr. Vargas served as the Human Resource Business Partner for PSE&G`s Fossil Generation Business unit from 1996 to 1999.	2006
Steven Lipner	58	Vice President, Taxation since October 2000. Mr. Lipner served as Director of Taxes from February 1984 to October 2000. Mr. Lipner is a Certified Public Accountant.	2000

During the last five years, none of our current executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the executive officers listed above are U.S. citizens and their business number is (201) 863-7300.

INFORMATION REGARDING THE CHELSEY GROUP

Chelsey Capital Profit Sharing Plan (also referred to as the “Chelsey Plan”) is the sole member of Chelsey and Chelsey Finance, LLC, and Mr. William Wachtel, the Chairman of the Board of Hanover, is the trustee of the Chelsey Plan. Mr. Stuart Feldman is a principal beneficiary of the Chelsey Plan.

DSJI, a New York corporation, is the sponsor of the Chelsey Plan. Mr. Feldman is the sole officer and director of DSJI.

Chelsey Finance, LLC, a New York limited liability company, is wholly owned by the Chelsey Plan. Mr. Feldman is a principal of Chelsey Finance, LLC.

Each of these entities has a business address at 110 East 59th Street, New York, New York 10019; their telephone number is 212-909-9500.

Please refer to “Parties Involved in the Proposed Merger” for information regarding Chelsey and MergerCo. Please refer to “Election of Directors” for the business and background of Mr. Wachtel and Mr. Feldman.

During the last five years, none of Chelsey, MergerCo, the Chelsey Plan, Chelsey Finance, LLC, DSJI, or any of their respective executive officers, directors, partners or members, or William Wachtel or Stuart Feldman has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table lists the beneficial owners known by management of at least 5.0% of the Company’s Common Stock or 5.0% of the Company’s Series C Preferred as of February 20, 2007. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as noted below, to the Company’s knowledge, each person named in the table will have sole voting and investment power with respect to all shares of Common Stock and Series C Preferred shown as beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)

Series C	Chelsey Direct, LLC,	564,819 (1)	100.0%
Participating	William B. Wachtel and
Preferred Stock	Stuart Feldman
	c/o Wachtel & Masyr, LLP
	152 West 57th Street
	New York, New York 10019

Common Stock	Chelsey Direct, LLC,	25,654,806 (2)	77.36%
	William B. Wachtel and
	Stuart Feldman
	c/o Wachtel & Masyr, LLP
	152 West 57th Street
	New York, New York 10019

(1) In the case of Common Stock, includes shares of Common Stock issued upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages of Common Stock are computed on the basis of [22,426,296] shares of Common Stock outstanding as of February 20, 2007. Percentages of the Series C Preferred are computed on the basis of 564,819 shares of Series C Preferred outstanding as of February 20, 2007.

(2) According to the Amendment No. 14 to the statement on Schedule 13D filed by Chelsey on March 31, 2006 with the SEC and prior amendments, Chelsey and its related affiliate, Chelsey Finance, is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Mr. Feldman is also the owner of 16,090 shares of Common Stock. Mr. Wachtel, in his capacity as the Manager of Chelsey, has sole voting and dispositive power with respect to 15,364,682 shares of Common Stock and 564,819 shares of Series C Preferred owned by Chelsey, and Mr. Feldman has sole voting and dispositive power with respect to 16,090 shares of Common Stock owned by him. Each of Messrs. Wachtel and Feldman have vested options to purchase 7,334 shares of Common Stock exercisable within 60 days. The shares of Common Stock and Series C Preferred Stock owned by Chelsey and Messrs. Wachtel and Feldman collectively represent approximately

92% of the combined voting power of the Company’s securities (including outstanding options and warrants held by Chelsey).

Management Ownership

The following table lists share ownership of the Company’s Common Stock and Series C Preferred as of February 20, 2007. The information includes beneficial ownership by (i) each of the Company’s directors and executive officers and (ii) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as noted below, to the Company’s knowledge, each person named in the table will have sole voting and investment power with respect to all shares of Common Stock and Series C Preferred shown as beneficially owned by them.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)

William B. Wachtel	Common Stock	25,631,382 (2)	77.29%
	Series C Preferred	564,819 (2)	100.0%
Stuart Feldman	Common Stock	25,647,472 (2)	77.33%
	Series C Preferred	564,819 (2)	100.0%
Paul S. Goodman	Common Stock	7,334 (1)	*
Wayne P. Garten	Common Stock	205,190 (1)(4)	*
John W. Swatek	Common Stock	50,000 (1)	*
Daniel J. Barsky	Common Stock	50,000 (1)	*
Jordan Vargas		--	--
Steven Lipner	Common Stock	7,000 (1)	*
Directors and Executive Officers as a Group (8 persons)	Common Stock	25,974,330 (3)	78.32%
	Series C Preferred	564,819 (4)	100.0%

* Less than one percent

(1)	Represents options to purchase shares of Common Stock exercisable within 60 days.
(2)

According to the Amendment No. 14 to the statement on Schedule 13D filed by Chelsey on March 31, 2006 with the SEC and prior amendments, Chelsey and its related affiliate, Chelsey Finance, is the record holder of 15,364,682 shares of Common Stock, warrants to purchase 10,259,366 shares of Common Stock and 564,819 shares of Series C Preferred. Chelsey Capital Profit Sharing Plan (the “Chelsey Plan”) is the sole member of Chelsey and Mr. Wachtel is the Manager of Chelsey. The sponsor of the Chelsey Plan is DSJ International Resources Ltd. (“DSJI”). Mr. Feldman is the sole officer and director of DSJI and a principal beneficiary of the Chelsey Plan. Mr. Feldman is also the owner of 16,090 shares of Common Stock. Mr. Wachtel, in his capacity as the Manager of Chelsey, has sole voting and dispositive power with respect to 15,364,682 shares of Common Stock and 564,819 shares of Series C Preferred owned by Chelsey, and Mr. Feldman has sole voting and dispositive power with respect to 16,090 shares of Common Stock owned by him. Each of Messrs. Wachtel and Feldman have vested options to purchase 7,334 shares of Common Stock exercisable within 60 days. The shares of Common Stock and Series C Preferred Stock owned by Chelsey and Messrs. Wachtel and Feldman collectively represent approximately 92% of the combined voting power of the Company’s securities (excluding outstanding options and warrants held by Chelsey).

(3)	Includes options to purchase 334,002 shares exercisable within 60 days and warrants to purchase 10,259,366 shares of Common Stock.
(4)	Includes 190 shares owned by Mr. Garten.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2006.

INDEPENDENT ACCOUNTANTS

Current Auditors. The Board, having assumed the responsibilities of the Audit Committee, has appointed Goldstein Golub Kessler LLP (“GGK”), independent auditors, to audit the Company’s consolidated financial statements for fiscal year 2006. GGK served as the Company’s independent auditors for fiscal year 2005. Representatives from GGK will attend the Annual Meeting and have the opportunity to make a statement should they wish to do so. They will also be available to respond to appropriate questions.

Dismissal of Prior Auditors. As reported in a Current Report on Form 8-K filed on October 27, 2005, the Audit Committee dismissed KPMG LLP (“KPMG”) as the Company’s independent auditors before KPMG had completed its audit of the financial statements for the 2004 fiscal year for the reasons described below. The Audit Committee appointed GGK to succeed KPMG on November 2, 2005.

In the second half of 2004, new management discovered errors in the accounting treatment of certain items. The Audit Committee of the Board then determined that the fiscal 2002 and 2003 financial statements and certain quarterly financial statements had to be restated (“Restatement”) and the Company announced that the previously filed statements could no longer be relied upon. As a result, KPMG withdrew its previously issued opinions with respect to these financial statements. Commencing in November of 2004 and prior to KPMG’s dismissal, KPMG informed the Audit Committee that it had identified material weakness in internal controls. Under the guidance of new management, the Company took several steps to enhance its internal controls which were memorialized in a formal Remediation Plan adopted by the Audit Committee on July 12, 2005.

On September 22, 2005, KPMG issued a letter that due to the nature of the items causing the restatement adjustments and due to the material weaknesses identified by KPMG, KPMG would need to re-assess the nature and extent of audit procedures it had performed for all periods reported on by KPMG. In discussions with management, KPMG informed the Company that in order to complete its audits, KPMG expected management to perform certain procedures and reviews relating to fiscal 2003 and 2002, periods that preceded the appointment of current management, and KPMG needed to perform further audit procedures. The additional procedures to be performed by KPMG and those that KPMG had requested management to perform were not completed prior to KPMG’s dismissal.

The Audit Committee, after careful consideration, concluded, among other reasons, that it would be in the best interests of the Company and its shareholders that the Company engage new auditors who had no involvement in the prior audits to conduct the review and complete the audit and dismissed KPMG and appointed GGK.

The audit reports of KPMG on the Company’s financial statements for the 2002 and 2003 fiscal years (prior to those audit reports being withdrawn as discussed above) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the fiscal 2003 and 2002 financial statements includes a paragraph which states that the Company’s balance sheet as of December 28, 2002 has been restated to classify certain debt as current. In connection with the audits of the two fiscal years ended December 27, 2003, and during the course of KPMG’s audit of the fiscal year ended December 25, 2004, and the subsequent interim period through October 20, 2005 (no interim periods have been reviewed by KPMG subsequent to the quarterly period ended June 26, 2004), there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its audit opinion, and (ii) no reportable events of the type described in Item 304(a)(1)(v) (A) through (D) of Regulation S-K, except (a) in connection with its audit of the Company’s financial statements for the year ended December 25, 2004, KPMG identified material weaknesses in internal controls and (b) KPMG reported to the Company that it could not issue its report on the Company’s 2004 fiscal year end financial statements without performing additional audit procedures and without management performing additional procedures which procedures were not completed prior to KPMG’s dismissal.

The Company authorized KPMG to respond fully to the inquiries of the Company’s new independent auditors concerning the subject matter of the material weaknesses identified by KPMG and the additional audit procedures identified in the September 22, 2005 letter issued by KPMG.

During the Company’s two most recent fiscal years or for any subsequent interim periods prior to engaging GGK, neither the Company, nor anyone on the Company’s behalf, had consulted with GGK regarding any of the accounting or auditing issues identified in Item 304(a)(2) of Regulation S-K.

The Company requested that KPMG furnish it with a letter addressed to the Securities & Exchange Commission stating whether it agreed with the disclosure made in the Current Report filed on October 27, 2005. The Company included as an exhibit KPMG’s letter with an amendment to the Current Report on Form 8-K/A which was filed on November 3, 2005.

Audit Fees and Services. The following table shows the fees that GGK billed us for professional services rendered with respect to the fiscal years ended December 30, 2006 and December 31, 2005.

Fee Category	Fiscal Year 2006	% of Total	Fiscal Year 2005	% of Total
Audit Fees(1)	$395,000	83.2%	$395,000	100.0%
Audit-Related Fees(2)	80,000	16.8%	-0-	0%
Tax Fees(3)	-0-	0%	-0-	0%
All Other Fees(3)	-0-	0%	-0-	0%
Total Fees	$475,000	100.0%	$395,000	100.0%

_________

Through September 30, 2005, GGK (the “Firm”) had a continuing relationship with American Express Tax and Business Services Inc. (“TBS”) from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provided non-audit services. Subsequent to September 30, 2005 this relationship ceased and the Firm established a similar relationship with RSM McGladrey, Inc. (“RSM”). The Firm has no full time employees, and, therefore, none of the audit services performed were provided by permanent, full-time employees of the Firm. The Firm manages and supervises the audit and audit staff and is exclusively responsible for the opinion rendered in connection with its examination.

(1)

Audit Fees are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. 100% of these fees for fiscal years 2006 and 2005 were approved by the Board of Directors acting as the Audit Committee pursuant to Paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

(2)

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; auditor attestations that are not required by statute or regulation; and professional services related to the application of financial accounting / reporting standards. 100% of these fees for fiscal years 2006 and 2005 were approved by the Board of Directors acting as the Audit Committee pursuant to Paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

(3)	No Tax Fees or Other Fees were paid during 2006 and 2005.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change a cumulative total stockholder return on Hanover’s common stock for each of Hanover’s last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) Standard and Poor’s 500 Stock Index and (ii) peer group issuers from Hanover’s line of business selected by Hanover in good faith. The graph assumes $100 was invested in each of Hanover’s Common Stock, the S&P 500 and the peer group issuers on December 31, 2000. Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

* Peer group issuers consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media. Peer companies include Blair and Williams-Sonoma. Spiegel was removed from the peer group in 2004 after it was taken private.

FUTURE SHAREHOLDER PROPOSALS

                Hanover does not currently expect to hold an annual meeting of stockholders in 2008 because Hanover will not be a separate public company after the merger is consummated. If the merger is not consummated and such a meeting is held, Hanover shareholders may propose matters to be presented at the 2008 annual meeting of stockholders and nominate persons for election as directors as described below.

                Any proposals by a shareholder of Hanover to be considered for inclusion in the proxy statement and form of proxy relating to an annual meeting in 2008 must be received no later than November 11, 2007. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at 1500 Harbor Boulevard, Weehawken, New Jersey 07086, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to Hanover’s bylaws, notice of a nomination or proposal by a shareholder must be received by the Hanover no later than February 11, 2007, which is 60 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received by the 10th business day following the day on which Hanover mails or publicly discloses the date of the meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC had adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Symbol and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing the same last name and address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold shares directly. You can notify us by sending a written request to Daniel J. Barsky, Esq., Senior Vice President, General Counsel & Secretary, Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07086. If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, Proxy Statement s, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 1-08056. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information regarding the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330.

Hanover, Chelsey, and certain of its affiliates, including William Wachtel as the Manager of Chelsey and Stuart Feldman as the beneficial owner thereof, have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Proxy Statement , except to the extent that this Proxy Statement updates or supersedes the information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 which we have previously filed with the SEC (SEC file no. 0-19516).

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We will provide you, at no charge, a copy of the documents we incorporate by reference in this Proxy Statement upon your request. TO OBTAIN TIMELY DELIVERY, REQUESTS FOR COPIES SHOULD BE MADE NO LATER THAN APRIL5, 2007 (FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING). To request a copy of any or all of these documents, you should write or telephone us at:

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Attention: Investor Relations

Telephone: (201) 863-7300

These documents are also included in our SEC filings that are made electronically through the SEC’s EDGAR system and are available to the public at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained in this Proxy Statement or to which we have referred you to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Barsky

Secretary

March	, 2007